Exhibit 2.1

EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CE HOLDING COMPANY, LLC,

CE HOLDINGS II, LLC

CASELLA WASTE SYSTEMS, INC.

AND

KTI, INC.

DATED AS OF JANUARY 23, 2011

i

ANNEXES

Annex A	—	Additional Defined Terms

EXHIBITS

Exhibit A	—	Commodities Marketing Agreement
Exhibit B	—	IP License Agreement
Exhibit C	—	Assignments of Equity Interests
Exhibit D	—	Transition Services Agreement
Exhibit E	—	Form of Sponsor Guaranty
Exhibit F	—	Non-Competition Agreements of Casella’s Officers
Exhibit G	—	Non-Competition and Nonsolicitation Agreements of Purchaser’s Officers
Exhibit H	—	Hedging Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of January 23, 2011 by and between CE HOLDINGS II, LLC, a Delaware limited liability company (“Purchaser”), CASELLA WASTE SYSTEMS, INC., a Delaware corporation (“Casella”), KTI, INC., a New Jersey corporation (“KTI” and together with Casella, “Sellers”) and CE HOLDING COMPANY, LLC, a Delaware limited liability company (“Parent”), solely for the purposes of Sections 6.8(c) and 6.20.  Each Seller and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, each Seller is the direct owner of the equity interests set forth opposite its name in Section 1.1(a) of the Seller Disclosure Letter (collectively, the “Equity Interests”);

WHEREAS, the Parties desire that, at the Closing (as defined below), each Seller shall assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of the Equity Interests;

WHEREAS, this Agreement and the documents referenced herein contemplate that the Parties may collaborate in future activities;

WHEREAS, Purchaser has had access to, and as a result of the transactions contemplated hereby will employ employees of the Companies and their Subsidiaries and Transferred Employees (as defined below) that possess competitively sensitive, confidential and proprietary information of one or more Seller Competing Businesses (as defined below) in the Franchise Territory (as defined below) and Purchaser acknowledges and agrees that the use of such information by Purchaser would harm one or more Seller Competing Businesses in the Franchise Territory; and

WHEREAS, certain officers of each of Purchaser and Seller have entered into Non-Competition Agreements as of the date hereof with respect to the activities of the other Party, which Non-Competition Agreements shall be effective upon the Closing;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“50/50 Partnership” means, with respect to Purchaser or one of its Subsidiaries, on the one hand, and Casella or one of its Subsidiaries, on the other hand, a partnership relationship, whether conducted through a general or limited partnership, a limited liability company or other

Person, between Purchaser and Casella or their respective Subsidiaries in which each party’s contractual rights and obligations are substantially similar in all respects to those of the other party relating to (i) rights, preferences and privileges with respect to equity ownership, including, but not limited to, voting and/or veto rights, governance, payment of dividends and other distributions, equity transfers or other dispositions, preemptive rights and rights and obligations with respect to the provision of additional capital, and (ii) such other matters as shall be mutually agreed by Casella and Purchaser.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that an Affiliate of any Person shall also include (a) in the case of a corporation, any current or former executive officer or director of such corporation, (b) in the case of a partnership, any general partner of such partnership, (c) in the case of a trust, any trustee or beneficiary of such trust, (d) any spouse, parent, sibling or child of any individual described in clauses (a) through (d) above and (e) any trust for the benefit of any individual described in clauses (a) through (d) above or for the benefit of any spouse, parent, sibling, child or lineal descendant of any individual described in clauses (a) through (d) above.

“Ancillary Agreements” shall mean (a) the Transition Services Agreement, (b) the Commodities Marketing Agreement, (c) the License Agreement, (d) the Hedging Agreement, and (e) the non-competition agreements entered into pursuant to Section 6.8(a) and (c).

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“BMR” shall mean Blue Mountain Recycling, LLC, a limited liability company organized under the Laws of Pennsylvania.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Casella’s National Accounts Program” shall mean that customer program operated by Casella, whereby Casella hires subcontractors to provide local services to Casella’s national accounts operating in more than one location.

“Change of Control” means the occurrence of any of the following:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the voting power of all of the voting securities of Casella;

(b)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Casella and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(c)           Casella consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Casella, in any such event pursuant to a transaction in which any of the outstanding voting securities of Casella is converted into or exchanged for cash, securities or other property, other than any such transaction where such voting securities of Casella outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all voting securities of such surviving or transferee Person or the parent of such surviving or transferee Person (immediately after giving effect to such issuance); or

(d)           the adoption by the stockholders of Casella of a plan or proposal for the liquidation, winding up or dissolution of Casella.

“Claverack Facility” shall mean that certain materials recovery facility in the Town of Ghent, Columbia County, New York.

“Claverack Sale Adjustment” shall mean One Million Seven Hundred Thousand Dollars ($1,700,000).

“Closing Current Assets” shall mean the combined assets of FCR and its Subsidiaries as determined to be current in accordance with GAAP as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, excluding all Tax assets (e.g., income Taxes or state franchise Taxes) other than prepaid Taxes.

“Closing Current Liabilities” shall mean the combined Liabilities of FCR and its Subsidiaries as determined to be current in accordance with GAAP as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, adjusted solely to (x) exclude (i) FCR Indebtedness and (ii) FCR Transaction Expenses and (y) include any Tax liabilities (other than income Tax liabilities).

“Closing Working Capital” shall mean the amount, if any (which may be expressed as a negative number) equal to the Closing Current Assets less the Closing Current Liabilities.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commodities Marketing Agreement” shall mean the commodities marketing agreement to be entered into on the Closing Date between Purchaser and Casella substantially in the form attached hereto as Exhibit A.

“Companies” shall mean FCR and BMR.

“Companies Information Technology” shall mean all Information Technology, wherever located, including all outsourced information technology arrangements and resources, that in each case is owned, controlled, used or held for use by one or more of the Companies or their respective Subsidiaries.

“Companies Intellectual Property” shall mean (a) all Intellectual Property owned, used or held for use by the Companies or their Subsidiaries, and (b) the Sellers’ Transferred IP.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of May 27, 2010, as amended as of June 14, 2010 by and among Casella, Pegasus Capital Advisors, L.P. and Intersection, LLC.

“Confidential Material” shall mean all information (whether written or oral) that is confidential or proprietary to Casella or any of its Subsidiaries or is not otherwise generally available to the public regarding the Companies.  The term “Confidential Material” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by a Seller or its respective Representatives in violation of this Agreement, or (b) becomes available to a Seller or its respective Representatives from a Person other than Purchaser or its Affiliates on a non-confidential basis; provided that any such disclosing Person was not known by a Seller, such Seller’s Affiliates or their respective Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser with respect to such materials.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“EBITDA” shall mean, with respect to a Purchaser Competing Business for any period, earnings before interest, income taxes, depreciation and amortization of such Purchaser Competing Business for such period determined on a consolidated basis in accordance with GAAP.

“Engineered Feedstock” shall mean fuel feedstock (a) comprising at least one component of municipal solid waste and optionally other components, (b) which is a fossil fuel substitution for combustion, and (c) which is used in a biological, thermal or chemical conversion process to produce electricity, heat, gaseous fuels, liquid fuels, and chemicals.  Engineered Feedstock includes uses of source separated organic portions of municipal solid waste when mixed with municipal solid waste and used as described in subsections (b) and (c) of the preceding sentence, but specifically excludes the use of source separated organics if not mixed with municipal solid waste which are then used in a biological, thermal or chemical conversion process.

“Environmental Law” shall mean any Law, Order or other requirement of Law, including common law, relating to the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Substances.

“Estimated Working Capital Adjustment” shall mean the amount, if any (which may be expressed as a negative number) equal to Estimated Closing Working Capital less Target Working Capital.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Expenses” shall mean all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated by this Agreement.

“FCR” shall mean FCR, LLC, a limited liability company organized under the laws of Delaware.

“FCR Capital Expenditures” shall mean the amount by which the capital expenditures incurred by Sellers or their Subsidiaries at the Morris facility in Minehill, New Jersey prior to the Closing in connection with the upgrade of such facility is less than $2.5 million.  In the event that such capital expenditures are less than $2.5 million, such shortfall will be deducted from the Initial Purchase Price and the Final Purchase Price, and if such capital expenditures exceed $2.5 million, such excess amount will be added to the Initial Purchase Price and the Final Purchase Price.

“FCR Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of FCR and its Subsidiaries on a consolidated basis as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, other than Indebtedness with respect to which FCR and/or any of its Subsidiaries is an obligor or guarantor and from which FCR and its Subsidiaries shall be released in full at the Closing.  Section 1.1(c) of the Seller Disclosure Letter includes a line item for each item of Indebtedness expected to be included in FCR Indebtedness on the Closing Date.

“FCR Transaction Expenses” shall mean, to the extent payable by FCR or its Subsidiaries:

(a)           all costs and expenses of FCR and its Subsidiaries incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, as well as any expenses of FCR and its Subsidiaries incurred in connection with any other proposed transaction with other prospective buyers or any alternative transaction, financing or other liquidity event considered by Casella with respect to FCR or any of its Subsidiaries, including in each case, (i) out-of pocket costs, (ii) fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, and (iii) severance payments, bonuses (whether earned or accrued), retention payments, change of control or similar payments and any other payments to directors, officers and employees of FCR and its Subsidiaries (including any employment taxes payable by FCR or its Subsidiaries in connection with such payments), as a result of or in connection with the consummation of the transactions contemplated by this Agreement, in each case which have not been paid in full as of the Closing Date (except to the extent any such payments are payable as a result of the termination of any employee of FCR or one of its Subsidiaries or any Transferred Employee by Purchaser after the Closing); and

(b)           all bonuses (whether earned or accrued) under the Casella cash incentive plan prior to and through the Closing which have not been paid as of the Closing Date (including any employment taxes payable by FCR or its Subsidiaries in connection with such payments), and (ii) all accrued and unpaid vacation, and sick and personal days of employees of FCR and its Subsidiaries (including any employment taxes payable by FCR or its Subsidiaries in connection with such payments).

Casella’s estimate of all FCR Transaction Expenses shall be set forth in the statement to be delivered by Casella under Section 3.1(a), and any such FCR Transaction Expenses to be paid by Purchaser at the Closing, if any, shall be set forth in Section 3.1(c) of the Seller Disclosure Letter.

“Final Purchase Price” shall mean an amount equal to the sum of (a) One Hundred Thirty-Two Million and One Hundred Thousand Dollars ($132,100,000.00), (b) plus the amount of the Working Capital Adjustment (which may be a negative number), if any, (c) minus the FCR Indebtedness (d) minus the FCR Transaction Expenses, (e) minus the Claverack Sale Adjustment and (f) plus or minus the FCR Capital Expenditures, as the case may be.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar Law of any jurisdiction where one or more properties owned or leased by Casella or any of its Subsidiaries are located or where Casella or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Franchise Territory” shall mean the States of [**] and the following counties in the [**].

“GAAP” shall mean generally accepted accounting principles of the United States consistently applied, as in effect from time to time.

“Government Contract” shall mean any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of a Company or any of their respective Subsidiaries with a Governmental Entity, in each case, including all Contracts and work authorizations to supply goods and services to any Governmental Entity.

“Governmental Entity” shall mean any U.S. or non-U.S. federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Hazardous Substance” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, Order or requirement of Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.

“Hedging Agreement” shall mean the hedging agreement to be entered into on the Closing Date between FCR and Casella substantially in the form attached hereto as Exhibit H.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean and include:

(a)           indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money,

(b)           amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured,

(c)           indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument,

(d)           commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit),

(e)           indebtedness secured by a Lien on assets or properties of such Person,

(f)            obligations or commitments to repay deposits or other amounts advanced by and owing to third parties,

(g)           any liability of such Person in respect of banker’s acceptances or drawn letters of credit,

(h)           obligations under any interest rate, currency or other hedging agreement of such Person (other than fiber or other commodity hedge agreements entered into in the ordinary course of business consistent with past practice and that certain hedge agreement by and between FCR and U.S. GreenFiber, LLC, dated June 1, 2007),

(i)            all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases,

(j)            all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and

(k)           direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, or (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto;

provided, that Indebtedness shall not, however, include (w) guaranteed or contingent royalty payments made in connection with purchase or operation of landfills and other types of disposal facilities, (x) accounts payable to trade creditors, (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business, or any amounts described in clause (k) with respect to any such amounts described in clauses (w) — (z).

“Initial Purchase Price” shall mean an amount equal to the sum of (a) One Hundred Thirty-Two Million and One Hundred Thousand Dollars ($132,100,000.00), (b) plus the amount of the Estimated Working Capital Adjustment (which may be a negative number), if any, (c) minus Estimated FCR Indebtedness and (d) minus Estimated FCR Transaction Expenses (e) minus the Claverack Sale Adjustment and (f) plus or minus the Estimated FCR Capital Expenditures, as the case may be.

“Information Technology” shall mean computers, software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, networks, data, databases, websites, and all other information technology equipment, assets, and computer systems, wherever located, including all outsourced information technology arrangements and resources.

“Integrated Solid Waste Company” shall mean any Person whose business consists primarily of waste or resource management through collection, transfer, processing, disposal and/or recycling, or similar activities.

“Intellectual Property” shall mean any of the following in any jurisdiction throughout the world:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and all moral rights or similar rights of authors; (d) mask works and registrations and applications for registration thereof; (e) computer software, including all source code, object code, data, databases and related documentation; (f) Trade Secrets; (g) any other intellectual property or industrial property recognized by applicable Law; and (h) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“License Agreement” shall mean the patent license agreement to be entered into on the Closing Date between Purchaser and Casella substantially in the form attached hereto as Exhibit B.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, restrictive covenants, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Loss” or “Losses” shall mean, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that (a) is materially adverse to the business, assets, prospects, financial condition or results of operations of the Companies, taken as a whole, or (b) has or would reasonably be expected to have a material adverse effect on (or materially impairs) the ability of Sellers to perform their respective obligations under this Agreement or enter into and perform their respective obligations under any of the Ancillary Agreements; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a Material Adverse Effect:

(A)          changes in the United States or world financial markets as a whole;

(B)           changes in general economic conditions that affect the industries in which the Companies and their Subsidiaries operate;

(C)           general changes in the principal industries in which the Companies and their Subsidiaries operate;

(D)          changes in applicable Law (other than, with respect to each of clauses (A), (B), (C) and (D), changes that disproportionately impact the Companies and their respective Subsidiaries relative to other companies in the industries in which the Companies and their respective Subsidiaries operate); or

(E)           changes in GAAP.

“Occurrence” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of any Company or its Subsidiaries, in each case, which results or is alleged to have resulted in injury or death to any

Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Order” shall mean any judgment, order, injunction, decree or writ of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean with respect to the Companies and their respective Subsidiaries, any taxable year or period beginning on or before and ending after the Closing Date.

“Permits” shall mean material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities.

“Permitted Liens” shall mean (a) Liens consisting of easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially impair the current use of, such property by the Companies and their respective Subsidiaries, as the case might be, (b) Liens for Taxes not yet due and payable that may thereafter be paid without penalty, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due or in dispute, (d) leases, subleases and similar agreements set forth in Section 1.1(f) of the Seller Disclosure Letter, (e) other imperfections of title or encumbrance, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or personal property of the Companies or any of their respective Subsidiaries to which they relate as currently used or operated and (f) any Liens under the Seller Loan Documents which will be removed as of the Closing.  Except as described in clause (f) of the preceding sentence, Permitted Liens shall not include any security interests filed or held against any Companies Intellectual Property.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Personal Property” shall mean tangible and intangible personal property including plant, machinery, equipment, tools, supplies, furniture, vehicles and other fixed assets.

“Post-Closing Period” shall mean all taxable years or other taxable periods beginning after the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period beginning after the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Recall” shall mean a product recall, rework or post sale warning or similar action.

“Recyclable Materials” shall mean recyclable materials for sale or reuse that include glass (flint, green, amber or mixed glass), plastics (including food and beverage containers with the Society of the Plastics Industry symbols #1 through #7), mixed rigid plastics, aseptic containers, aluminum food and beverage containers, aluminum foil, ferrous containers, newspapers, corrugated containers, brown waste and paper (including paper fibers generated from office buildings, printer shops and light manufacturers and mixed office paper, white ledger, colored ledger, ground wood, printers waste and any other paper that FCR or one of its Subsidiaries processes).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Seller Credit Agreement” shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated July 9, 2009, by and among Casella, certain of its Subsidiaries and Bank of America, N.A., as amended.

“Seller Indentures” shall mean (i) that certain Indenture, dated July 9, 2009, by and among Casella, certain of its Subsidiaries and Wilmington Trust Company governing Casella’s 11% Senior Secured Notes due 2014, as amended, (ii) that certain Indenture, dated January 24, 2003, by and among Casella, certain of its Subsidiaries and U.S. Bank National Association governing Casella’s 9.75% Senior Subordinated Notes due 2013, as amended and (iii) any additional indentures to be entered into by Casella and certain of its Subsidiaries after the date hereof.

“Seller IP Agreement” shall mean that certain Intellectual Property Security Agreement, dated July 9, 2009, by and among Casella, certain of its Subsidiaries and Bank of America, N.A., as amended.

“Seller Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated July 9, 2009, by and among Casella, certain of its Subsidiaries, Bank of America, N.A. and Wilmington Trust Company, as amended.

“Seller Loan Documents” shall mean, collectively, the Seller Indentures and related security documents referenced therein, the Seller Security Agreement, the Seller Credit Agreement, the Seller Pledge Agreement, the Seller IP Agreement, and the Seller Intercreditor Agreement, in each case, as may be amended from time to time.

“Seller Pledge Agreement” shall mean that certain Second Amended and Restated Pledge Agreement, dated July 9, 2009, by and among Casella, certain of its Subsidiaries and Bank of America, N.A., as amended.

“Seller Security Agreement” shall mean that certain Second Amended and Restated Second Lien Security Agreement, dated July 9, 2009, by and among Casella, certain of its Subsidiaries and Bank of America, N.A., as amended.

“Sellers’ Transferred IP” shall mean (a) all Intellectual Property owned by Sellers or their Subsidiaries solely relating to Engineered Feedstock, including certain Intellectual Property listed on Section 4.15(b) of the Seller Disclosure Letter and all Intellectual Property possessed by the Business Employees that relates solely to Engineered Feedstock, and (b) all other Intellectual Property listed on Section 4.15(b) of the Seller Disclosure Letter.

“Solvent” shall mean as to any Person, such Person (i) owns property (whether real, personal or mixed, or tangible or intangible) whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital” shall mean Zero Dollars ($0.00).

“Tax Return” or “Tax Returns” means any return, amended return, declaration, disclosure, election, estimate, form, report and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.  Taxes of the Companies and their Subsidiaries and/or with respect to the Companies and/or their Subsidiaries shall include any Taxes relating to the income, assets or operations of the Companies and/or their Subsidiaries.

“Trade Secrets” shall mean trade secrets and other confidential information, including ideas, formulas, schematics, algorithms, methods, procedures, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans, personally identifiable information, and customer and supplier lists and information.

“United States” and “U.S.” shall mean the United States of America.

“USGF” shall mean U.S. Fiber, LLC and each of its Subsidiaries.

“Working Capital Adjustment” shall mean any amount (which may be expressed as a negative number) equal to the amount of the Closing Working Capital less the Target Working Capital.

Section 1.2  Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

Section 1.3  Construction.  In this Agreement, unless the context otherwise requires:

(a)           references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided, that the sender complies with the provisions of Section 11.3 hereof);

(b)           the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on line “virtual data room” established by Casella);

(c)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)           references to Articles, Sections, Annexes, Sections of the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Seller Disclosure Letter and the Purchaser Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)           whenever this Agreement refers to a number of days, that number shall mean calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)           this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)           “include”, “includes”, and “including” are deemed to be followed by “without limitation” or “but not limited to” whether or not they are in fact followed by such words or words of similar import; and

(i)            references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States.

Section 1.4  Annexes, Exhibits and the Disclosure Letters.  The Annexes, Exhibits, the Seller Disclosure Letter and the Purchaser Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.5  Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers” or “Knowledge of Purchaser” or words of similar import, it shall mean (a) with respect to Sellers, (i) the actual knowledge of James Bohlig, Sean Duffy, Paula Calabrese and Dingrong Bai and (ii) the actual knowledge (or deemed knowledge) of the individuals set forth in Section 1.5 of the Seller Disclosure Letter after conducting such inquiry as a reasonable Person in such position would ordinarily undertake in the conduct of their duties; and (b) with respect to Purchaser, the actual knowledge (or deemed knowledge) of David Cunningham, Andrew Lipman, and Bordon Lai, and for purposes of Section 5.7 only, James Bohlig, after conducting such inquiry as a reasonable Person in such position would ordinarily undertake in the conduct of their duties.

ARTICLE II

SALE OF EQUITY INTERESTS

Section 2.1  Purchase and Sale of Equity Interests.  On the terms, and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase from Sellers at the Closing, the Equity Interests, free and clear of all Liens, Orders or other limitations whatsoever, and together with all accrued rights and benefits attached thereto.  Following the Closing, each Seller shall take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of good and valid title to the Equity Interests on the books and records of FCR and BMR, free and clear of all Liens (other than Liens created by Purchaser) and together with all accrued rights and benefits attached thereto, and to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1  Purchase Price; Delivery of Funds; Payment of Indebtedness, FCR Transaction Expenses.

(a)           At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, Casella shall prepare and deliver to Purchaser a statement setting forth Casella’s good faith estimate of (A) the amount of FCR Indebtedness (the “Estimated FCR Indebtedness”), (B) the FCR Transaction Expenses (the “Estimated FCR Transaction Expenses”), (C) the Closing Working Capital (the “Estimated Closing Working Capital”), (D) the amount of the Estimated Working Capital Adjustment and (E) the FCR Capital Expenditures (the “Estimated FCR Capital Expenditures”) which statement shall quantify in reasonable detail the estimates of the items constituting such Estimated FCR Indebtedness, such Estimated FCR Transaction Expenses, such Estimated Closing Working Capital, such Estimated Working Capital Adjustment, if any, and such Estimated FCR Capital Expenditures, in each case calculated in accordance with the terms of this Agreement.

(b)           In full consideration for the sale, assignment, transfer and delivery by Sellers of the Equity Interests, Purchaser shall pay the Initial Purchase Price at Closing in the manner and subject to the adjustments set forth in this Section 3.1 and in Section 3.2.  The Initial Purchase Price shall be paid at the Closing by wire transfer of immediately available funds pursuant to wire transfer instructions provided in writing by Casella to Purchaser at least three (3) Business Days prior to the Closing Date.

(c)           At the Closing, Purchaser shall pay (y) those amounts due to employees of FCR or its Subsidiaries constituting FCR Transaction Expenses and set forth in Section 3.1(c) of the Seller Disclosure Letter, and (z) all other FCR Transaction Expenses for which invoices have been submitted to Purchaser and FCR at least two (2) Business Days prior to the Closing Date.

(d)           At the Closing, Purchaser shall pay to the holders of the FCR Indebtedness an amount sufficient to prepay and satisfy all such FCR Indebtedness, with the result that immediately following the Closing there will be no further obligations of any kind of FCR or any of its Subsidiaries with respect to any FCR Indebtedness outstanding immediately prior to Closing.

Section 3.2  Determination of Purchase Price Adjustment.

(a)           Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Casella (i) an unaudited consolidated balance sheet of FCR as of 11:59 P.M. on the Business Day immediately prior to the Closing Date prepared in accordance with GAAP and in a manner consistent with the policies and principles used by Sellers in connection with the preparation of the Financial Statements (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations (“Purchaser’s Proposed Calculations”) of (A) the amount of FCR Indebtedness, (B) the FCR Transaction Expenses, (C) the Closing Working Capital, (D) the amount of the Working Capital Adjustment, if any, (E) the FCR Capital Expenditures and (F) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement.  Upon delivery of the Closing Balance Sheet and Purchaser’s Proposed Calculations by Purchaser, Purchaser shall provide Casella and its Representatives with reasonable access, during normal business hours, to FCR’s accounting and other personnel and to the books and records of FCR, as the case may be, and any other document or information reasonably requested by Casella, and necessary to allow Casella and its Representatives to verify the accuracy of Purchaser’s Proposed Calculations.

(b)           In the event that Casella does not object to the Closing Balance Sheet or Purchaser’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Purchaser within thirty (30) days after Casella’s receipt of the Closing Balance Sheet and Purchaser’s Proposed Calculations, the recalculation of the Initial Purchase Price pursuant to Purchaser’s Proposed Calculations shall be deemed final and binding.  A Notice of Objection under this Section 3.2(b) shall set forth in reasonable detail Casella’s alternative calculations of (i) FCR Indebtedness, (ii) the FCR Transaction Expenses, (iii) the Closing Working Capital, (iv) the Working Capital Adjustment, (v) the FCR Capital Expenditures and (vi) a recalculation of the Final Purchase Price based on such amounts.

(c)           If Casella delivers a Notice of Objection to Purchaser within the thirty (30) day period referred to in Section 3.2(b), then any element of Purchaser’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 3.2(c):

(i)            Casella and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection.  If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Casella and Purchaser) after the date of receipt by Purchaser from Casella of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Ernst & Young or another firm mutually agreed by Casella and Purchaser (the “Arbitrator”).

(ii)           Casella and Purchaser shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 3.2(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator.  The decision of the Arbitrator shall be final and binding upon each Party and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iii)          The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.

(iv)          If Casella and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, Casella and Purchaser shall each pay their own costs and expenses incurred under this Section 3.2(c).  Casella shall be responsible for that fraction of the fees and costs of the Arbitrator (expressed as a percentage) equal to the quotient of  (A) the absolute value of the difference between Casella’s aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon Arbitrator’s final determination with respect to the Disputed Amounts, divided by (B) the absolute value of the difference between Casella’s aggregate position with respect to the Final Purchase Price and Purchaser’s aggregate position with respect to the Final Purchase Price, and Purchaser shall be responsible for the remainder of such fees and costs, if any.

(v)           The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 3.2(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 3.2(a).  The Parties shall use their commercially reasonable efforts to cause the Arbitrator’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Casella or Purchaser, and shall be no greater than the greater of the amount claimed by either Casella or Purchaser; provided, that, if, notwithstanding the commercially reasonable efforts of Casella and Purchaser, (A) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Casella or Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Casella or Purchaser or (B) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Casella or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Casella or Purchaser.

(d)           Upon the determination, in accordance with Section 3.2(b) or Section 3.2(c), of the Final Purchase Price, Casella or Purchaser, as the case may be, shall make the payment required by this Section 3.2(d).  The amount payable by Casella or Purchaser pursuant to this Section 3.2(d) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

(i)            If the Final Purchase Price is greater than the Initial Purchase Price, then Purchaser shall pay to Casella for the account of Sellers the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by Casella in writing to Purchaser promptly after the final determination of the Final Purchase Price.

(ii)           If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, Casella shall pay or cause to be paid to Purchaser such difference by wire transfer of immediately available funds to an account designated by Purchaser.  Any amount to be paid by Casella pursuant to this Section 3.2(d)(ii) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser in writing to Casella promptly after the final determination of the Final Purchase Price.

Section 3.3  Closing; Closing Deliverables.

(a)           Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036-2787, as soon as practicable, but in any event within five (5) Business Days, after the last of the conditions set forth in Article VII is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date (not later than March 15, 2011) on which Purchaser’s Financing first becomes available; provided, that for the avoidance of doubt Purchaser’s Financing is not a condition of Closing under this Agreement.  Such date is herein referred to as the “Closing Date”.  Notwithstanding the foregoing, the Parties will target February 28, 2011 as the Closing Date; provided that this sentence shall not impose any legal obligations on the Parties or give rise to any Liability to the Parties.

(b)           At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(i)            assignments of the Equity Interests being transferred by Sellers, substantially in the form attached hereto as Exhibit C, together with such documents endorsed for transfer or executed in blank, including certificates representing the Equity Interests, if any, as are necessary to transfer the Equity Interests;

(ii)           a certificate signed by an authorized officer of each such Seller, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) with respect to each such Seller;

(iii)          copies of the certificate of formation, the certificate of incorporation or other equivalent governing document of the Companies and of each of their respective Subsidiaries as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of formation or incorporation, as applicable;

(iv)          a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of formation or incorporation, as applicable, to the effect that each of the Companies and each of their respective Subsidiaries is in good standing (or the equivalent thereof) or subsisting in such jurisdiction and listing all charter documents (or the equivalent governing documents) of such Companies and such Subsidiaries on file;

(v)           a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Companies or any of their respective Subsidiaries are qualified to do business to the effect that the Companies or any such Subsidiary is in good standing (or the equivalent thereof) in such jurisdiction, in each case to the extent that the relevant jurisdiction provides such a certificate;

(vi)          a copy of the by-laws, the limited liability company agreement or the limited partnership agreement, as applicable, of the Companies and each of their respective Subsidiaries, certified by the Secretary of such Company and each of its Subsidiaries as being true and correct and in effect on the Closing Date;

(vii)         a non-foreign person affidavit from each Seller dated as of the Closing Date as required by Section 1445 of the Code;

(viii)        counterparts to the transition services agreement duly executed by Casella, in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(ix)           duly executed letters of resignation from each of the individuals resigning from their positions pursuant to Section 6.10;

(x)            documentation evidencing to the reasonable satisfaction of Purchaser the release of all Liens on the Equity Interests and Companies Intellectual Property, including Liens securing any Indebtedness under the Seller Loan Documents (including the pledge of the Equity Interests under the Seller Pledge Agreement);

(xi)           a duly executed pay-off letter from each of the holders of the FCR Indebtedness, in a form reasonably satisfactory to Purchaser;

(xii)          in a form reasonably acceptable to Purchaser, executed assignments and evidence of recordation with the appropriate Governmental Entities for the assignment of all of the Sellers’ Transferred IP to one of the Companies or their Subsidiaries as designated by Purchaser;

(xiii)         counterparts to all of the Ancillary Agreements, duly executed by Casella; and

(xiv)        true and complete copies of the duly executed instruments of assignment and transfer of the Claverack Facility and USGF in form and substance reasonably satisfactory to Purchaser.

(c)           At the Closing, Purchaser shall deliver or cause to be delivered to Casella:

(i)            a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 7.3(a) and Section 7.3(b);

(ii)           counterpart to the Transition Services Agreement duly executed by Purchaser; and

(iii)          counterparts to all of the Ancillary Agreements, duly executed by Purchaser.

Section 3.4  Limited Withholding Rights; Allocation of Purchase Price.

(a)           Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III, such amounts (and only such amounts) as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If Purchaser withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Casella and/or KTI, as applicable to the extent that amounts so withheld or deducted are paid to the appropriate Tax authority.

(b)           The Parties shall allocate the Initial Purchase Price plus the sum of (i) Estimated FCR Indebtedness and (ii) Estimated FCR Transaction Expenses (such amount the “Estimated 1060 Amount”), or the Final Purchase Price plus the sum of (x) FCR Indebtedness and (y) FCR Transaction Expenses (such amount the “Final 1060 Amount”), as applicable, to be paid for the Equity Interests in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Sellers and Purchaser agree to negotiate in good faith prior to the Closing Date an allocation of the Estimated 1060 Amount among the underlying assets of the Companies and their Subsidiaries (other than working capital which the Parties agree will be ascribed the value determined in computing the Initial Purchase Price) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  In the event the Parties reach such an agreement on the allocation of the Estimated 1060 Amount (such allocation, the “Estimated 1060 Allocation”) prior to the Closing Date, the Parties shall allocate the Final 1060 Amount, when determined, among the underlying assets of the Companies and their Subsidiaries (other than working capital which the Parties agree will be ascribed the value determined in computing the Final Purchase Price) in a manner consistent with the Estimated

1060 Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  In the event the Parties do not reach an agreement on the Estimated 1060 Allocation prior to the Closing Date, Sellers and Purchaser shall mutually select an independent appraisal firm (the “Appraiser”) which shall be instructed to (A) prepare a written appraisal of such assets and an allocation of the Estimated 1060 Amount or Final 1060 Amount, as applicable (in each case, less the amount ascribed to working capital, as mentioned above) among such assets (the “Appraisal”) and (B) deliver to the Parties a complete and final Appraisal prior to April 30, 2011.  The Parties shall be bound by the Appraisal and the allocation determined by the Appraiser shall be final and binding on the Sellers and Purchaser; provided, however, that in the event the Appraisal was determined based on an allocation of the Estimated 1060 Amount, the Parties agree to allocate the Final 1060 Amount among the underlying assets of the Companies and their Subsidiaries (other than working capital which the Parties agree will be ascribed the value determined in computing the Final Purchase Price) in a manner consistent with the allocation of the Estimated 1060 Amount set forth in the Appraisal and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Sellers and Purchaser shall each bear 50% of the fees and expenses of the Appraiser.  In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation of the Final 1060 Amount determined pursuant to this Section 3.4(b) in connection with the preparation of IRS Form 8594 as such form relates to the Equity Interests.  Neither Party shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation of the Final 1060 Amount determined pursuant to this Section 3.4(b), except as may be adjusted by subsequent agreement following an audit by the IRS or by an Order; provided, that neither Party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Final 1060 Amount by any Governmental Entity. The allocation of the Final 1060 Amount shall be revised to take into account subsequent purchase price adjustments pursuant to this Agreement in the manner provided by Section 1060 of the Code and the Treasury Regulations promulgated thereunder and consistent with the preparation of the allocation of the Final 1060 Amount.  The Parties shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 3.4(b) and shall consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 3.5  Tax Treatment of Payments.  Any payment made pursuant to Section 3.2, Section 8.4 or Article X, except to the extent such payments are required by Law to be treated as interest for tax purposes, shall be deemed to be, and each of Sellers and Purchaser shall treat such payments as an adjustment to the purchase price for all federal, state, local and foreign income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure letter (the “Seller Disclosure Letter”) delivered by Sellers to Purchaser concurrently with the execution of this Agreement, each Seller, jointly and severally, hereby represents and warrants to Purchaser as follows:

Section 4.1  Due Organization, Good Standing and Corporate Power.  Each Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of its state of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 4.1(a) of the Seller Disclosure Letter opposite such Seller’s name.  Section 4.1(a) of the Seller Disclosure Letter lists, as of the date hereof, all jurisdictions in which the property owned, leased or operated by such Seller, or the nature of the business conducted by such Seller makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed and in good standing does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Seller has made available to Purchaser prior to the date hereof copies of its organizational documents, in each case as amended and in full force and effect as of the date hereof.

Section 4.2  Authorization; Noncontravention and Consents.

(a)           Each Seller has the requisite corporate power and authority, and has taken all corporate and other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby (collectively with this Agreement, the “Transaction Documents”), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and of all other instruments and agreements to be delivered by such Seller as contemplated hereby, the consummation by such Seller of the transactions contemplated hereby and thereby and the performance of such Seller’s obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate or other action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by each Seller as contemplated hereby will be, duly executed and delivered by such Seller.  Assuming that this Agreement constitutes a valid and binding obligation of Purchaser and each other Person (other than each Seller) party hereto, this Agreement constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by each Seller as contemplated hereby constitute valid and binding obligations of Purchaser and each other Person (other than such Seller and its Subsidiaries) party thereto, such instruments and agreements will constitute valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement and all other instruments and agreements to be delivered by each Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation, the by-laws or equivalent charter documents of such Seller or any of its respective Subsidiaries, in each case, as amended to the date of this

Agreement, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of such Seller or any of its respective Subsidiaries, (iii) subject to the receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.6 of the Seller Disclosure Letter, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Material Contract or other material instrument to which such Seller, or any of its respective Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) subject to the applicable requirements of the HSR Act and any other applicable Antitrust Laws, contravene any Law or any Order applicable to such Seller or any of its Subsidiaries or by which any of their respective properties or assets are bound.

Section 4.3  Ownership of Equity Interests.  Each Seller has good and valid title to the Equity Interests set forth opposite its name in Section 1.1(a) of the Seller Disclosure Letter free and clear of all Liens, and is the record and beneficial owner thereof.  There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding equity interest in any Company.  The assignments, endorsements and other instruments of transfer delivered by each Seller to Purchaser at the Closing will be sufficient to transfer such Seller’s entire interest, record and beneficial, in the Equity Interests set forth opposite its name in Section 1.1(a) of the Seller Disclosure Letter to Purchaser.

Section 4.4  BMR, FCR and their Subsidiaries.

(a)           Each of the Companies is a limited liability company, duly organized, validly existing and in good standing under the Laws of its state of organization and each has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by such Company or the nature of the business conducted by such Company makes such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Section 4.4(b) of the Seller Disclosure Letter lists each Subsidiary of the Companies.  Each Subsidiary of the Companies is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization and each Subsidiary of the Companies has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Subsidiary of the Companies is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification necessary except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           None of the Companies nor any of their respective Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any

Person other than the Subsidiaries of the Companies set forth in Section 4.4(b) of the Seller Disclosure Letter.

Section 4.5  Capitalization of the Companies.

(a)           Section 4.5(a) of the Seller Disclosure Letter sets forth the authorized capitalization of the Companies and the number of shares of each class of capital stock or other equity interests in each such Company, which are duly authorized, validly issued and outstanding, fully paid and nonassessable and the respective owners of such equity interests.  The Equity Interests are not subject to, and were not issued in violation of, any preemptive rights or other similar rights.  No shares of capital stock or other interests of the Companies or their respective Subsidiaries are issued or reserved for issuance or outstanding.  No Company is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the equity or voting interests in such Company or any of their respective Subsidiaries, pursuant to which such Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, equity or voting interests in, such Company or Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in such Company or Subsidiary.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in, the Companies.  The Companies do not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convert into, exchange for, or subscribe for or acquire securities having the right to vote) with the equityholders of any Company on any matter.  There are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in, the Companies.

(b)           Each Subsidiary of the Companies has the capitalization set forth in Section 4.5(b) of the Seller Disclosure Letter.  All issued and outstanding shares of capital stock or other equity or voting interests of each Subsidiary of the Companies have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights.  The Subsidiaries of each Company are not party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment relating to the capital stock, or other equity or voting interests in, the Companies or any of their respective Subsidiaries, pursuant to which any Subsidiary of a Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, any Subsidiary of a Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in, any Subsidiary of a Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any Subsidiary of the Companies.  No Subsidiary of the Companies has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convert into, exchange for, or subscribe for or acquire securities having the right to vote) with the stockholders or equity holders of any Subsidiary of the Companies on any matter.  There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any Subsidiary of the Companies.

Section 4.6  Consents and Approvals.  Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired and except as set forth in Section 4.6 of the Seller Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person must be obtained or made in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers, and their respective Subsidiaries of the transactions contemplated by this Agreement.

Section 4.7  Financial Statements; Undisclosed Liabilities.

(a)           Casella has furnished Purchaser with true and complete copies of (a) the unaudited consolidated balance sheets of FCR and its respective Subsidiaries as at April 30, 2010 (the “Balance Sheet Date”), April 30, 2009, and April 30, 2008 and the related unaudited consolidated statements of income and members’ equity and statements of cash flows for the fiscal years then ended, and (b) the interim unaudited consolidated balance sheet of FCR and its Subsidiaries as at October 31, 2010 and the related interim unaudited consolidated statements of income and members’ equity and statement of cash flows for the three and six month periods then ended (collectively, the “Financial Statements”).  Except for the absence of notes thereto, the allocations of assets and liabilities therein and subject to normal year-end audit adjustments which will not be material, the Financial Statements have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

(b)           The unaudited balance sheets of FCR and its Subsidiaries referred to in this Section 4.7 fairly present, in all material respects, the financial position of FCR and its Subsidiaries as of the respective dates thereof, and the related statements of income or operations and cash flows fairly present, in all material respects, the results of operations and cash flows of FCR and its Subsidiaries and the changes in their financial position for the fiscal years then ended, as applicable.  There were no changes in the method of application of the accounting policies or changes in the method of applying the use of estimates in the preparation of the Financial Statements as compared with Casella’s audited financial statements for the corresponding fiscal periods, as applicable.

(c)           None of FCR or any of its Subsidiaries has any claims or Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, primary or secondary, direct or indirect, accrued, or otherwise), except for (i) Liabilities shown on the Financial Statements, (ii) accounts payable to trade creditors and accruals incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities arising under any Contract (other than as a result of a breach thereof), and (iv) other Liabilities incurred in the ordinary course of business consistent with past practice that do not individually or in the aggregate exceed $500,000.

(d)           There are no material off-balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the United States Securities and Exchange Commission, attributable to FCR or any of its Subsidiaries, to which the Companies or any of their respective Subsidiaries is a party or by which any of their assets are bound.

Section 4.8  Absence of Certain Changes.  Since the Balance Sheet Date, and to the Knowledge of Sellers: (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) neither Seller nor any of their respective Subsidiaries has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 6.3(b).

Section 4.9  Compliance with Laws.

(a)           Except for matters that are the subject of the representations and warranties in Section 4.12 (Employee Benefit Plans), Section 4.13 (Labor Matters), Section 4.14 (Tax Matters), Section 4.15 (Intellectual Property) and Section 4.18 (Environmental Matters), the Companies and their respective Subsidiaries are not currently conducting, and to the Knowledge of Sellers, have since December 31, 2007 not conducted, their operations in material violation of any Law or Order applicable to a Seller or its Subsidiaries.  None of the Companies or any of their respective Subsidiaries has received any written, or, to the Knowledge of Sellers, any other, notice that any violation of the foregoing is being alleged.

(b)           Except for matters that are the subject of the representations and warranties in Section 4.12 (Employee Benefit Plans), Section 4.13 (Labor Matters), Section 4.14 (Tax Matters), Section 4.15 (Intellectual Property) and Section 4.18 (Environmental Matters), since December 31, 2007, none of the Companies or their respective Subsidiaries have received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders, or regulatory requirements that have not been fully resolved to the satisfaction of the applicable Governmental Entity and there is no pending or, to the Knowledge of Sellers, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against the Companies or their respective Subsidiaries.

(c)           The Companies and their respective Subsidiaries have not, and, no Representative of any of the foregoing parties, has, (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act).  The internal accounting controls of Sellers and their Subsidiaries are adequate to have detected the occurrence of any of the foregoing activities on or prior to Closing.  Purchaser agrees and acknowledges that the preceding sentence shall not give rise to any indemnification claim based on any action described in this paragraph that occurs following the Closing.

Section 4.10  Permits.  Except for matters that are the subject of the representations and warranties in Section 4.12 (Employee Benefit Plans), Section 4.13 (Labor Matters), Section 4.14 (Tax Matters), Section 4.15 (Intellectual Property) and Section 4.18 (Environmental Matters), the Companies and their respective Subsidiaries possess all Permits that are necessary for the operation of the business of the Companies and/or their respective Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets.  Sellers have delivered or made available to Purchaser for inspection a true and correct copy of each such Permit.  Each such Permit is valid and has not lapsed, been cancelled, terminated or withdrawn.  Sellers and each of their respective Subsidiaries, as applicable, are in compliance with all such Permits in all material respects.  Except as set forth in Section 4.10 of the Seller Disclosure Letter, each such Permit is renewable as a matter of Law, subject to satisfaction of conditions contained in the applicable Permit or in statutory requirements.  Any application for the renewal of any such Permit which is due prior to the Closing Date will be timely made or filed by each Seller or an Affiliate of such Seller prior to the Closing Date.  No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of Sellers, threatened.  No administrative or governmental action or proceeding has been taken, or, to the Knowledge of Sellers, threatened, in connection with the expiration, continuance or renewal of any such Permit.

Section 4.11  Litigation.  There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Governmental Entity or any other Person, pending, or, to the Knowledge of Sellers, threatened, against or affecting the Companies, their respective Subsidiaries or any of their respective properties, assets or rights.  None of the Companies nor any of their respective Subsidiaries is subject to any Order (other than the terms of any Permit) that materially restricts the operation of the business of Casella and its Subsidiaries.

Section 4.12  Employee Benefit Plans.  A complete and accurate copy or summary of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment, that is maintained or contributed to or required to be contributed to by Casella or any of its Affiliates for the benefit of any Business Employee or any employees of the Companies or their Subsidiaries other than such programs or individual agreements that are required by Law (“Employee Benefit Plans”) has been made available to Purchaser.  Set forth in Section 4.12 of the Seller Disclosure Letter is a true and complete list of all Employee Benefit Plans.  No Employee Benefit Plan is sponsored by the Companies or their Subsidiaries.  Neither of the Sellers, nor any of the Companies, nor any of their respective Affiliates (nor any employer (whether or not incorporated) that would be treated together with any Seller or any Company or any of their respective Affiliates as a single employer within the meaning of Section 414 of the Code), maintains or contributes to, or has any obligation to contribute to, or, since December 31, 2005, has maintained, contributed to or had an obligation to contribute to, any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or subject to Section 412 of the Code, or Section 302 or Title IV of ERISA.  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all Tax Law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and since the date of such determination or opinion, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination letter or opinion letter.  No claim is pending, or, to the Knowledge of Sellers, asserted, or threatened or anticipated to be asserted against any Seller or any of its Affiliates with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course of business consistent with past practice).  Except as contemplated by Section 6.13(g), the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not constitute a triggering event under any Employee Benefit Plan, policy, statement or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any present or former employee of any Company or their Subsidiaries.  Full payment has been timely made of all amounts which each Company or their Subsidiaries are required under applicable Law or under any Employee Benefit Plan or related agreement to have paid, and no Company or any of their Subsidiaries has any material liability with respect to the timely deposit of all amounts withheld from employees of the Companies or their Subsidiaries into the appropriate trusts or accounts.  No Company or their Subsidiaries has any obligation under any Employee Benefit Plan or otherwise to provide post employment or retiree welfare benefits to any former employee or any other person, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

Section 4.13  Labor Matters.

(a)           The Companies and their respective Subsidiaries are not currently conducting and, since December 31, 2007 have not conducted, their operations in material violation of any Law, Order, agreement, plan or program applicable to the Companies or their respective Subsidiaries, in each case relating to labor or employment relations or practices (including terms and conditions of employment, management-labor relations, wage and hour issues, immigration and occupational safety and health).  The Companies and their respective Subsidiaries are not engaged in and, since December 31, 2008, have not engaged in, any unfair labor practice.

(b)           As of the date hereof, (i) no employee of the Companies or any of their respective Subsidiaries is represented by any union, (ii) none of the Companies or any of their respective Subsidiaries is a party or subject to any labor union or collective bargaining agreement and (iii) no labor union or collective bargaining agreement is currently being negotiated by or involving the Companies or any of their respective Subsidiaries.  As of the date hereof, none of the Companies or their respective Subsidiaries is subject to any pending, or to the Knowledge of Sellers, threatened demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Companies or any of their respective Subsidiaries presently pending or, to the Knowledge of Sellers, threatened or anticipated to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c)           There are no pending or, to the Knowledge of Sellers, threatened or anticipated, and, since December 31, 2007, there have been no, strikes, lockouts, union organization activities (including union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes in respect of the business of the Companies or any of their respective Subsidiaries.

(d)           There are no pending or, to the Knowledge of Sellers, threatened, legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or written notices of violations or possible violations brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Companies or any of their respective Subsidiaries.  There are no pending or, to the Knowledge of Sellers, threatened, and, since December 31, 2007, have been no, written internal complaints, whether informal or otherwise, by any Person with respect to the labor or employment practices of the Companies or any of their respective Subsidiaries relating to discrimination or harassment, wage and hour, misclassification and/or whistleblower/retaliation matters, which complaint has not been resolved or has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no pending or, to the Knowledge of Sellers, threatened or anticipated material grievances or arbitration proceedings arising out of or under any labor union or collective bargaining agreement.

(e)           None of the Companies or any of their respective Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”) during the last three (3) years.  The Companies and their respective Subsidiaries are, and have been, in material compliance with WARN, and the Companies and their respective Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied.

Section 4.14  Tax Matters.

(a)           Tax Returns.  Sellers and the Companies and their Subsidiaries have timely filed or caused to be timely filed or will timely file or cause to be timely filed on or prior to the Closing Date with the appropriate taxing authorities all material Tax Returns that are required to be filed by or with respect to the Companies and their Subsidiaries on or prior to the Closing Date.  Such Tax Returns are and will be true, correct and complete in all material respects as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, Sellers make no representations with respect to the existence or survival of Tax Attributes.  A “Tax Attribute” means any federal or state net operating loss or credit or the tax basis of any asset of the Companies and their Subsidiaries.

(b)           Payment of Taxes.  All material Taxes and Tax liabilities of the Companies and their Subsidiaries that are due and payable on or before the Closing Date for all Pre-Closing Periods, have been timely paid or will be timely paid in full on or prior to the Closing Date. To the extent any Tax liability of the Companies and their Subsidiaries with respect to Pre-Closing Periods is not yet due and payable as of the Closing Date, such liability has been accrued on the Books and Records of the Companies and their Subsidiaries in accordance with GAAP consistent with the past practices of the Companies and their Subsidiaries.

(c)           Other Tax Matters.

(i)            (A) During the last three (3) years or for any period that is open on the Closing Date under the applicable statute of limitations, neither Sellers nor the Companies or their Subsidiaries have been the subject of an audit or other examination of Taxes by the Tax authorities of any nation, state or locality with respect to the Companies or their Subsidiaries, (B) to the Knowledge of Sellers or any officer or employee of either Seller, no such audit is contemplated or pending and (C) neither Sellers nor the Companies or their Subsidiaries has received any written notice from any Tax authority relating to any issue that could affect any Tax liability with respect to the Companies or their Subsidiaries.

(ii)           Neither Sellers nor the Companies or their Subsidiaries, as of the Closing Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the Companies or their Subsidiaries that has not expired and (B) are presently contesting a Tax liability with respect to the Companies or their Subsidiaries before any court, tribunal or agency.

(iii)          All material Taxes that Sellers, the Companies or their Subsidiaries are (or were) required by Law to withhold or collect with respect to the Companies or their Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

(iv)          There is no pending or unresolved written claim by any Tax authority in a jurisdiction where Sellers or the Companies or their Subsidiaries do not file Tax Returns, or in which the Companies or their Subsidiaries are or may be subject to Tax by such jurisdiction.

(v)           There are no material security interests on any of the Equity Interests or the assets of the Companies or their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(vi)          There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between the Companies or any predecessor or Affiliate thereof and any other party (including Sellers and any predecessors or Affiliates thereof) under which Purchaser, the Companies or any of their Subsidiaries could be liable for any Taxes or other claims of any party, excluding Liabilities under customary commercial leases or Contracts entered into in the ordinary course of business or, prior to the Closing, under the Seller Loan Documents.  Neither the Company nor any of its Subsidiaries has any liabilities for any other Persons under Treasury Regulation Section 1.1502-6 or the analogous provisions of any state, local or foreign Law for any Taxes that have not been paid.

(vii)         Sellers have delivered or made available to Purchaser true and complete copies, including all amendments thereto, of each of the Tax Returns for income Taxes filed on behalf of BMR for tax years ending on or after April 30, 2007.

(viii)        Sellers are not “foreign persons” within the meaning of Section 1445 of the Code.

(ix)           BMR is, and has been, a partnership for U.S. federal and state income tax purposes since formation.

(x)            FCR is, and has been, a disregarded entity for U.S. federal and state income tax purposes since April 28, 2006.

(xi)           Each Subsidiary of FCR (other than BMR) is, and has been, a disregarded entity for U.S. federal and state income tax purposes since April 28, 2006.

Section 4.15  Intellectual Property.

(a)           Each of the Companies and their respective Subsidiaries owns without restriction as to use or has a valid and enforceable license or other right to use all Intellectual Property necessary to conduct its business as presently conducted.  Immediately following the Closing, none of Sellers or any of their Subsidiaries shall own or be in possession of any Intellectual Property solely related to Engineered Feedstock, other than as licensed to Sellers or any of their Subsidiaries pursuant to the License Agreement.  Other than those assets included within the Sellers’ Transferred IP, neither Seller nor its Subsidiaries have any patents or patent applications claiming inventions in Engineered Feedstock.

(b)           Section 4.15(b) of the Seller Disclosure Letter sets forth (x) a true and complete list of all patents and patent applications, registered trademarks and registered service marks, trademark and service mark applications, material unregistered trademarks and service marks, domain names, and registered copyrights and copyright applications which are either (i) included within the Sellers’ Transferred IP or (ii) owned by any of the Companies (collectively, the “Registered Intellectual Property”) and (y) the owner of each item of Registered Intellectual Property.

(c)           All Registered Intellectual Property has been duly registered or applied for with the appropriate Governmental Entity such that all such applications remain pending and such patents and registrations are valid and enforceable to the fullest extent of the Law.  One of the Companies or Sellers has paid all fees and filed all documents that are required to have been paid or filed to date.  Except in respect of the conduct of third party licensors, the Companies Intellectual Property is held free and clear of any Liens, Orders or other claims.  There are no actions that must be taken or payments that must be made by the Companies or any Seller or their respective Subsidiaries within ninety (90) days following the Closing Date that, if not taken, will adversely affect the Registered Intellectual Property.  Each entity set forth as an owner of an item of Registered Intellectual Property in Section 4.15(b) of the Seller Disclosure Letter exclusively holds all right, title and interest in or to such Registered Intellectual Property without obligation to pay any royalty or any other fees.

(d)           Sellers and their Subsidiaries, including the Companies, have taken reasonable steps to protect and preserve the confidentiality of their Trade Secrets held for use in connection with the businesses of the Companies and their respective Subsidiaries or included within the Sellers’ Transferred IP.  All use by or disclosure to any Person of such Trade Secrets has been pursuant to the terms of a valid, written confidentiality agreement with such Person to which Sellers, Companies and/or their respective Subsidiaries is a party.  None of Sellers or their

Subsidiaries, including the Companies or their Subsidiaries, or any Person within their control is in violation of a nondisclosure agreement protecting the Trade Secrets of third Persons.

(e)           None of Sellers nor their Subsidiaries, including the Companies and their Subsidiaries, has received any written notice or claim from any Person, nor are they the subject of any ongoing legal proceedings or suits, challenging their right to use any Intellectual Property, their ownership of, or exclusive right to, the Companies Intellectual Property, or the validity of the Companies Intellectual Property.  To the Knowledge of Sellers, there is no basis for any such claims.

(f)            To the Knowledge of Sellers:

(i)            the conduct of the businesses of the Companies and their Subsidiaries, including their goods and services and the use thereof, and the use of the Sellers’ Transferred IP, has not and does not violate, infringe, misappropriate or misuse the Intellectual Property of any Person; and

(ii)           no Person is infringing, misappropriating, or otherwise violating the Companies Intellectual Property, nor is any claim pending or threatened regarding any such infringement, misappropriation or violation.

(g)             Section 4.15(g) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts concerning Companies Intellectual Property including licenses of Companies Intellectual Property (i) from the Companies, Sellers or their Subsidiaries to any third Person, and (ii) to the Companies, Sellers or their Subsidiaries from any third Person for use in connection with the business of the Companies, but excluding agreements concerning Intellectual Property licensed to the Companies, Sellers or any of their Subsidiaries pursuant to any third party “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available software that has a one-time or annual license fee of less than Five Thousand Dollars ($5,000).  None of Sellers or their Subsidiaries, including the Companies and their Subsidiaries, (x) has violated or defaulted under any such Contract, and (y) has any Knowledge of any violation or default under any such Contract.

(h)           Except as provided for in the Transition Services Agreement, as of the Closing Date, no Companies Information Technology shall be shared by a Company with any Person, including Sellers or any of their Affiliates, or used by any Person, including Sellers or any of their Affiliates, other than the Companies and their Subsidiaries.  The Companies Information Technology: (i) operates and performs in all material respects as currently required to operate the business of the Companies and their Subsidiaries; (ii) has been maintained in all material respects in accordance with the Companies’ and their Subsidiaries’ internal standards as well as any applicable warranties or other user instructions from suppliers; and (iii) operates substantially in accordance with its accompanying user documentation. The Companies and their Subsidiaries have implemented backup, disaster recovery, virus protection, firewall, and other information technology security technology and procedures consistent with industry practice.  The Companies and their Subsidiaries have in their possession, or have all necessary rights to obtain, the source code and all related technical and other information required to enable a reasonably skilled information technology professional to maintain and support (or have reasonable vendor support arrangements which shall not terminate at Closing for the maintenance and support of) the Companies Information Technology and Companies Intellectual Property, as applicable.

Section 4.16  Broker’s or Finder’s Fees.

(a)           Except for the fees of the Persons listed in Section 4.16(a) of the Seller Disclosure Letter (whose fees and expenses shall be paid by Sellers), no agent, broker, Person or firm acting on behalf of any Seller or any of its Subsidiaries is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from such Seller, or from any of its Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

(b)           None of FCR or any of its Subsidiaries has or shall have any liability for any expenses of Sellers incurred in connection with the preparation, execution and consummation of this Agreement and the Closing other than the expenses which constitute FCR Transaction Expenses.

Section 4.17  Material Contracts.

(a)           Section 4.17 of the Seller Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts to which any Company or one of their respective Subsidiaries is a party or by which any of them are bound (each such Contract required to be set forth in such section of the Seller Disclosure Letter, a “Material Contract”):

(i)            all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the membership interests, capital stock or other equity interests of the Companies or any of their respective Subsidiaries;

(ii)           all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of Twenty-Five Thousand Dollars ($25,000) individually, or One Hundred Thousand Dollars ($100,000) in the aggregate;

(iii)          all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of any Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(iv)          all Contracts involving Indebtedness of either Seller or any of its respective Subsidiaries or granting or evidencing a Lien on any property or asset of such Seller or any of its Subsidiaries, other than a Permitted Lien;

(v)           all Contracts under which any Person (other than Casella) has directly or indirectly guaranteed Indebtedness of Casella or any of its Subsidiaries;

(vi)          any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(vii)         all Contracts limiting the ability of Casella or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographical area;

(viii)        all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) either Seller or any Affiliate of such Seller or (B) any current or former officer or director of either Seller or any of its Subsidiaries;

(ix)           all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than One Hundred Thousand Dollars ($100,000), individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by either Seller or any of its Subsidiaries of any operating business or the capital stock or other equity interests of any other Person pursuant to which either Seller or any of its Subsidiaries has continuing obligations as of the date hereof;

(x)            all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xi)           all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xii)          all Contracts not entered into in the ordinary course of business and involving a confidentiality, standstill or similar arrangement;

(xiii)         all collective bargaining agreements or other agreements with any labor union;

(xiv)        all Contracts (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of One Hundred Thousand Dollars ($100,000) and (B) Contracts requiring the severance payments or payments upon a change-in-control in excess of One Hundred Thousand Dollars ($100,000) annually;

(xv)         all Government Contracts involving aggregate payments in any twelve (12) month period beginning on or after January 1, 2008 equal to or greater than One Hundred Thousand Dollars ($100,000);

(xvi)        all customer Contracts other than Government Contracts involving gross revenue in any twelve (12) month period beginning on or after January 1, 2008 equal to or greater than One Hundred Thousand Dollars ($100,000);

(xvii)       all Contracts that involve the performance of services for, or delivery of goods or materials to, a Seller or any of its Subsidiaries during the twelve (12) month period immediately prior to the date hereof in an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(xviii)      all Contracts containing a grant by a Company or any of its respective Subsidiaries to a Person of any right relating to or under the Companies Intellectual Property or any grant to a Company or any of its Subsidiaries of any right relating to or under the Intellectual Property of any Person;

(xix)         all other Contracts to which a Company or any of its Subsidiaries is a party or by which any of their respective assets or businesses are bound that involve Liabilities that singly or in the aggregate exceed One Hundred Thousand Dollars ($100,000) annually for any year beginning on or after January 1, 2008; and

(xx)          all other Contracts to which a Seller or any of its Subsidiaries is a party or by which any of their respective assets or businesses are bound that are material to the businesses of the Companies and their respective Subsidiaries.

(b)           Each Material Contract set forth in Section 4.17 of the Seller Disclosure Letter (or required to be set forth in Section 4.17 of the Seller Disclosure Letter) has not been terminated other than expirations by their terms after the date hereof.  Each Material Contract is in full force and effect and is the legal, valid and binding obligation of Sellers or the Companies and their respective Subsidiaries, enforceable in accordance with the terms thereof.  There exists no (i) default or event of default by any Seller, Company or their respective Subsidiaries, or, to the Knowledge of Sellers, any other party thereto.  No event, occurrence, condition or act (including the transactions hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by any Seller, Company or their respective Subsidiaries or, to the Knowledge of Sellers any other party thereto, with respect to any Material Contract.  To the Knowledge of Sellers, as of the date hereof, all of the covenants to be performed by any other party to any Material Contract set forth in Section 4.17 of the Seller Disclosure Letter (or required to be set forth in Section 4.17 of the Seller Disclosure Letter) have been performed in all material respects.  Sellers have delivered or made available to Purchaser true and complete copies, including all amendments, of each Contract set forth in Section 4.17 of the Seller Disclosure Letter.

(c)           The Companies own all rights with respect to the Ogden, Utah and Reventure (North Carolina) projects and any other Engineered Feedstock proposals by the Casella Renewables Group and/or FCR related to potential projects outside the Franchise Territory all of which have been assigned to the Companies prior to the Closing Date.

Section 4.18  Environmental Matters.

(a)           Sellers have delivered to Purchaser complete and accurate copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers pertaining to (i) Hazardous Substances in, on, or under any real property or facility at any time owned, leased, or operated by the Companies or their respective Subsidiaries or any of their respective predecessors, or (ii) compliance with Environmental Laws by the Companies or their Subsidiaries or by any other Person for whose conduct any of such Persons are or may be held responsible.

(b)           The Companies have since December 31, 2005 been, and currently are, in material compliance with all applicable Environmental Laws and Permits required of them under applicable Environmental Law.

(c)           There are no material claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Knowledge of Sellers, threatened against the Companies or any of their respective Subsidiaries under any Environmental Law.

(d)           None of the Companies or any of their Subsidiaries has contractually assumed the Liability of any other Person under any Environmental Law.

(e)           There are no facts, circumstances or conditions relating to the past or present business or operations of the Companies or any of their respective Subsidiaries, or any of their respective predecessors (including the release, threatened release, or disposal of any wastes, Hazardous Substances or other materials at any location) or to any real property or facility at any time owned, leased, or operated by the Companies, their Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding or action against, or to any Liability on the part of, the Companies or any of their respective Subsidiaries under any Environmental Law.

Section 4.19  Real Property.

(a)           Section 4.19(a) of the Seller Disclosure Letter contains an accurate and complete list as of the date hereof of all real property owned in whole or in part by the Companies or any of their respective Subsidiaries (collectively, the “Owned Real Property”), and, in each case, includes the street address (if applicable), the legal description (or outline on a sketch plan), the name of the record title holder thereof and a list of all Indebtedness secured by a Lien thereon.  With respect to the Owned Real Property, the owner, indicated in Section 4.19(a) of the Seller Disclosure Letter, has good and valid title in fee simple to all the Owned Real Property owned by it, free and clear of all Liens except for Permitted Liens.  No Person has any option or right to acquire or purchase any ownership interest in any Owned Real Property, including pursuant to executory contracts of sale or rights of first refusal.  No Person other than a Company or its Subsidiaries has any right to, nor does any Person other than such Company or its Subsidiaries, occupy, lease, sublease or possess any of the Owned Real Property.  All of the buildings, structures and appurtenances situated on the Owned Real Property are in good operating condition (ordinary wear and tear excepted), are adequate and suitable in all material respects for the purposes for which they are presently being used and, with respect to each, its owner has adequate rights of ingress and egress for operation of the business of the Companies or their respective Subsidiaries in the ordinary course.  None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others in a manner that would have a Material Adverse Effect.  No condemnation proceeding is pending or, to the Knowledge of Sellers, threatened which would preclude or impair the use of any such property for the purposes for which it is currently used.

(b)           Section 4.19(b) of the Seller Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (collectively, the “Real Property Leases”) to which a Company or any of its Subsidiaries is a party (as lessee, sublessee, sublessor or lessor) (collectively, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) and, in each case, sets forth the role of such Company or its Subsidiary party thereto, and the street address (if applicable) and legal description (if available) of such Leased Real Property.  Each Real Property Lease is valid and binding, subject to applicable bankruptcy and insolvency Laws and has not been terminated. True and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to Purchaser.  To the Knowledge of Sellers, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person.

(c)           With respect to each Real Property Lease pursuant to which a Company or one of its Subsidiaries is a lessor or sublessor:  (i) all rents and additional rents due on each such Real Property Lease have been paid; and (ii), the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and to the Knowledge of Sellers is not in default thereunder.  No material waiver, indulgence or postponement of the lessee’s or sublessee’s obligations thereunder has been granted by such Company or one of its Subsidiaries, and there exists no material default in respect of or on the part of such Company or its Subsidiaries or event, occurrence, condition or act (including the purchase of the Equity Interests hereunder) in respect of or on the part of such Company or its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any such Real Property Lease.

(d)           With respect to each Real Property Lease pursuant to which a Company or one of its Subsidiaries is a lessee or sublessee:  (i) such Company or one of its Subsidiaries has valid leasehold interests in all Leased Real Property described in each such Real Property Lease, free and clear of any and all Liens, except for Permitted Liens; and (ii) such Company or one of its Subsidiaries has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in material default thereunder and there exists no material default in respect of or on the part of such Company or its Subsidiaries or event, occurrence, condition or act (including the purchase of the Equity Interests hereunder) in respect of or on the part of such Company or its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default under any such Real Property Lease, in each case except for the purchase of the Equity Interests hereunder to the extent a landlord consent is not obtained for any Real Property Lease set forth in Section 4.6 of the Seller Disclosure Letter approving such purchase.  Except for the Leased Real Property subject to the Real Property Leases, there is no other real property leased by any Company or their respective Subsidiaries which is used in the business of the Companies or their respective Subsidiaries.

(e)           The buildings, structures, appurtenances and improvements included within the Real Property have not had performed on them by Casella or any of its Subsidiaries any material alteration, repair, improvement or other work that could give rise to a Lien within the last one hundred twenty (120) days, other than which has been paid or will be paid prior to the Closing.  There is no pending, or, to the Knowledge of Sellers, threatened proceeding or governmental action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or, to the Knowledge of Sellers any pending or threatened proceeding to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.

Section 4.20  Interests in Clients, Suppliers, Etc.; Affiliate Transactions.  There are no Contracts or Liabilities between (x) a Company or any of its Subsidiaries, on the one hand, and (y) any Seller, their respective Subsidiaries or Affiliates (other than the Companies or any of its Subsidiaries) or any officer, director or employee of a Seller or any of its Subsidiaries or Affiliates, on the other hand.  None of (A) the Persons referred to in clauses (x) or (y) above, or (B) any immediate family member of the foregoing Persons possesses, directly or indirectly, any financial interest in, or is a director, officer, manager or employee of, any Person which is a supplier, lessor, lessee, financial source or competitor or potential competitor of the Companies or their Affiliates (other than Seller and its Subsidiaries that are not purchased pursuant to this Agreement) or has any other material commercial or business relationships with the Companies or their Affiliates (other than with Seller and its Subsidiaries that are not purchased pursuant to this Agreement).  Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of two percent (2%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.20.

Section 4.21  Suppliers and Customers.  Section 4.21 of the Seller Disclosure Letter sets forth an accurate and complete list of each supplier and customer accounting for more than one percent (1%) of the consolidated purchases and sales, as the case may be, of FCR and its Subsidiaries taken as a whole for the twelve (12) month period ended October 31, 2010.  The relationships of the Companies and their respective Subsidiaries with each such supplier and customer are good commercial working relationships, and except as set forth in Section 4.21 of the Seller Disclosure Letter, since the Balance Sheet Date no such supplier or customer has canceled or otherwise terminated (other than expirations which do not require any action to be taken or notice to be given in accordance with the terms of the applicable Contract), or threatened in writing to cancel or otherwise terminate (other than upon the expiration of any Contract), its relationship with the Companies or any of their respective Subsidiaries.  Since the Balance Sheet Date none of the Companies or its Subsidiaries has received any written notice that any such supplier or customer may cancel or otherwise adversely modify its relationship with such Company or any of its Subsidiaries or limit its services, supplies or materials to such Company or any of its Subsidiaries, or its usage or purchase of the services and products of such Company or its Subsidiaries (other than in connection with renegotiations of Contracts).  Purchaser agrees that any claim under Section 10.2(a) based on lost revenues resulting from a termination of any supplier or customer Contract under this Section 4.21 shall be offset by any revenue generated by a new supplier or customer Contract entered into by the Company or any Subsidiary between the date hereof and the Closing Date.

Section 4.22  Bank Accounts, Powers of Attorney.  Set forth in Section 4.22 of the Seller Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which a Company or any of its Subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from such Company or any such Subsidiary and a summary statement of the terms thereof.

Section 4.23  Title to Personal Properties; Sufficiency of Assets.  Each Company or one of its Subsidiaries has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the Personal Property reflected on the Financial Statements as of the Balance Sheet Date or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date.  All of the tangible Personal Property used in the business of the Companies and their respective Subsidiaries is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.  Casella and its Affiliates (other than the Companies and their respective Subsidiaries) do not possess, or have the right to use, any Personal Property owned or leased by the Companies or their respective Subsidiaries, other than the Intellectual Property to be licensed back to Casella and its Affiliates pursuant to the License Agreement.  Except for the services described in the Transition Services Agreement, the Personal Property owned or leased by a Company and its Subsidiaries, together with all owned and leased real property of such Company and its Subsidiaries, all owned, leased or licensed Intellectual Property of such Company and its Subsidiaries, and all other assets and rights (including rights under Contracts) of such Company and its Subsidiaries, are sufficient for the operation of the business of such Company and its Subsidiaries as currently conducted.

Section 4.24  Inventories.  The inventories of each Company and its respective Subsidiaries are in the physical possession of such Company or one of its Subsidiaries or in transit to or from a customer or supplier of such Company or its Subsidiaries and no such inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Permitted Lien or any Lien imposed as a matter of Law or which will be released at the Closing at no cost to Purchaser) or is held on consignment from others.  The inventory reflected in the Financial Statements was, and the inventory reflected on the Companies’ books of account have been, determined and valued on a first-in first-out basis, in accordance with GAAP applied, in the case of the inventory reflected on the Companies’ books and records, on a basis consistent with the Financial Statements.  The inventories of the Companies and their Subsidiaries were acquired or produced in the ordinary course of business.  Except as reflected in the reserve for obsolete inventory on the Financial Statements, the inventories of such Company and its Subsidiaries are of a quality presently useable in the ordinary course of business.

Section 4.25  Customer Warranties.  There are no pending, nor to the Knowledge of Sellers, threatened, legal proceedings or suits under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Companies or any of their respective Subsidiaries, in each case, that are not fully reserved against in accordance with GAAP by the Companies or their Subsidiaries.  All of the services rendered by the Companies or any of their Subsidiaries, in each case, whether directly or indirectly through independent contractors, have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and none of the Companies or any of their Subsidiaries have, nor shall any of them have, any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business.  To the Knowledge of Sellers, there is no reason to expect a material increase in warranty claims to the Companies and their respective Subsidiaries in the future.

Section 4.26  Product Liability.

(a)           There has been no legal proceedings or suits by or before any Governmental Entity against or involving the Companies or any of their respective Subsidiaries concerning any product manufactured, shipped, sold or delivered by or on behalf of any of them, in each case, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of either Company or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Sellers, none has been threatened nor is there any valid basis for any such legal proceeding or suit.

(b)           To the Knowledge of Sellers, there has not been any Occurrence relating to the Companies and their respective Subsidiaries that has had or would reasonably be expected to result in liabilities to the Companies and their respective Subsidiaries, taken as a whole, in excess of One Million Dollars ($1,000,000).

(c)           There has not been any Recall conducted with respect to any product or the products manufactured, shipped, sold, or delivered by or on behalf of any of the Companies or their respective Subsidiaries, or, to the Knowledge of Sellers, any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any Recall.

(d)           To the Knowledge of Sellers, there have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product of the Companies or their respective Subsidiaries or products manufactured, shipped, sold or delivered by or on behalf of Companies or their respective Subsidiaries.  All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Companies and their respective Subsidiaries have complied in all material respects with all requirements established by any applicable Law or Order of any Governmental Entity.

Section 4.27  Accounts Payable; Accounts Receivable.

(a)           All of the accounts payable set forth on the Financial Statements (the “Accounts Payable”) represent bona fide purchases in the ordinary course of business of the Companies or one or more of their Subsidiaries as to which full performance has been rendered.  All of the Accounts Payable are for purchases of goods or services from suppliers of the Companies, none of which is an Affiliate of Seller.

(b)           All of the accounts receivable set forth on the Financial Statements (the “Accounts Receivable”) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Companies or one or more of their Subsidiaries.  Since the Balance Sheet Date and the date hereof, there have not been any write-offs as uncollectible of any Accounts Receivable, except for write-offs in the ordinary course of the business, consistent with past practice.  All of the Accounts Receivable are for sales of goods or services to customers of the Companies.  The amount of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records, books and accounts of each Company and its

Subsidiaries as being due to such Company or any of its Subsidiaries at the Closing Date (less the amount of any provision or reserve therefor made in the records, books and accounts of such Company or such Subsidiary) will be good and collectible in the ordinary course of business, consistent with past practice and in any event not later than sixty (60) days after the Closing Date.

Section 4.28  Books and Records.  The respective minute books of the Companies and their respective Subsidiaries as previously delivered or made available to Purchaser and its Representatives, are true and complete in all material respects and are correct and contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the respective stockholders, members or partners and boards of directors or managers of the Companies and their respective Subsidiaries.  Within thirty days (30) days following the Closing Date, Casella shall provide copies of all records of the Companies and their Subsidiaries to Purchaser, as required and reasonably requested by Purchaser, that are not otherwise in the Companies’ possession (including payroll tax records for the employees of the Companies for any period that is open on the Closing Date under the applicable statute of limitations).

Section 4.29  Insurance.

(a)           Section 4.29(a) of the Seller Disclosure Letter sets forth the material insurance policies (the “Insurance Policies”) owned or held by or naming as beneficiaries the Companies or any of their respective Subsidiaries.  All premiums due and payable on each Insurance Policy have been paid in full.  Each Company and its respective Subsidiaries are otherwise in material compliance with the terms and provisions of all Insurance Policies and none of such Company or any of its Subsidiaries is in default under any of the Insurance Policies.  To the Knowledge of Sellers, the Insurance Policies are in full force and effect and there exists no event, occurrence, condition or act, including the transactions contemplated by this Agreement, which, with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, could reasonably be expected to become a default under any Insurance Policy or otherwise entitle any insurance carrier to terminate, cancel or modify any Insurance Policy prior to the expiration thereof.  No Company or any of its Subsidiaries has received any notice of, or been denied insurance or suffered cancellation or non-renewal or the reduction or limitation of coverage, of any insurance in the five (5) years prior to the date hereof in respect of the business of the Companies and their respective Subsidiaries.

(b)           Section 4.29(b) of the Seller Disclosure Letter sets forth, all pending insurance claims and the claims history for the five (5) years prior to the date hereof (including with respect to insurance obtained but not currently maintained) with respect to the claims of the Companies and their Subsidiaries and claims of Casella and its Subsidiaries (except for the Companies and their Subsidiaries) relating to the business of the Companies and their Subsidiaries.

Section 4.30  Government Contracts.  None of the Companies nor any of their Subsidiaries:

(a)           has any Contracts with any Governmental Entity involving any information, technology or data which is classified under Executive Order 13526 of December 29, 2009;

(b)           has any products or services (including research and development) with respect to which it is a supplier, direct or, to the Knowledge of Sellers, indirect, to any of the military services of the United States or the U.S. Department of Defense;

(c)           exports (i) products or technical data under validated licenses or technical data under General License GTDR pursuant to the U.S. Export Administration Regulations (15 C.F.R. Parts 730 through 744) or (ii) defense articles and defense services under the International Traffic in Arms Regulations (22 C.F.R. Subchapter M); or

(d)           has a Facility Security Clearance under the Department of Defense Industrial Security Program.

Section 4.31  Solvent Financial Condition.  Other than on account of any Indebtedness of the Companies which will be paid or released at the Closing, each of the Companies and their respective Subsidiaries are now Solvent and, immediately prior to the Closing, will be solvent.

Section 4.32  Offering of Securities.  None of Casella, any of its Subsidiaries or any of their respective Representatives has taken or will take any action which has subjected or would subject the issuance or sale of the Equity Interests to the provisions of Section 5 of the Securities Act of 1933, as amended, or comparable section of any similar federal statute then in effect or has violated or would violate the provisions of any securities or “Blue Sky” Laws of any applicable jurisdiction.  None of Casella, any of its Subsidiaries or any Person acting on their behalf has directly or indirectly offered or sold (or will directly or indirectly offer or sell) the Equity Interests by any form of general solicitation or general advertising (including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television, radio or the Internet or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

Section 4.33  FCR Indebtedness.  There is no FCR Indebtedness other than Indebtedness included in the calculation of the purchase price adjustment pursuant to Section 3.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter (the “Purchaser Disclosure Letter”) delivered by Purchaser to Sellers concurrently with the execution of this Agreement, Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1  Due Organization, Good Standing and Corporate Power of Purchaser.

Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2  Authorization; Noncontravention.

(a)           Purchaser has the requisite limited liability company power and authority and has taken all limited liability company or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder, have been duly authorized and approved by all necessary limited liability company or other action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby shall be, duly executed and delivered by Purchaser.  Assuming that this Agreement constitutes a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby constitute valid and binding obligations of Sellers and each other Person (other than Purchaser) party thereto, such instruments and agreements will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement, the Ancillary Agreements and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Purchaser, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to (A) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.3 of the Purchaser Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound.

Section 5.3  Consents and Approvals.  Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

Section 5.4  Broker’s or Finder’s Fee.  Except for the fees of the Persons listed in Section 5.4 of the Purchaser Disclosure Letter (whose fees and expenses shall be paid by Purchaser), no agent, broker, Person or firm acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.5  Investment Intent.  Purchaser is acquiring the Equity Interests for its own account, for investment purposes only and not with a current view toward, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Equity Interests, in violation of any applicable securities Laws.  For the avoidance of doubt, the disposition of Purchaser’s property shall at all times remain within the sole control of Purchaser.

Section 5.6  Financing.

(a)           Purchaser has delivered to Casella (a) fully executed commitment letters (collectively, the “Debt Commitment Letters”) from the lenders named therein (each, a “Lender”, and collectively, the “Lenders”), pursuant to which such Lenders have committed, upon the terms and subject only to the conditions set forth therein, to provide debt financing in the aggregate amount of $[**] to Purchaser, in connection with the transactions contemplated by this Agreement and (b) fully executed equity commitment letters (collectively, the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from the investors named therein (each, a “Sponsor”, and collectively, the “Sponsors”), pursuant to which such Sponsors have committed, upon the terms and subject only to the conditions set forth therein, to provide equity financing in the aggregate amount of $[**] to Parent in connection with the transactions contemplated by this Agreement.  The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letters is hereinafter referred to as the “Equity Financing.”  The aggregate financing contemplated pursuant to the Commitment Letters collectively is hereinafter referred to as the “Financing.”

(b)           The Financing provides for, subject only to the conditions set forth in the Commitment Letters, all funds necessary to pay in cash all amounts required by this Agreement to be paid by Purchaser at the Closing.

(c)           As of the date hereof, each Commitment Letter constitutes a legal, valid, duly authorized and binding obligation of the parties thereto, enforceable against such parties in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  No Commitment Letter has been amended or modified prior to the date of this Agreement.  The commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.  All commitment fees and all other amounts required to be paid under the Commitment Letters have been paid in full or will be duly paid in full when due and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder.

(d)           As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or the Financing (other than any conditions set forth in Section 7.2, as applicable) will not be consummated as contemplated in the Commitment Letters.

(e)           As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article IV (but without giving effect to any knowledge, materiality, Material Adverse Effect qualification or exception contained therein) and compliance by Sellers with their covenants and agreements hereunder, to the Knowledge of Purchaser, there is no fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or rendered ineffective or any of the conditions contained therein not to be met; provided, however, Purchaser expresses no opinion as to whether the conditions set forth in Section 7.2 will be satisfied.

Section 5.7  Solvency.  Assuming the accuracy of Sellers’ representations and warranties contained in Article IV (but without giving effect to any knowledge, materiality, Material Adverse Effect qualification or exception contained therein), immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing to the Knowledge of Purchaser:

(a)           Purchaser shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and

(b)           Purchaser shall have adequate capital to carry on its businesses.

Section 5.8  Sponsor Guaranty.  Concurrently with the execution of this Agreement, Purchaser has delivered to Casella a limited guarantee, dated the date hereof, of each Sponsor duly executed in the form attached hereto as Exhibit A (each, a “Sponsor Guaranty”).  Each Sponsor Guaranty constitutes a legal, valid, duly authorized and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  No Sponsor Guaranty has been amended or modified prior to the date of this Agreement.  No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under each Sponsor Guaranty.

ARTICLE VI

COVENANTS

Section 6.1  Access to Information Concerning Properties and Records.

(a)           Casella shall, and shall cause its Subsidiaries to, upon reasonable prior notice and during regular business hours (but in a manner so as not to unreasonably interfere with Casella’s or its Subsidiaries’ normal business operations), afford Purchaser and each of Purchaser’s Representatives and financing sources, full access to the properties, books and records of the

Companies and their respective Subsidiaries to the extent Purchaser, or any of its Representatives or financing sources reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, Casella shall furnish promptly to Purchaser, Purchaser’s Representatives and Purchaser’s financing sources, as applicable, all financial and operating data and other information concerning the Companies’ and their respective Subsidiaries’ businesses, properties and personnel as Purchaser, such Representatives or such financing sources may reasonably request.

(b)           For each month, beginning January 2011, Casella shall cause the Companies to provide Purchaser with an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the month then ended with respect to the Companies and their respective Subsidiaries within fifteen (15) days of the end of such month (the “Monthly Financial Statements”).  The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements except that they need not contain footnotes and will be subject to year-end audit adjustments.

Section 6.2  Confidentiality.

(a)           From and after the date of this Agreement until Closing, Purchaser and Casella shall be bound by and comply with the obligations of the Confidentiality Agreement in accordance with its terms.  After the Closing, the Parties shall remain bound by the Confidentiality Agreement solely with respect to “Confidential Information” relating to any portion of the business of a Seller and its respective Subsidiaries and other Affiliates that is not a subject of the transactions contemplated by this Agreement and, except as modified by this Section 6.2(a), the Confidentiality Agreement shall continue in accordance with its terms, except that (i) Section 24 thereof regarding non-solicitation is hereby superseded by Section 6.9 below and shall no longer have any force or effect with respect to Persons bound by such Section 6.9 and (ii) the obligations under the Confidentiality Agreement shall survive and remain in effect for a period of two (2) years after the Closing.

(b)           Casella acknowledges that it and its Subsidiaries are in possession of Confidential Material concerning the Companies.  From and after the Closing, Casella shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that Casella and its Subsidiaries may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course (where such Confidential Material does not involve a Trade Secret held for use in connection with FCR or one of its Subsidiaries except pursuant to the terms of the License Agreement) and otherwise to the extent necessary to engage in any business not restricted by the terms of Section 6.8.  Such Confidential Material is proprietary and confidential in nature and may be disclosed to Casella’s Representatives only to the extent necessary in connection with Casella’s permitted use thereof (it being understood that Casella shall be responsible for any disclosure by any such Representative not permitted by this Agreement).  If Casella or any of its Affiliates or Representatives are requested or required to disclose (after Casella has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about Casella’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Casella shall, or shall cause such Affiliate or Representative to, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy.  At any time that such protective order or remedy has not been obtained, Casella or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Casella shall exercise its commercially reasonable efforts, to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.  From and after the Closing Date, Casella and its Affiliates and Representatives, upon the request of Purchaser, shall promptly deliver to Purchaser all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to Casella and its Subsidiaries, without retaining any copy thereof except to the extent necessary for Casella’s permitted use thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material.

Section 6.3  Conduct of the Business of the Companies Pending the Closing Date.

(a)           During the period commencing on the date hereof and ending on the Closing Date, Casella shall cause each of the Companies and their respective Subsidiaries to conduct its respective operations (including working capital and cash management practices) in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to:  preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (including but not limited to making capital expenditures necessary for the upgrade at the Morris facility in Minehill, New Jersey through the Closing Date consistent with plans for such facility as of the date hereof).

(b)           In furtherance and not in limitation of Section 6.3(a), during the period commencing on the date hereof and ending on the Closing Date, each of the Sellers shall not, and shall cause each of its Subsidiaries, including the Companies and their Subsidiaries, not to, without the prior written consent of Purchaser, in its sole discretion (except to the extent that any such limitation would violate or otherwise result in a default under the covenants of the Casella Loan Documents):

(i)            amend or restate the certificate of incorporation or by-laws or other equivalent charter documents of any Company or any Subsidiary of a Company;

(ii)           authorize for issuance, issue, sell or deliver (A) any membership interest in, capital stock of, partnership interest in, or other equity or voting interest in, any Company or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) membership interests in, shares of capital stock of, or other equity or voting interest in, any Company or any of its Subsidiaries, (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the membership interests in, capital stock of, or other equity or voting interest in, any Company or any of its Subsidiaries including rights, warrants or options, or (3) phantom stock or similar equity-based payment option issued by, any Company or any of its Subsidiaries;

(iii)          make any in-kind dividend or in-kind distribution (other than distributions by any Subsidiary of a Company to such Company or any other wholly-owned Subsidiary of such Company) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any membership interests in, shares of capital stock of, or other equity or voting interest in, a Company or any of their respective Subsidiaries, or make any other change in the capital structure of the Companies and their respective Subsidiaries;

(iv)          increase the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to an officer, director, employee or agent of a Company or one of their respective Subsidiaries being paid an annual base salary of One Hundred Thousand Dollars ($100,000) or more except for such increases in the ordinary course of business or that are required in accordance with the terms of any Employee Benefit Plan set forth in Section 4.12 of the Seller Disclosure Letter; provided, that no increase in compensation payable to any employee or agent of a Company or one of their respective Subsidiaries shall exceed Fifteen Thousand Dollars ($15,000) per annum for any individual or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate;

(v)           make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, director, employee or agent of a Company or one of their respective Subsidiaries except for payments in the ordinary course of business, or that were already accrued prior to the date hereof, or are required by the terms of any Employee Benefit Plan set forth in Section 4.12 of the Seller Disclosure Letter;

(vi)          establish, adopt, enter into, amend or terminate (A) any Employee Benefit Plan covering any officer, director, employee or agent of a Company or one of their respective Subsidiaries, except to the extent required by Law or effective after the Closing or (B) any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any officer, director, employee or agent of a Company or one of their respective Subsidiaries;

(vii)         enter into, materially amend, become subject to or terminate any Material Contract (including, for the avoidance of doubt, any joint venture agreement relating to the operation of the Tompkins County Material Recycling Facility) or any Real Property Lease, in each case outside of the ordinary course of business consistent with past practice;

(viii)        permit any properties or assets of the Companies and their respective Subsidiaries to be subject to any Lien not already disclosed in Section 4.17 of the Seller Disclosure Letter (other than Permitted Liens);

(ix)           sell, transfer, lease, license or otherwise dispose of assets or properties of the Companies or their respective Subsidiaries, except for (w) intercompany transfers conducted in the ordinary course of business (and any capital contributions to be made as of the Closing Date in order to eliminate any intercompany payables in the Companies); provided, that such transfers are reflected in the Closing Working Capital, (x) the transfer of the Claverack Facility to an Affiliate of Casella other than one of the Companies, (y) sales of inventory in the ordinary course of business consistent with past practice; provided, that such sales are reflected in the Closing Working Capital and (z) leases or licenses entered into in the ordinary course of business consistent with past practice with annual lease or royalty payments to the Companies or any of their respective Subsidiaries that are not reasonably expected to exceed One Hundred Thousand Dollars ($100,000);

(x)            license or assign any Companies Intellectual Property to any other Person or otherwise abandon or encumber any Companies Intellectual Property other than any Liens already disclosed in Section 4.17 of the Seller Disclosure Letter;

(xi)           permit or cause the Companies or their respective Subsidiaries to acquire any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xii)          permit or cause the Companies or their respective Subsidiaries to make any capital expenditure or commitment therefor or enter into any operating lease in excess of One Million Dollars ($1,000,000) individually or Three Million Dollars ($3,000,000) in the aggregate or otherwise acquire any assets or properties (other than (x) inventory in the ordinary course of business consistent with practice and (y) capital expenditures necessary for the upgrade at the Morris facility in Minehill, New Jersey so long as, with respect to this clause (y), FCR Capital Expenditures do not exceed Five Million Dollars ($5,000,000)) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xiii)         form any Subsidiary of the Companies or their respective Subsidiaries;

(xiv)        write off as uncollectible any notes or accounts receivable of the Companies or their respective Subsidiaries, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(xv)         except as required by GAAP, make any change in any method of accounting or auditing practice with respect to the Companies or their Subsidiaries;

(xvi)        with respect to the Companies or their Subsidiaries and except for elections related to depreciation for income Tax purposes, other than any such election that may adversely affect Purchaser, the Companies or their Subsidiaries in a Post-Closing Period: make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of the Companies or their Subsidiaries, as applicable, with respect to the treatment of items on such Tax Returns; incur any material liability for Taxes other than in the ordinary course of business, or file an amended Tax Return or claim for refund of Taxes;

(xvii)       on behalf of the Companies, pay, discharge, settle or satisfy any actions, Liabilities other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements;

(xviii)      with respect to the Companies or their respective Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances, capital contributions or investments by a Company or any of its Subsidiaries to or in Casella or any direct or indirect wholly owned Subsidiary of Casella (including any capital contributions to be made as of the Closing Date in order to eliminate any intercompany payables in the Companies),  in each case, solely to the extent such loans, advances, investments or capital contributions are reflected in Closing Working Capital);

(xix)         plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of the employees of the Companies or any of their respective Subsidiaries (other than routine employee terminations for cause);

(xx)          enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Section 4.17 of the Seller Disclosure Letter, other than in the ordinary course of business; or

(xxi)         or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to do any of the foregoing.

(c)           During the period from the date of this Agreement to the Closing Date, Sellers shall, and shall cause the Companies and their Subsidiaries to confer on a regular basis with one (1) or more designated Representatives of Purchaser to report material operational matters and to report the general status of ongoing operations of the Companies.  Sellers shall use commercially reasonable efforts to keep, and shall cause Companies and their respective Subsidiaries to use commercially reasonable efforts to keep, all insurance policies currently maintained with respect to the Companies and their respective Subsidiaries and their respective assets and properties, or suitable replacements or renewals, in each case, in full force and effect through the close of business on the Closing Date.

Section 6.4  Exclusive Dealing.

(a)           During the period from the date of this Agreement through and including the Closing Date, Casella shall not, and shall cause its and its Subsidiaries, Representatives and other agents of Casella and its Subsidiaries to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and its Affiliates or Representative concerning any Alternate Transaction (as defined below) and Casella shall not enter into, and Casella shall prevent its Subsidiaries from entering into any Alternate Transaction.  For purposes hereof, an “Alternate Transaction” shall mean (i) any membership interest purchase, stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving the Companies or their Subsidiaries, (ii) any sale or other disposition of all or any significant portion of the assets of the Companies and their respective Subsidiaries, (iii) any other transaction in respect of the Companies and their respective Subsidiaries which results directly or indirectly, in a change of control of the Companies or their Subsidiaries or sale of any minority equity interest in a Company or one of its Subsidiaries (except as specifically permitted by Section 6.3(b), (iv) any transaction similar to the transactions contemplated by the Ancillary Agreements or (v) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Purchaser does not participate; provided, this Section 6.4(a) shall not restrict Casella with respect to a Change of Control of Casella, provided, that the same does not affect Purchaser’s rights hereunder.  Casella will not vote the capital stock or other voting interests of any of its Subsidiaries in favor of any Alternate Transaction.

(b)           Immediately following the execution of this Agreement, Casella shall, and shall cause each of its Affiliates, and shall direct each of their respective Representatives, to terminate any existing discussion or negotiations with any Persons, other than Purchaser (and its Affiliates and Representatives), concerning any Alternate Transaction.  Casella shall, and shall direct its Subsidiaries and its and their respective Representatives to, request the return of any due diligence materials provided to any Persons (other than Purchaser and its Affiliates and Representatives) in connection with any potential Alternate Transaction.

Section 6.5  Commercially Reasonable Efforts; HSR Act Filing.

(a)           Subject to the terms and conditions contained in this Section 6.5, Casella and Purchaser shall, and Casella shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with Casella or any of its Subsidiaries (including landlords) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 7.2 and Section 7.3; provided, that no Material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to a Company or any of its Subsidiaries, to obtain any such consent, approval or authorization, without first obtaining the written approval of Purchaser.

(b)           Casella and Purchaser shall use their respective commercially reasonable efforts to promptly file or cause to be filed, within ten (10) Business Days from the date hereof, all required filings under the HSR Act and all required filings under other applicable Antitrust Laws that Purchaser and Casella reasonably determine in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement (collectively, the “Antitrust Filings”), shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other Party of any material communication received by such Party from any Antitrust Authority regarding the transactions contemplated by this Agreement.  Each Party shall review and discuss in advance, and consider in good faith the views of the other Party in connection with any proposed written or material oral communication with any Antitrust Authority.  Neither Party shall participate in any meeting with any Governmental Entity unless it first consults with the other Party in advance, and to the extent permitted by the Governmental Entity, gives that Party the opportunity to be present thereat.  Neither Party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Antitrust

Authority without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  Each of Purchaser and Casella shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing.

(c)           Purchaser’s obligations under this Section 6.5 to use commercially reasonable efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Purchaser or any of its Affiliates or of Casella or its Subsidiaries and (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust law or seeking to have any say, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed or overturned.

Section 6.6  Public Announcements.  Casella and Purchaser each shall (a) consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement or make any other public statement that refers to the other party and (b) within a reasonable time prior to the release of any such disclosure, provide each other the opportunity to review and comment upon any such press release or public statement.

Section 6.7  Notification of Certain Matters.

(a)           Casella, on the one hand, and Purchaser, on the other hand, shall promptly notify such other Party of:

(i)            any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, in the case of Sellers, to the Knowledge of Sellers, threatened, against (A) any Company or its respective Subsidiaries or (B) Purchaser, as the case may be;

(ii)           the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition (of the other Party) set forth in Article VII not to be satisfied;

(iii)          the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by such Party in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate; or

(iv)          any notice or other communication from any Person to such Party or any of its Affiliates alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(b)           Casella shall promptly notify Purchaser of any notice of the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, either Seller.

(c)           Casella shall promptly notify Purchaser of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) in Section 4.17 of the Seller Disclosure Letter.

(d)             Casella shall notify Purchaser prior to any capital expenditures incurred by Sellers or their Subsidiaries for the upgrade at the Morris facility in Minehill, New Jersey only to the extent such capital expenditure when added to all previous capital expenditures incurred by Sellers or their Subsidiaries for the upgrade at the Morris facility in Minehill, New Jersey exceed $5.0 million in the aggregate.

Section 6.8  Non-Competition; Non-Interference.

(a)           Casella’s Non-Compete Obligation.  In consideration of the purchase of the Equity Interests by Purchaser, Casella has caused each of the executive officers listed on Section 6.8(a) of the Seller Disclosure Letter to enter into a non-competition agreement (a true and complete copy of such agreements is attached hereto as Exhibit F) which agreement shall be effective only upon the Closing, and from the date of this Agreement until the [**] anniversary of the Closing Date, outside the Franchise Territory, Casella shall not, and shall cause its controlled Affiliates not to, directly or indirectly:

(i)            own, manage, operate, control or participate in the ownership, management, operation or control of, the business (each, a “Purchaser Competing Business”) of (A) standalone materials recovery facilities (i.e., not serving one or more waste sheds for which the Casella or its Affiliates provide municipal solid waste or construction and demolition debris collection activities); (B) production and processing of Engineered Feedstock for resale; or (C) brokerage services for the marketing and sales of reusable commodities produced from Recyclable Materials sourced outside of the Franchise Territory (except for brokerage activities included in Casella’s National Accounts Program).  For purposes of this Section 6.8(a)(i), neither of the following shall be considered to be a Purchaser Competing Business: (1) ownership of securities of [**] percent ([**]%) or less of any class of securities of a public company or (2) subject to Section 6.8(b), ownership of part or all of an Integrated Solid Waste Company if the annual total aggregate consolidated revenues of such Person from Purchaser Competing Businesses are equal to or less than [**] percent ([**]%) of such Person’s annual total aggregate consolidated revenues;

(ii)           persuade or attempt to persuade any Person not to (x) hire Purchaser or any of its Subsidiaries with respect to a Purchaser Competing Business, or (y) hire another Person with respect to a Purchaser Competing Business (except in connection with Casella’s ownership of an Integrated Solid Waste Company as permitted in Section 6.8(a)(i)); or

(iii)          (x) solicit, for the benefit of any Person other than Purchaser or any of its Subsidiaries, the business (to the extent relating to a Purchaser Competing Business and excluding any solicitation in connection with Casella’s ownership of an Integrated Solid Waste

Company as permitted in Section 6.8(a)(i)) of any Person that is a customer or client of Casella or any of its Subsidiaries, or was one of their respective customers or clients within [**] prior to the date of this Agreement or (y) in any way seek to interfere with the relationship between Purchaser or any of its Subsidiaries and any Person or business relationship (to the extent relating to a Purchaser Competing Business), including in each case under this clause (iii), making any negative or disparaging statements or communications about Purchaser or any of its Subsidiaries.

(b)           Casella’s Acquisition of Integrated Solid Waste Company Outside the Franchise Territory.

(i)            If Casella or any of its Subsidiaries acquires an Integrated Solid Waste Company as permitted in Section 6.8(a)(i), and such Integrated Solid Waste Company, at the time of Casella’s agreement to consummate such acquisition, owns and/or operates any Purchaser Competing Business which is located within a [**]-mile radius of a similar business of Purchaser or any of its Affiliates, Casella shall, within 30 days following the execution of the definitive documents for such acquisition, give written notice (the “Purchaser Competing Business Notice”) to Purchaser of such acquisition and in such notice shall offer to sell such Purchaser Competing Business to Purchaser for an amount equal to [**] times the EBITDA generated by such Purchaser Competing Business during the immediately preceding consecutive [**]-month period for which financial statements are available (or if no financial statements are available, over such [**]-month period agreeable to Purchaser and Casella).  The Purchaser Competing Business Notice shall disclose in reasonable detail the Purchaser Competing Business and include as attachments, any relevant portions of definitive documents relating to the acquisition of the Purchaser Competing Business contained in the Integrated Solid Waste Company (as may be redacted by Casella to remove information not relevant to the Purchaser Competing Business, including the purchase price payable by Casella).  Casella shall provide Purchaser with any evaluation materials prepared by Casella, any of its Subsidiaries, or their respective Representatives relating to such Purchaser Competing Business and with access to any information Casella or any of its Subsidiaries has received with respect to any such Purchaser Competing Business (the “Evaluation Material”), subject to Purchaser entering into a confidentiality agreement with customary terms with Casella or any of its Subsidiaries, as applicable.  Casella shall not enter into any agreement to sell such Purchaser Competing Business to any other party until the date that is thirty (30) days after the Purchaser Competing Business Notice has been given to Purchaser; provided, that such period shall be extended to the extent necessary for Casella to share with Purchaser any evaluation materials prepared by Casella, one of its Subsidiaries, or their respective Representatives relating to such Purchaser Competing Business and information Casella or any of its Subsidiaries has received with respect to any such Purchaser Competing Business and for Purchaser to complete a reasonable review of such Purchaser Competing Business.  Purchaser may elect to purchase the Purchaser Competing Business described in the Purchaser Competing Business Notice by delivering a written notice of such election to Casella within thirty (30) days following its receipt of the Evaluation Material from Casella or such longer period described in the immediately preceding sentence.  If Purchaser does not elect to purchase such Purchaser Competing Business and Casella consummates its contemplated acquisition of a Integrated Solid Waste Company, Casella shall pay a licensing fee to Purchaser of [**] Dollars ($[**]) per ton of salable or reusable commodities (not including Baled Residue, as defined in the Commodities Marketing

Agreement) shipped each month by such Purchaser Competing Business following the closing of the contemplated acquisition, but only to the extent Purchaser or any of its Affiliates maintains a facility in the applicable [**]-mile radius as of such time.  Casella and Purchaser agree that in the event that Purchaser elects to purchase such Purchaser Competing Business from Casella pursuant to this Section 6.8(b)(i), the representations, warranties, covenants and indemnification provisions (including limitations, which shall be pro rata in relation to the overall purchase price, in the event a separate limitation is not specified with respect to the Purchaser Competing Business) with respect thereto shall be the same as Casella receives from and gives to the seller of such Purchaser Competing Business, either in the form of an assignment by Casella of its rights with respect to the Purchaser Competing Business under its purchase agreement with the seller of the Purchaser Competing Business or in the form of an agreement between Casella and Purchaser on terms consistent with the foregoing.

(ii)           If Casella acquires an Integrated Solid Waste Company as permitted in Section 6.8(a)(i) and such Integrated Solid Waste Company, at the time of Casella’s agreement to consummate such acquisition, owns and/or operates any Purchaser Competing Business which is located outside a [**] mile radius of any similar business operated by Purchaser or any of its Affiliates at such time, Casella may operate such Purchaser Competing Business in its discretion; provided, that if Casella decides, at any time, following such acquisition, to (x) convert any such Purchaser Competing Business facility to single-stream processing, (y) increase the capacity by [**] percent ([**]%) or more at such facility or (z) build a new facility for such Purchaser Competing Business (each, an “Expansion”), Casella shall give prior written notice thereof (the “Expansion Notice”) to Purchaser and offer to Purchaser an opportunity to jointly own (which joint venture would design, build and operate the Expansion) the Expansion through a 50/50 Partnership.  The Expansion Notice shall disclose in reasonable detail the contemplated Expansion.  Purchaser may elect to purchase an interest in the Expansion described in the Expansion Notice by delivering a written notice of such election to Casella within thirty (30) days following delivery to Purchaser of the Expansion Notice.

(c)           Purchaser’s and Parent’s Non-Compete Obligation.  In consideration of the sale of the Equity Interests by Sellers for the Final Purchase Price, Purchaser has caused each of the executive officers listed on Section 6.8(c) of the Purchaser Disclosure Letter to enter into a non-competition agreement (a true and complete copy of such agreements is attached hereto as Exhibit G) which agreement shall be effective only upon the Closing, and from the date of this Agreement until the [**] anniversary of the Closing Date, and subject to Purchaser’s right of first offer set forth in Section 6.8(d)(i), Parent and Purchaser shall not, and shall cause their controlled Affiliates not to, directly or indirectly:

(i)            in the Franchise Territory, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business of the type and character currently engaged in by Casella and its Subsidiaries in the Franchise Territory, including without limitation, any business involving the collection, recycling, disposal or diversion from disposal of municipal solid waste or construction and demolition debris sourced from within the Franchise Territory (any such business, a “Seller Competing Business”).  For these purposes, the following shall not be considered to be a Seller Competing Business: (A) ownership of securities of two percent (2%)

or less of any class of securities of a public company and (B) maintaining its ownership interest in the Tompkins County JV;

(ii)           persuade or attempt to persuade any Person not to hire Casella or such Subsidiary, or to hire another Person, in each case, with respect to a Seller Competing Business; or

(iii)          solicit for the benefit of any Person other than Casella or any of its Subsidiaries, the business (to the extent relating to a Seller Competing Business) of any Person that is a customer or client of Casella or any of this Subsidiaries, or was its customer or client within [**] prior to the date of this Agreement or in any way seek to interfere with the relationship between Casella or any of its Subsidiaries and any Person or business relationship (relating solely to a Seller Competing Business) including making any negative or disparaging statements or communications about Casella or any of its Subsidiaries.

From the date of this Agreement until the [**] anniversary of the Closing Date, and subject to Purchaser’s right of first offer set forth in Section 6.8(d)(i), Parent and Purchaser shall not authorize or allow any Person (other than any of their respective controlled Affiliates to the extent permitted pursuant to Section 6.8) to use any Companies Intellectual Property within the Franchise Territory in connection with a Seller Competing Business.  For the avoidance of doubt, subject to the preceding sentence of this Section 6.8(c), nothing in this Agreement shall prohibit any buyer of Parent or Purchaser or of any of their controlled Affiliates from conducting business in the Franchise Territory other than through Parent or Parent’s controlled entities (i.e., Company X shall not be prohibited from initiating or continuing a Seller Competing Business in the Franchise Territory notwithstanding its acquisition of Parent or Purchaser or any of their controlled Affiliates, so long as such operations are not conducted by Parent or Purchaser or any of their controlled Affiliates and so long as Company X and its Affiliates (including Parent, Purchaser and their controlled Affiliates) do not use any Companies Intellectual Property within the Franchise Territory).  The Parties agree that this restriction shall apply to (i) any Companies Intellectual Property owned by the Companies at the Closing, (ii) Intellectual Property developed through collaboration with Sellers after the Closing, (iii) Intellectual Property developed by the Purchaser that claims priority to or could have claimed priority to a patent or patent application acquired by Purchaser from Sellers at the Closing or any Intellectual Property developed through collaboration with Sellers after the Closing and, (iv) while owned by Parent or any controlled Affiliate, any other Intellectual Property, including Intellectual Property purchased by Purchaser from third parties.

(d)           Right of First Offer.

(i)            Without limiting the foregoing, in the event Casella or one of its Affiliates desires to seek an equity partner or operator for any facility to be located within the Franchise Territory which is a Purchaser Capability (a “Business Opportunity”), Casella shall give prior written notice of the Business Opportunity (the “Offer Notice”) to Purchaser.  The Offer Notice shall disclose in reasonable detail the Business Opportunity, the desired material terms and conditions of the Business Opportunity, including, any payment terms or equity or debt arrangements contemplated by Casella.  Casella shall not enter into any agreement relating to the Business Opportunity with any other party until the date that is thirty (30) days after the Offer

Notice has been given to Purchaser (the “Authorization Date”).  For purposes hereof, “Purchaser Capability” means a standalone materials recovery facility or a facility for the manufacturing of Engineered Feedstock.

(ii)           Purchaser may elect to participate in a Business Opportunity described in an Offer Notice by delivering a written notice of such election to Casella prior to the Authorization Date.

(iii)          If Purchaser has not elected to participate in a Business Opportunity described in the Offer Notice on or before the Authorization Date, or, if the parties are unable to reach a definitive agreement within the ninety (90) day period thereafter (the “Negotiation Period”), Purchaser shall not be entitled to such Business Opportunity and Casella or one of its Affiliates may, during the one hundred eighty (180) day period immediately following the expiration of the Negotiation Period, enter into the Business Opportunity specified in the Offer Notice with another Person on terms not materially more favorable to such Person, than those specified in the Offer Notice.

(e)           The parties acknowledge and agree that the provisions of this Section 6.8 are ancillary to the transactions contemplated hereby.  It is the desire and intent of the Parties that the provisions of this Section 6.8 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 6.8 shall be adjudicated to be invalid or unenforceable, this Section 6.8 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.8 in the particular jurisdiction in which such adjudication is made.

(f)            The Parties recognize that the performance of the obligations under this Section 6.8 by each Party is special, unique and extraordinary in character, and that in the event of the breach by a Party of the terms and conditions of this Section 6.8 to be performed by such Party, the other Party shall be entitled, if they so elect, to obtain damages for any breach of this Section 6.8, or to enforce the specific performance thereof by the breaching Party or to enjoin the breaching Party or its Affiliates from performing services for any Person.

(g)           Without limiting the foregoing, each of the Parties agrees not to challenge, and to cause its Affiliates not to challenge, the enforceability of the provisions of this Section 6.8.  In the event of the breach by a Party of the terms and conditions of this Section 6.8(g), the other Party shall be entitled, if they so elect, to obtain damages for the breach of this Section 6.8(g), or to enforce the specific performance thereof by the breaching Party or to enjoin the breaching Party or its Affiliates from performing services for any Person.

(h)           In the event of any Change of Control of Casella, the foregoing Sections 6.8(a) — (g) shall terminate immediately upon the consummation of such transaction.

Section 6.9  Non-Solicitation of Employees.

(a)           Generally.

(i)            From and after the Closing Date, Casella shall not, and shall cause its Affiliates not to, directly or indirectly, for a period of [**] after the Closing Date, knowingly solicit for employment any Transferred Employee or employee of a Company or any of its Subsidiaries as of the Closing Date; provided, that this paragraph shall not preclude Casella or its Affiliates from soliciting for employment or hiring any such employee who (i) responds on such individual’s own initiative to a general solicitation through a general circulation advertising medium (whether written, electronic, radio or otherwise) by or on behalf of Casella or any of its Affiliates that is not targeted at Transferred Employees, (ii) contacts Casella or its Affiliates directly on such individual’s own initiative or (iii) is not then currently, and has not been for a period of six (6) months, employed by Purchaser or its Affiliates.

(ii)           From and after the Closing Date, Purchaser shall not, and shall cause its Affiliates (which, for the avoidance of doubt shall not include any portfolio company of the Sponsors or any of their Affiliates except for Parent, the Companies and their respective Subsidiaries) not to, directly or indirectly, for a period of [**] after the Closing Date, knowingly solicit for employment any person who was an employee of Casella or any of its Affiliates on or prior to the Closing Date (other than any Transferred Employee or employee of a Company or any of its Subsidiaries as of the Closing Date); provided, that this paragraph shall not preclude Purchaser or its Affiliates from soliciting for employment or hiring any such employee who (i) responds on such individual’s own initiative to a general solicitation through a general circulation advertising medium (whether written, electronic, radio or otherwise) by or on behalf of Purchaser or any of its Affiliates that is not targeted at employees of Casella or its Affiliates, (ii) contacts Purchaser or its Affiliates directly on such individual’s own initiative or (iii) is not then currently, and has not been for a period of six (6) months, employed by Casella or its Affiliates.

(b)           From and after the Closing Date, Casella and Purchaser shall not, and shall cause their respective Affiliates (which, for the avoidance of doubt shall not include any portfolio company of the Sponsors or any of their Affiliates except for Parent, the Companies and their respective Subsidiaries) not to, directly or indirectly, for a period of [**] after the Closing Date, hire any Person listed on Section 6.9(b)(i) of the Seller Disclosure Letter (in respect of Casella), and Section 6.9(b)(ii) of the Seller Disclosure Letter (in respect of Purchaser).

(c)           The Parties hereby acknowledge and agree that the provisions of this Section 6.9 are ancillary to the transactions contemplated hereby.  It is the desire and intent of the Parties that the provisions of this Section 6.9 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 6.9 shall be adjudicated to be invalid or unenforceable, this Section 6.9 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.9 in the particular jurisdiction in which such adjudication is made.

(d)           The Parties recognize that the performance of the obligations under this Section 6.9 by Casella is special, unique and extraordinary in character, and that in the event of the breach by Casella of the terms and conditions of this Section 6.9 to be performed by Casella, Purchaser shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.9, or to enforce the specific performance thereof by Casella or to enjoin any employees of Casella or its Affiliates from performing services for any Person.

Section 6.10  Resignation of Officers and Directors.  At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing), Casella shall cause any so requested member of the boards of managers, boards of directors or officer of each Company and its Subsidiaries to tender his/her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his/her resignation, Casella shall take such actions necessary to remove such individuals from such positions.

Section 6.11  Permits.  Commencing on the date of this Agreement, the Parties, cooperating in good faith, shall use their commercially reasonable efforts to take such steps, including the filing of any required applications with any Governmental Entity, as may be necessary to effect the transfer or re-issue of the Permits necessary for the business of the Companies and their Subsidiaries to Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law.  To the extent such Permits are not transferred or re-issued to Purchaser prior to the Closing, the Parties shall enter into an agreement pursuant to which Casella shall use commercially reasonable efforts to ensure that such Permits remain in place to the extent permitted by Law and necessary for the operation of the business of the Companies and their Subsidiaries until such Permits are transferred or re-issued to Purchaser.

Section 6.12  Post-Closing Access to Records, Personnel and Real Property; Litigation Support.

(a)           For a period of seven (7) years after the Closing Date, Purchaser shall preserve and retain, and make available to Casella upon Casella’s reasonable request, all corporate, accounting, Tax, legal, auditing, human resources and other books and records of the Companies (including (i) any documents relating to any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Companies) relating to the conduct of the Companies prior to the Closing Date that Purchaser receives from Sellers.  Notwithstanding the foregoing, during such seven (7) year period, Purchaser may dispose of any such books and records which are offered in writing to, but not accepted by, Casella.

(b)           If and for so long as either Party actively is contesting or defending against any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, brought by a third party in connection with (i) the transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Companies and their respective Subsidiaries, the non-contesting or non defending Party shall reasonably cooperate with the contesting or defending Party and its counsel, which cooperation will include, but not be limited to, the following:  (A) if requested by the contesting or defending Party, the non-contesting or non-defending Party will instruct its officers, directors and employees to (x)

appear for interviews, at reasonable times and locations, and (y) answer all questions truthfully concerning the contesting or defending Party, the Companies or concerning their work for the Companies or one of their respective Subsidiaries, (B) the non-contesting or non-defending Party will produce all of the non-privileged documents relating to the claim within the non-contesting or non-defending Party’s custody and control, which it is reasonably requested to produce by the contesting or defending Party, and (C) upon reasonable notice from the contesting or defending Party, the non-contesting or non-defending Party shall instruct its officers, directors and employees to (x) appear for hearings, depositions and at trial (including as witnesses) related to any such claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, and (y) meet with the Representatives of the contesting or defending Party to assist in preparation for such depositions and trials, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore as provided in Article VIII).  All information received pursuant to this Section 6.12 will be kept confidential. Each Party agrees that it will not, and it will not permit any of its Affiliates to, bring or support any other party in bringing any claim, action or proceeding in any court other than as permitted under Section 11.9 and Section 11.10.

Section 6.13  Employee Relations and Benefits.

(a)           It is understood by the parties hereto that the employment of the employees of the Companies and their Subsidiaries shall continue immediately following the Closing uninterrupted by the transactions contemplated by this Agreement on substantially similar terms and conditions in the aggregate as prior to the Closing except as otherwise provided in this Section 6.13(a), except for such employees of FCR and their Subsidiaries listed in Section 6.13(a)(i) of the Seller Disclosure Letter who are operating in the Franchise Territory and who shall be transferred by Casella to become employees of Casella or any of its other Affiliates prior to the Closing (the “Retained Employees”).  Prior to the Closing, Purchaser shall, or shall cause its controlled Affiliates to, offer at-will employment to the employees listed on Section 6.13(a)(ii) of the Seller Disclosure Letter (the “Business Employees”), and the employment by Casella or its Subsidiaries of any such Business Employee who shall have accepted such offer of employment shall terminate effective as of the Closing Date and commence with Purchaser as of the Closing Date (any such Business Employee who are offered and commence employment with the Purchaser or its controlled Affiliates on the Closing Date, a “Transferred Employee,” and all such employees, collectively, the “Transferred Employees”).  Effective on the Closing Date, Casella and any applicable Subsidiary of Casella hereby waives and releases any non-compete or other restrictions which would prevent any Business Employee from accepting such employment offer from, and/or performing duties with any Person; provided however that any restrictions contained in any employment agreement with such Business Employee shall survive other than any non-competition provision therein, which shall be terminated and replaced by the noncompete provisions in the form of Exhibit G.  Casella shall also provide such waiver in a separate form satisfactory to Purchaser to be provided to such Business Employee, which shall expressly release such Business Employee from any obligations they may have to Casella in order allow them to accept an employment offer from and/or perform duties with, Purchaser (or a controlled Affiliate of Purchaser, as applicable), or to a successor to Purchaser or controlled Affiliate of Purchaser.  Except as otherwise expressly provided herein, Casella shall retain responsibility for the payment of any employee benefits or entitlements pursuant to any

Employee Benefit Plan or Law, including severance pay that may be due to any employee of the Companies or any of their Subsidiaries or to any Transferred Employee as a result of or in connection with the consummation of the transactions contemplated hereby or in connection with their employment prior to the Closing Date except to the extent any such payments are payable under Law or under an employee benefit plan of Purchaser as a result of the termination of any employee of FCR or one of its Subsidiaries or any Transferred Employee by Purchaser after the Closing; provided, however, that with respect to any accrued but unused vacation, sick, personal or similar paid time off (“PTO”) to which any such employee is entitled immediately prior to the Closing Date to the extent included as an FCR Transaction Expense, Purchaser shall assume the liability for such PTO and allow such employees of the Companies to use, in accordance with procedures established by Purchaser, such PTO and, if such employee’s employment with Purchaser terminates for any reason, Purchaser shall pay such employees the balance of any such unused PTO.

(b)           Except to the extent otherwise expressly set forth in this Section 6.13 or in the Transition Services Agreement, (i) Purchaser shall not be obligated to assume, continue or maintain any of the Employee Benefit Plans; (ii) no assets or liabilities of the Employee Benefit Plans shall be transferred to, or assumed by, Purchaser or Purchaser’s benefit plans; and (iii) Casella and its Subsidiaries (other than the Companies) shall be solely responsible for funding or paying any benefits under any of the Employee Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of Casella and its Subsidiaries.

(c)           Except to the extent otherwise expressly set forth in this Section 6.13 or in the Transition Services Agreement, (i) Casella shall take such action as is necessary such that, as of the Closing Date, the Companies and their Subsidiaries and the Transferred Employees cease participation in each Employee Benefit Plan, (ii) Casella and its Affiliates (other than the Companies and their Subsidiaries) shall retain all Liabilities for claims under the Employee Benefit Plans, whether such claims are made before, on or after the Closing Date, and (iii) Casella shall be solely responsible for paying and providing long-term disability and any applicable life insurance benefits due with respect to any employee of the Companies and their Subsidiaries (and any individual formerly employed by the Companies and their Subsidiaries) who is currently receiving long-term disability benefits as of the Closing Date; provided that if and when such disabled employee is no longer eligible to receive long-term disability benefits, and is ready, willing and able to return to full-time employment within one (1) year following the Closing Date, Purchaser shall offer at-will employment to such individual.

(d)           Nothing in this Agreement, express or implied, shall:  (i) confer upon any employee of Casella or its Subsidiaries, or any Representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (ii) be interpreted to prevent or restrict Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee or any employees of a Company or its Subsidiaries including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, except to the extent otherwise expressly set forth in this Section 6.13.  For the avoidance of doubt, Casella and its Affiliates shall not be obligated to amend or terminate any Employee Benefit Plan pursuant to which such Transferred Employees or any employees of a Company or its Subsidiaries continue to participate in after the Closing pursuant to the Transition Services Agreement.

(e)           Casella shall permit, and cause its Subsidiaries to permit, Purchaser to contact and make arrangements with the Business Employees and/or the employees of the Companies and their Subsidiaries regarding employment or prospective employment by Purchaser on and after the Closing and for the purpose of ensuring the continuity of the business of the Companies and their Subsidiaries, and Casella shall not discourage, and shall cause its Subsidiaries not to discourage, any such employees from consulting with Purchaser; provided, however, that any such contact and/or consultation shall occur only at such times and in such manner as has been mutually agreed upon, with such mutual agreement not to be unreasonably withheld, by Purchaser and Casella so as not to interfere with Casella’s or its Subsidiaries’ normal business operations.  Casella shall, and shall cause its Subsidiaries to, make available to Purchaser such personnel information and similar information as Purchaser may request with respect to any Transferred Employee, including compensation and employment records, to the extent permitted by applicable Law.

(f)            Casella shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage (within the meaning of COBRA), with respect to all employees and former employees of the Companies and their Subsidiaries and/or the Business Employees, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time prior to or on the Closing Date under any group health plan of Casella or its Affiliates.

(g)           Casella shall take such action as is necessary to provide that all Transferred Employees and any employees of the Companies and their Subsidiaries who are participants in the Casella Waste Systems 401(k) Plan (the “Seller 401(k) Plan”) have a fully vested and nonforfeitable interest in their entire respective account balances under such plan as of the Closing Date (regardless of their years of vesting credit under the Seller 401(k) Plan). On or prior to the Closing Date, with respect to all Transferred Employees and any employees of the Companies or their Subsidiaries, Casella shall contribute all contributions to the Seller 401(k) Plan which are required to be made on or before the Closing Date under the Seller 401(k) Plan, and within five (5) Business Days following the Closing Date, Casella shall make all contributions to the Seller 401(k) Plan which relate to service or employee salary deferral contributions on or prior to the Closing Date, provided that any employer contribution to such Seller 401(k) Plan will be made only with respect to employees of the Companies who have satisfied the requirements for such contributions under the terms of the Seller 401(k) Plan other any “last day” or similar service obligation otherwise applicable.  Effective as of the Closing Date, Purchaser shall establish a retirement plan intended to qualify under Section 401(a) of the Code (the “Purchaser 401 Plan”).  Purchaser shall permit rollover contributions of any amounts maintained by a Transferred Employee or an employee of Companies or their Subsidiaries under the Seller 401(k) Plan to the Purchaser 401 Plan, including the rollover of participant loans under the Seller 401(k) Plan. In addition, as of the Closing Date, the Purchaser shall establish a medical spending account and dependent care plan under Section 125 Plan of the Code (the “Purchaser Cafeteria Plan”) and shall, upon Casella providing Purchaser with specific details relating thereto, credit to accounts established for employees of the Companies all amounts credited under accounts of a similar Employee Benefit Plan, net of any amounts for which such employees have received reimbursement.  Once the administrators of the Purchaser Cafeteria Plan and Casella’s similar Employee Benefit Plan have determined how to address the claims made by employees of the Companies and Transferred Employees following the Closing (but which arose prior to the Closing) so that the net account balances under Purchaser Cafeteria Plan can be established, Casella shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the medical spending account and dependent care plan under Section 125 Plan of the Code made during the year in which the Closing Date occurs by the employees of the Companies over the aggregate reimbursement payouts made for such year from such accounts to such employees as of the agreed upon transfer date.

(h)           Each Transferred Employee and each employee of the Companies or their Subsidiaries shall be credited under employee benefit plans established and maintained by Purchaser or any Affiliate with all service which was credited to such employee while employed by Casella or any Subsidiaries for purposes of vesting and eligibility and for purposes of determining the level of benefits (other than under any defined benefit plan, severance plan or retiree medical plan).  In addition, Purchaser shall waive any pre-existing condition, actively at work, evidence of insurability, waiting period requirement or similar provisions, under any employee benefit plan with respect to any Transferred Employee and each employee of the Companies or their Subsidiaries to the extent satisfied under any Employee Benefit Plan.  Provided the Seller provides Purchaser with the necessary records within a reasonable period of time after the Closing, Purchaser shall also credit, under each comparable employee benefit plan of Purchaser, each Transferred Employee or employee of the Companies or their Subsidiaries with any deductibles paid under any Employee Benefit Plan for the plan year in which the Closing occurs; provided, however, that following the period under the Transition Service Agreement applicable to health insurance, credit of payments towards out-of-pocket maximums shall only be provided upon the consent of the carrier selected as the insurance provider for Purchaser’s group medical plan.

(i)            Purchaser or its controlled Affiliates, as the case may be (each of such Purchaser and Affiliates employing any Transferred Employee being a “Successor Employer”) shall as of the Closing Date succeed to and assume the immigration-related interests, liabilities, and obligations of Casella or its Subsidiaries related to any Transferred Employee.

Section 6.14  Worker Adjustment and Retraining Notification Act.  Sellers shall be liable, and shall indemnify and hold harmless Purchaser, for any obligations and liabilities under WARN (a) arising prior to the Closing Date with respect to the Transferred Employees or any current or former employee of the Companies or their Subsidiaries (other than the Retained Employees) and (b) arising on, prior to or after the Closing Date with respect to the Retained Employees, the Business Employees (other than the Transferred Employees) and any other current or former employee of Casella or its Subsidiaries.  Purchaser shall be liable, and shall indemnify and hold harmless Seller, for any obligations and liabilities under WARN arising on or after the Closing Date with respect to any employee of the Companies or their Subsidiaries as of the Closing Date and any Transferred Employee.  On or before the Closing Date, Sellers, on behalf of the Companies and their Subsidiaries, shall provide a list, by location, of all employees of the Companies and their Subsidiaries who have experienced “employment losses” (as defined under WARN) within ninety (90) days prior to the Closing Date or have been notified by the Companies or their Subsidiaries that they will experience “employment losses” after the Closing Date and Sellers, on behalf of the Companies and their Subsidiaries, shall update this list up to and including the Closing Date.

Section 6.15  Insurance Matters.

(a)           Coverage of the tangible or intangible personal property, liabilities, ownership, activities, businesses, operations, officers, employees and agents of the Companies and their Subsidiaries (the “Covered Assets and Persons”) under all current or previous insurance policies maintained by Casella and its Subsidiaries (the “Seller Corporate Policies”), shall cease as of the Closing Date and the Covered Assets and Persons shall be deleted in all respects as insureds (or additional insureds, as the case may be) with regard to any occurrences or wrongful acts which occur after the Closing Date under all Seller Corporate Policies, with the exception of any insurance policies described in Section 6.15 of the Seller Disclosure Letter.  To the extent that there is any claim pending or made as of the date hereof or thereafter under any Seller Corporate Policy relating to the Covered Assets and Persons, Casella shall pursue such claim with reasonable diligence (or at the request of Purchaser, Casella shall use its reasonable best efforts to cause Purchaser to be subrogated in respect of any such claim) and promptly following the resolution of such claim (but not before the Closing), remit any proceeds (net of any deductible, costs of recovery, and other costs required to be paid, or incurred, by Casella with respect thereto) received in respect of such claim to Purchaser.  Any such proceeds received or pending claims relating to the Covered Assets and Persons prior to the Closing shall be excluded from the calculation of the Closing Working Capital.  Notwithstanding the foregoing, from and after the Closing, Seller agrees (i) to maintain the Seller Corporate Policies in order to provide insurance coverage for any occurrences or alleged wrongful acts which occurred prior to the Closing (regardless of when such occurrences or alleged wrongful acts may be reported), (ii) to remain responsible for fulfilling all financial obligations related to the Seller Corporate Policies, including, without limitation, the payment of all deductibles, costs of recovery, and other costs required to be paid, or incurred, with respect to any claims under any Seller Corporate Policy relating to any such occurrences or alleged wrongful acts which occurred prior to the Closing, and (iii) to notify the insurers of any claims related to any such occurrences or alleged wrongful acts which occurred prior to the Closing and to use commercially reasonable efforts to administer such claims and deliver to the Companies or their Subsidiaries the proceeds related to such claims for the life of such Seller Corporate Policies.  Seller agrees that so long as it maintains director and officer, employment practices and fiduciary liability insurance policies, such policies shall cover the Companies and their Subsidiaries with respect to Losses incurred as a result of any occurrences, wrongful acts or events which occurred prior to the Closing.

(b)           If, after the Closing Date, Purchaser or Casella (or any of their respective Affiliates) reasonably requires any information regarding claims data or other information pertaining to a claim or an Occurrence that could reasonably be expected to give rise to a claim (including any pre-Closing claims under the Seller Corporate Policies) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then Casella or Purchaser, as the case may be, shall cause such information to be supplied to the other (or its designee), to the extent such information is in its possession and control or can be reasonably obtained by Casella or

Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefor.  In furtherance of the foregoing, if any third party requires the consent of Casella or any of its Affiliates to the disclosure of claims data or information maintained by an insurance company or other third party in respect of any claim (including any pre-Closing claims under any Seller Corporate Policies), such consent shall not be unreasonably withheld.

Section 6.16  Intellectual Property.

(a)           During the period from the date of this Agreement to the Closing Date, Sellers shall, and shall cause the Companies and their Subsidiaries to, pursue any claim that arises related to the material violation, infringement, misuse, or misappropriation by any third party (including any employee or former employee of any Seller or its Subsidiaries including the Companies and their Subsidiaries) of any Companies Intellectual Property or the rights thereto or in connection therewith, or any other claim that Sellers or their Subsidiaries, including the Companies and their Subsidiaries, would have pursued in the ordinary course of business prior to the date of this Agreement in each case, if and only if the failure to pursue the same would materially prejudice the Sellers’ or their Subsidiaries’, including the Companies’ and their Subsidiaries’, rights with respect thereto.

(b)           At and after the Closing, Sellers shall, at their own expense, effect physical and legal transfer of all files, documents, books and other records relating to the Companies Intellectual Property and the prosecution, maintenance, enforcement or defense of the Companies Intellectual Property, including all such files, documents, books and other records held by any outside counsel to Seller or the Companies.  Sellers shall, at their own expense, reasonably cooperate with Purchaser and its attorneys in (i) the processing of any change in ownership of any of the Companies Intellectual Property, (ii) the provision of conception or reduction to practice information, statements or affidavits of use, (iii) transfer of knowledge about any Trade Secrets within the Companies Intellectual Property and (iv) other factual or technical support reasonably necessary for Purchaser to transfer, prosecute, enforce or defend the Companies Intellectual Property.  Such actions may include having employees or consultants of Sellers and their Affiliates execute assignment documentation confirming Purchaser’s, the Companies’ and their Subsidiaries’ rights in and to the Companies Intellectual Property.

(c)           Prior to the Closing, Sellers shall execute documentation, in a form reasonably acceptable to Purchaser, that assigns all right, title and interest in and to the Sellers’ Transferred IP, including the rights to pursue all claims for past, present and future infringements, misappropriations or violations of the Sellers’ Transferred IP, to one of the Companies or their Subsidiaries as designated by Purchaser.

(d)           Subject to the other terms of this Agreement, Casella hereby grants to Purchaser and its Subsidiaries a royalty-free, paid-up, non-exclusive, perpetual license to make, have made, import, copy, use, modify, enhance, prepare derivative works of, offer for sale, sell and otherwise provide or distribute products and services incorporating or based on any non-patented information (which includes “know how” for each use of such term in this Agreement) which is directly applicable to the production and processing of Engineered Feedstock (other than such non-patented information which is included within the Sellers’ Transferred IP) and in the possession of the Business Employees immediately following the Closing.

Section 6.17  Further Assurances.  At any time and from time to time after the Closing Date, without further consideration, each Party, at the reasonable request of the other Party, shall execute and deliver such further instruments of conveyance, assignment, assumption and transfer with respect to the Equity Interests and Companies Intellectual Property and take such further action as may be necessary or appropriate in order to (a) effectuate the intent of this Agreement, (b) perfect or record title of Purchaser in the Equity Interests and Companies Intellectual Property, (c) put Purchaser in possession of the Equity Interests and Companies Intellectual Property and (d) provide such other Party in all respects with the intended benefits of this Agreement.

Section 6.18  Release of Liens.  As soon as practicable following the date hereof, Casella shall: (a) request that the pledge of the Equity Interests pursuant to the terms of the Seller Pledge Agreement, any Liens and security interests on the property and assets of the Companies and any of their Subsidiaries under the Seller Loan Documents, including the Companies Intellectual Property and the guarantee of the Companies and their Subsidiaries pursuant to the Seller Indentures, in each case, be released on or prior to the Closing Date in accordance with the terms thereof and (b) take all such other action as shall be necessary to cause such pledge, Liens and security interests and all other Liens thereunder to which the Companies and any of their Subsidiaries or any of their respective properties or assets are bound or subject to be fully released on or prior to the Closing Date in a manner satisfactory to Purchaser.

Section 6.19  Use of Proceeds.  On or after the Closing Date, Casella shall cause the Initial Purchase Price and any Purchase Price Adjustment payable to Sellers, in each case, when and if paid, to be applied in the manner required by the Seller Loan Documents.

Section 6.20  Equity Financing Commitments.

(a)           Subject to the terms and conditions of this Agreement (including Section 6.20(d), Parent acknowledges that it shall use commercially reasonable efforts to consummate the Equity Financing and Parent shall use its commercially reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the Equity Financing, including (i) maintain in effect the Equity Commitment Letters, (ii) ensure the accuracy of all representations and warranties of Purchaser set forth in the Equity Commitment Letters, (iii) comply with all covenants and agreements of Purchaser set forth in the Equity Commitment Letters, (iv) consummate the Equity Financing at or prior to the Closing and (v) enforce the obligations of the Sponsors and their respective investment affiliates (and the rights of Purchaser) under the equity Commitment Letters (which may include, at the request of Casella, filing one or more lawsuits against the Sponsors); provided, however, that neither Purchaser nor Parent shall have any obligation under this Section 6.20(a) after the End Date (it being understood that on such date Purchaser may terminate any litigation it has commenced or any other actions it has taken pursuant to this Section 6.20(a).

(b)           Parent shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letters without the prior written consent of Casella (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent agrees to notify Casella promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letters expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letters, whether or not such attempted or purported termination is valid), (ii) the Sponsors refuse to provide, express an intent to refuse to provide or express any concern or reservation regarding its obligation or ability to provide the full Equity Financing on the terms set forth in the Equity Commitment Letters or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letters.

(c)           Immediately prior to the Closing, upon its receipt of any Equity Financing, Parent shall distribute all such Equity Financing to Purchaser.

(d)           Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.20 shall require, and in no event shall commercially reasonable efforts of Purchaser or Parent be deemed or construed to require, Purchaser or Parent to (i) seek Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, an Equity Financing Letter or (ii) pay any fees in excess of those contemplated by the Equity Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.21  Debt Financing Commitments.

(a)           Subject to the terms and conditions of this Agreement, Purchaser acknowledges that it shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters (or terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Purchaser), including by using commercially reasonable efforts to (i) maintain in effect each Debt Commitment Letter and negotiating a definitive agreement (collectively, the “Debt Financing Agreements”) with respect to each Debt Commitment Letter on the terms and conditions set forth in such Debt Commitment Letter (or on terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Purchaser than the terms and conditions in such Debt Commitment Letter), (ii) comply with all covenants and agreements of Purchaser set forth in each Debt Commitment Letter and Debt Financing Agreement and (iii) consummate the Debt Financing at or prior to the Closing.  In the event that all conditions in a Debt Commitment Letter (other than the availability of funding of any of the Equity Financing), or upon funding will be satisfied, Purchaser shall use its commercially reasonable efforts to cause the lender party to such Debt Commitment Letter to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter.  Purchaser will furnish correct and complete copies of any Debt Financing Agreement to Casella promptly upon the execution thereof; provided, however, that Purchaser shall not have any obligation under this Section 6.21 after the End Date (it being understood that on such date Purchaser may terminate any actions it has taken pursuant to this Section 6.21).

(b)           Purchaser shall keep Casella informed with respect to all material activity concerning the Debt Financing and shall give Casella prompt notice of any material adverse change with respect to the Debt Financing.  Without limiting the foregoing, Purchaser agrees to notify Casella promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide, expresses an intent to refuse to provide or expresses any concern or reservation regarding its obligation or ability to provide all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the conditions set forth therein or (iii) for any reason Purchaser no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Commitment Letters.  Without the prior written consent of Casella (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, nor shall it permit any of its controlled Affiliates to, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Without the prior written consent of Casella, Purchaser shall not amend or alter, or agree to amend or alter, a Debt Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement.

(c)           If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter or a Debt Financing Agreement, until the End Date, Purchaser shall use its commercially reasonable efforts to arrange to promptly obtain such Debt Financing from alternative sources on terms, including with respect to the conditionality thereof, not materially less favorable in the aggregate to Purchaser and in an amount sufficient, when added to the portion of the Financing that is otherwise available, together with any cash and cash equivalents held by Purchaser as of the Closing, to pay in cash all amounts required to be paid by it in connection with the transactions contemplated by this Agreement, including the Initial Purchase Price or Final Purchase Price, as applicable, and all payments, fees and expenses of Purchaser related to or arising out of the transactions contemplated by this Agreement (an “Alternative Debt Financing”) and to obtain one or more new financing commitment letters (each, an “Alternative Debt Commitment Letter”) and one or more new definitive agreements (each, an “Alternative Debt Financing Agreement”) providing therefor.  In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Commitment Letters” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.  Purchaser will furnish correct and complete copies of any Alternative Debt Commitment Letter or Alternative Debt Financing Agreement to Casella promptly upon its execution.

(d)           Casella agrees to provide Purchaser with such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser and to use its commercially reasonable efforts to cause appropriate officers and employees of Seller, the Companies and their respective Subsidiaries (i) to be available on a customary basis to meet with prospective lenders, (ii) to assist with the preparation of disclosure documents, offering documents, information memoranda, projections and similar documents in connection therewith, (iii) to furnish Purchaser and Purchaser’s financing sources with financial statements and financial and other pertinent information regarding the Companies and their Subsidiaries, as may be reasonably requested by Purchaser, (iv) to execute and deliver any definitive financing documentation, security documents, hedging arrangements, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other documents as may be reasonably requested by Purchaser in connection with the financing for the transactions contemplated hereby, in each case which will become effective only on or after the Closing, (v) to take such reasonable actions as may be required to facilitate the pledge of collateral to secure such financing (including cooperation in connection with the pay-off of existing Indebtedness and the release of Liens related thereto), (vi) to obtain all waivers, consents and approvals from other parties to Contracts and Liens to which the Companies or any of their respective Subsidiaries is a party or by which any of them, their assets or properties or the Purchased Assets are bound or subject, and (vii) to take all other actions necessary to permit the consummation of the financing contemplated by Commitment Letters.  Notwithstanding the foregoing, neither Casella nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing.  Purchaser shall, promptly upon request by Casella, reimburse Casella for all reasonable out-of-pocket costs incurred by Casella or any of its subsidiaries in connection with such cooperation.  All non-public or otherwise confidential information regarding Casella or its Subsidiaries obtained by Purchaser or its representatives or financing sources pursuant to this Section 6.21(d) shall be kept confidential in accordance with the Confidentiality Agreement.

(e)           Notwithstanding anything to the contrary contained in this Agreement nothing in this Section 6.21 shall require, and in no event shall commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser to (i) incur the Debt Financing on terms materially less favorable, in the aggregate, to Purchaser than those contained in the Debt Commitment Letter or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.22  Conduct of Business by Purchaser Prior to the Closing.  Purchaser agrees that, between the date hereof and the Closing, except as contemplated by this Agreement, it shall not, directly or indirectly, without the prior written consent of Casella, take or cause to be taken any action that could by expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

Section 6.23  Replacement of Guarantees, Performance Bonds and Letters of Credit.  Unless otherwise agreed to in writing by Casella, Purchaser shall arrange, within 180 days following the Closing, for replacement arrangements (which shall include a full and complete release of each Seller and their respective Affiliates (other than the Companies and their Subsidiaries)), of all guarantees, performance bonds and letters of credit, reasonably satisfactory to Casella with respect to all obligations of the Companies and their Subsidiaries which are subject to any guarantee, covenant, indemnity, bond or similar assurance provided by Casella or any of its Affiliates (other than the Companies and their Subsidiaries) as of the Closing Date.

Section 6.24  Reimbursement for Certain Assets of the Companies.  Purchaser shall reimburse Casella for costs and expenses required to be paid by Casella following the Closing for those certain automobiles, telephones and other assets set forth on Section 6.24 of the Seller Disclosure Letter, as used by the Companies or their Subsidiaries as of the date hereof.  Such reimbursement shall be made monthly following receipt of invoices therefor from Casella.  If Casella’s costs related to any of the foregoing are increased, Casella shall promptly notify

Purchaser of such increase and Purchaser shall have the right to terminate its use of any automobile, telephones or other assets referred to in Section 6.24 of the Seller Disclosure Letter, subject to payment by Purchaser of all termination fees payable by Casella with respect thereto, if any.

Section 6.25  Transfer of Claverack Facility and USGF.  Prior to the Closing, Sellers shall take all necessary actions to complete the transfer of the Claverack Facility and USGF to an Affiliate of Casella other than one of the Companies or their Subsidiaries.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to the Obligations of Each Party.  The respective obligations of Purchaser and Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Sellers and Purchaser at or before the Closing Date, of each of the following conditions:

(a)           Injunctions; Illegality.  No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)           HSR Act; Governmental Approvals.  Any waiting periods in connection with the Antitrust Filings and all other consents, waivers and approvals from Governmental Entities, if any, disclosed in Section 4.6 of the Seller Disclosure Letter or Section 5.3 of the Purchaser Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

(c)           No Litigation Threatened.  No action or proceeding shall have been instituted or threatened in writing against Purchaser before a court or other Governmental Entity alleging that the transactions contemplated hereby violate any applicable Law or Order.

Section 7.2  Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate and cause the consummation of the transactions hereunder are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)           Performance.  (i) All of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and (ii) all of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to Section 6.3(b) of this Agreement shall have been duly performed in all material respects assuming that the “exception” parenthetical in the lead-in language to Section 6.3(b) does not exist.

(b)           Representations and Warranties.  (i) The representations and warranties of Sellers contained in Section 4.3 and Section 4.5 shall be true and correct in all respects as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of Sellers contained in Article IV shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers in any of such representations and warranties (other than those contained in Sections 4.7(b), 4.7(c), 4.7(d) and 4.8) in all respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Closing Deliverables.  Casella shall have delivered or caused to be delivered to Purchaser the items set forth in Section 3.3(b).

(d)           No Material Adverse Effect.  Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Release of Liens; Cancellation of Guarantees.  The Liens and security interests on the property and assets of FCR and its Subsidiaries and on the Equity Interests under the Seller Loan Documents shall be released in full and the guarantees of FCR and its Subsidiaries pursuant to the Seller Indentures shall have been terminated and an instrument or agreement executed by the applicable lenders, agents or trustees under the Seller Loan Documents evidencing the same in form and substance reasonably acceptable to Purchaser shall have been delivered to Purchaser.

(f)            Landlord Consents.  Purchaser shall have received, with respect to each of the Real Property Leases set forth in Section 4.6 of the Seller Disclosure Letter, a written consent for the assignment of such Real Property Lease, in form and substance reasonably satisfactory to Purchaser.

(g)           Third-Party Consents.  Any consent, waiver, approval, license or authorization by third-parties which are party to the Contracts set forth in Section 7.2(g) of the Seller Disclosure Letter shall have been received by Purchaser.

(h)           Permits.  The Permits listed in Section 7.2(h) of the Seller Disclosure Letter shall be in full force and effect.

(i)            Claverack Facility/USGF.  The transfer of the Claverack Facility and USGF and its Subsidiaries to an Affiliate of Casella other than one of the Companies, shall have been completed.

Section 7.3  Conditions to the Obligations of Sellers.  The obligations of Sellers to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver by Sellers, on or prior to the Closing Date, of the following further conditions:

(a)           Performance.  All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)           Representations and Warranties.  (i) The representations and warranties of Purchaser contained in Section 5.2(a) shall be true and correct in all respects as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).

(c)           Closing Deliverables.  Purchaser shall have delivered or caused to be delivered to Sellers the items set forth in Section 3.3(c).

(d)             Consents.  Sellers shall have received all consents under the Seller Credit Agreement required to consummate the transactions contemplated by this Agreement.

Section 7.4  Frustration of Closing Conditions.  Neither Purchaser, on the one hand, nor Sellers, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.5.

ARTICLE VIII

TAX MATTERS

Section 8.1  Transfer Taxes.  All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Equity Interests pursuant to this Agreement but excluding any such tax relating to the transfer of the Seller’s Transferred IP to one of the Companies or their Subsidiaries and any such tax relating to the transfer of the Claverack Facility, USGF and Casella Recycling LLC (the “Transfer Taxes”) shall be paid by Purchaser, and Purchaser shall, at its own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to Sellers evidence of payment of all Transfer Taxes.

Section 8.2  Payment of Taxes.  All Taxes and Tax liabilities with respect to the Companies and their respective Subsidiaries that relate to the Overlap Period shall be apportioned between Sellers and Purchaser as follows:  (a) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis; and (b) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Companies and their respective Subsidiaries as though the taxable year of the Companies and their Subsidiaries terminated at the close of business on the Closing Date.  Sellers shall be jointly and severally liable for Taxes of or with respect to the Companies and their respective Subsidiaries for all Pre-Closing Periods (other than Taxes for a Post-Closing Period and Taxes resulting solely from actions, that are not in the ordinary course of business, taken or caused to be taken by Purchaser on the Closing Date after the Closing or to the extent such Taxes are included in the computation of Closing Working Capital, all of which shall be paid by Purchaser) and Sellers shall pay Purchaser for any such Taxes to the extent such Taxes were not paid by Sellers, the Companies or their Subsidiaries on or before the Closing Date (excluding any Taxes included in the Computation of Working Capital).  Purchaser shall provide Sellers with evidence supporting the calculation of the amount of such Taxes fifteen (15) days prior to the due date of such Taxes and Sellers shall pay such amount to Purchaser on or before five (5) days prior to the due date of such Taxes.  Sellers shall promptly pay such amounts to Purchaser after receipt of a request from Purchaser accompanied by evidence supporting the calculation of such amounts. Purchaser shall promptly pay to Casella an amount equal to any refunds of Taxes (together with any interest but net of any reasonable out-of-pocket expenses incurred in obtaining such refund) that is received by, or that is applied for the benefit of or at the direction of, Purchaser, any Company or any Subsidiary of a Company, and that is for a Pre-Closing Period of the Companies or their Subsidiaries with respect to which Sellers are responsible for Taxes hereunder, unless such refunds are received as a result of a carry-back of losses or expenses incurred in a Post-Closing Period and does not result in an increase in the Sellers’ Tax liability.  Refunds shall only be paid to Casella to the extent such refunds are not included in the computation of Closing Working Capital.

Section 8.3  Controversies.

(a)           Purchaser shall promptly notify Casella upon receipt by Purchaser or any Affiliate of Purchaser (including the Companies and their Subsidiaries, after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Casella, or its Representative, at Casella’s sole expense, shall have the authority to represent the interests of Casella and its Affiliates and the Companies and their Subsidiaries, as applicable, with respect to any Tax Matter before the IRS, any other Tax authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that none of Casella or any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Purchaser, the Companies or their Subsidiaries or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Casella or its Representative shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter.  Casella shall, in good faith, allow Purchaser to make comments to Casella or its Representative, regarding the conduct of or positions taken in any such proceeding.  Purchaser shall provide or cause another entity to provide to Sellers and/or any of their Affiliates and/or their representatives powers of attorney as may reasonably be requested by Sellers in order to exercise their rights under this Section 8.3; provided, however, that such powers shall permit the designee to act only with respect to the specific Tax Matters at issue for which Sellers may be liable under this Agreement.

(b)           Except as otherwise provided in Section 8.3(a), or if Casella does not elect to control a Tax Matter pursuant to Section 8.3(a), Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Companies and their Subsidiaries for all taxable periods; provided, however, that Purchaser shall not, and shall cause the Companies and their Subsidiaries not to enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date that could increase the Tax liability of Sellers without the prior written consent of Casella, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.4  Indemnification for Taxes.  Sellers (jointly and severally) shall defend and hold Purchaser and its Affiliates (including the Companies and their Subsidiaries) and their respective members, stockholders, Representatives, partners, managers, officers and directors harmless on an after-tax basis from and against:  (i) all Taxes and Losses suffered, incurred or paid, directly or indirectly, by Purchaser and its Affiliates (including the Company and its Subsidiaries) as a result of, arising out of, or related to any failure of any representation or warranty made pursuant to Section 4.14 to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained therein) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); (ii) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Companies and their Subsidiaries or any Taxes for which the Companies and their Subsidiaries are otherwise liable, for all Pre-Closing Periods and (iii) all Taxes imposed on the Companies and their Subsidiaries as a result of the provisions of Treasury Regulation Section 1.1502-6 or the analogous provisions of any state, local or foreign law.  In no event shall Sellers be liable for Taxes to the extent the amount of Taxes are included in the computation of Closing Working Capital and Purchaser shall indemnify, defend and hold Sellers and their Affiliates and their representative members, stockholders, partners, managers, officers, directors and agents harmless on an after-tax basis from and against all Taxes of the Companies and their Subsidiaries for all Post-Closing Periods and Taxes of the Companies and their Subsidiaries resulting solely from actions, that are not in the ordinary course of business, taken or caused to be taken by Purchaser on the Closing Date after the Closing.

Section 8.5  Post-Closing Access and Cooperation.

(a)           After the Closing Date, Purchaser, the Companies and their Subsidiaries, on the one hand, and Sellers, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Companies and their Subsidiaries as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.  Upon reasonable notice, Sellers and Purchaser shall make their, or shall cause the Companies or their Subsidiaries, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b)           Any request for information or documents pursuant to this Section 8.5 shall be made by the requesting Party in writing. The other Party shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information.  The requesting Party shall indemnify the other Party for any out-of-pocket expenses incurred by such Party in connection with providing any information or documentation pursuant to this Section 8.5.  Any information obtained under this Section 8.5 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 8.6  Tax Agency Agreements.  Immediately after the Closing, Casella will take such action as may be necessary to terminate any agreement with any Tax Authority authorizing Casella or any Affiliate of Casella to act as an agent on behalf of the Companies or any of their Subsidiaries with respect to such Tax Authority and Casella will use its best efforts to have such termination effective as of the Closing Date.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)           by mutual written consent of Casella and Purchaser;

(b)           by either Casella or Purchaser, if:

(i)            any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)           the Closing Date shall not have occurred on or prior to June 6, 2011 (the “End Date”);

(c)           by Casella, if:  (i) any of the representations and warranties of Purchaser contained in Article V shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Casella to Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided, that Casella may not terminate this Agreement pursuant to this Section 9.1(c) if the basis for such termination results from the breach by either Seller of any of its agreements or covenants in this Agreement;

(d)           by Purchaser, if:  (i) any of the representations and warranties of Sellers contained in Article IV shall fail to be true and correct, or (ii) there shall be a breach by Sellers of any covenant or agreement of Sellers in this Agreement (for purposes of this clause (ii), assuming that the “exception” parenthetical in the lead-in language to Section 6.3(b) does not exist) that, in either case, (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Purchaser to Casella and (2) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if the basis for such termination results from the breach by Purchaser of any of its agreements or covenants in this Agreement; or

(e)           by Casella, at any time after March 15, 2011, if after the conditions set forth in Sections 7.1, 7.2(a), (b), (d), (f), (g), (h) and (i) have been satisfied, Casella has indicated in writing to Purchaser (such notice, the “Satisfaction Notice”) that the conditions have been so satisfied and that the conditions set forth in Sections 7.2(c) and (e) will be satisfied at the Closing and within two (2) Business Days after Casella has delivered the Satisfaction Notice (which Satisfaction Notice shall not constitute a waiver of any requirement that any condition shall actually be satisfied at the Closing), the transactions contemplated by this Agreement shall not have been consummated by the closing of business on the fifth Business Day following delivery of the Satisfaction Notice, provided, that such conditions remain satisfied at the closing of business on such fifth Business Day.

Section 9.2  Effect of Termination.

(a)           In the event of the termination of this Agreement by Casella pursuant to Section 9.1(e), Purchaser shall pay, or cause to be paid, to Casella, as Casella’s sole and exclusive remedy, a termination fee in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Reverse Break-up Fee”).  Notwithstanding anything to the contrary in this Agreement, the Reverse Break-up Fee shall constitute the sole and exclusive remedy of the Seller Indemnitees against, Purchaser, Parent, each Sponsor, each provider of Debt Financing or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Purchaser Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything contained herein to the contrary, in the event of the termination of this Agreement by Casella and the payment of the Reverse Break-up Fee, the Purchaser Related Parties shall have no liability or obligation whatsoever and Sellers and their Affiliates shall have no remedies whatsoever; provided, however, that the Reverse Break-up Fee shall only be payable in accordance with the terms of Section 9.1(e) hereof; provided further, however, that no remedy whatsoever is available to Sellers in the event that Casella terminates this Agreement under any provision other than Section 9.1(e).  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Purchaser or any Sponsor pursuant to any Sponsor Guaranty, be subject to (nor shall Sellers, the Company or their respective Affiliates seek to recover) monetary damages in excess of any amount agreed to in a Sponsor Guaranty executed by such Sponsor and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent or employee of Purchaser, any Sponsor, provider of Debt Financing or their respective Affiliates, nor any former, current or future direct or indirect holder of any equity interests or securities of Purchaser, any Sponsor, any provider of Debt Financing or their respective Affiliates (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of Purchaser or any Sponsor, nor any Affiliate of any provider of Debt Financing, or of any direct or indirect director, officer, employee, partner, Affiliate, member, controlling person or representative of any of the foregoing whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.  The Reverse Break-up Fee payable pursuant to this Section 9.2(a) shall be paid by wire transfer of same-day funds within three (3) Business days after the demand therefor, which demand may only be made following the occurrence of the termination event giving rise to the payment obligation described in this Section 9.2(a).

(b)           Notwithstanding anything to the contrary in this Agreement, Casella’s right to receive payment of the Reverse Break-up Fee from Purchaser pursuant to the first sentence of Section 9.2(a) or from the Sponsors pursuant to the Sponsor Guarantees shall be deemed to be liquidated damages and Casella’s and any other Seller Indemnitee’s sole and exclusive remedy for any and all Losses suffered or incurred by Casella or any other Person in connection with this Agreement (and the termination of this Agreement), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and upon payment of such amount neither Casella nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Purchaser, any Sponsor, provider of Debt Financing or any of their respective Affiliates or future Affiliates and assigns, nor any former, current or future direct or indirect holder of any equity interests or securities of Purchaser, any Sponsor, provider of Debt Financing or their respective Affiliates (whether such holder is a limited or general partner, member, stockholder or otherwise), arising out of this Agreement, any of the transactions contemplated this Agreement or any matters forming the basis for such termination.  Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered Purchaser to pay the Reverse Break-up Fee, Casella shall not be entitled to enforce such order if (i) Purchaser delivers to Casella, within three (3) Business Days following the issuance of such order, a notice electing to consummate the transactions contemplated by this Agreement in accordance with Articles II and III of this Agreement and (ii) the Closing occurs within three (3) Business Days following the delivery of such notice.

(c)           (i) In the event that this Agreement is terminated by Purchaser pursuant to Section 9.1(d) as a result of the failure of Sellers to perform the covenants and obligations in Section 6.3(b) in all material respects assuming that the “exception” parenthetical in the lead-in language to Section 6.3(b) does not exist, Casella shall reimburse Purchaser for its Expenses incurred in connection with this Agreement in an amount not to exceed $6.5 million (the “Expense Reimbursement”); provided that Purchaser has not failed to perform its covenants and obligations under Sections 6.20 and 6.21 in all material respects. (ii) In the event that Purchaser has notified Sellers on or prior to February 28, 2011 that Purchaser is then ready, willing and able to Close (subject to the satisfaction of any remaining conditions within the control of Sellers) or that Purchaser has ceased efforts to Close prior to such time based on receipt of written notification from Sellers that the condition set forth in Section 7.3(d) could not be satisfied on or prior to February 28, 2011, and Sellers are, at any time thereafter, unwilling to

Close on account of the failure of the condition in Section 7.3(d) to be satisfied, then upon the termination of this Agreement by Purchaser in accordance with Section 9.1, Casella shall pay Purchaser liquidated damages equal to $6.5 million (the “Lender Waiver Damages”).  In each case, in the event that Purchaser shall receive full payment of the Expense Reimbursement or the Lender Waiver Damages, as applicable, the receipt of such payment shall be deemed to be liquidated damages and Purchaser’s sole and exclusive remedy for any and all losses or damages suffered or incurred by Purchaser or any other Person in connection with this Agreement (and the termination of this Agreement), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither Purchaser nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Casella or any of its Affiliates arising out of this Agreement, any of the transactions contemplated this Agreement or any matters forming the basis for such termination.  For purposes of this Section 9.2(c), “ready, willing and able to Close” shall not be interpreted to require that Purchaser’s funding sources shall have funded any amount of the Initial Purchase Price or Final Purchase Price.  Upon the written request of Purchaser, Sellers shall respond within two (2) Business Days as to whether the bank consent is in effect.

(d)           The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e)           Except as set forth in Sections 9.2(a) and 9.2(b), termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in Law or equity with respect to such a breach by any other Party.

ARTICLE X

INDEMNIFICATION

Section 10.1  Survival of Representations and Warranties.  The respective representations and warranties of Sellers and Purchaser contained in this Agreement or the Seller Disclosure Letter or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date, except that (i) the representations and warranties contained in Section 4.2(a) (Authorization), Section 4.3 (Ownership of Equity Interests), Section 4.5 (Capitalization), Section 4.16 (Broker’s or Finder’s Fees), Section 5.2 (Authorization), and Section 5.4 (Broker’s or Finder’s Fee) shall survive indefinitely; (ii) the representations and warranties contained in Section 4.12 (Employee Benefit Plans), Section 4.14 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof); and (iii) the representations and warranties contained in Section 4.18 (Environmental Matters) shall survive the Closing until the date that is three (3) years from the Closing Date.  Each covenant and other agreement of Purchaser or Sellers hereunder shall survive in accordance with its terms.  No Person shall be liable for any claim for indemnification under Article X unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 10.2  Indemnification by Casella.  Subject to the other provisions of this Article X, from and after the Closing, Casella shall indemnify Purchaser, its Affiliates and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a)           any failure of any representation or warranty made by Sellers in this Agreement (whether or not contained in Article IV) or in any schedule, exhibit or certificate delivered pursuant to this Agreement (other than the representations and warranties contained in Section 4.14 (Tax Matters), which are addressed in Section 8.4) to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 4.7(b), Section 4.7(c), Section 4.7(d) and Section 4.8) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)           any breach of any covenant or agreement by Sellers contained in this Agreement;

(c)           any FCR Transaction Expenses to the extent not paid by Sellers prior to the Closing Date or included in the calculation of the purchase price adjustment pursuant to Section 3.2;

(d)           any FCR Indebtedness to the extent not included in the calculation of the purchase price adjustment pursuant to Section 3.2;

(e)           the Claverack Facility. USGF, Casella Recycling, LLC or FCR Greensville, LLC; and

(f)            subject to clause (iv) below, the following environmental issues:

(i)            the implementation and completion of the Limited Scope Remedial Action Plan (LSRAP) and associated addendum, as approved in 2009 by (and as subsequently may be modified by) the Florida Department of Environmental Protection, to address petroleum contamination of soil and groundwater at the Sarasota, Florida facility which is the result of a release from five former USTs that were operated by former site owner and removed in 1989;

(ii)           the investigation and remediation of petroleum and volatile organic compound (VOC) contamination in soil or groundwater at the Southfield, Michigan that occurred as a result of releases from third party operations prior to the occupancy of the facility by the Companies or any of its subsidiaries, and which contamination is further described in the 2008 Phase I Report for such facility; and

(iii)          the investigation and remediation of petroleum and Hazardous Substance contamination in soil or groundwater at the Stratford, Connecticut facility as identified in the ENVIRON Environmental Review of FCR Recycling, LLC, dated December 30, 2010.

(iv)          Notwithstanding the provisions of subsections (f)(i) through (f)(iii) above, Casella shall have an obligation to indemnify and hold harmless Purchaser Indemnitees only to the extent that such Losses:

(A)          are attributable to environmental conditions existing prior to the Closing;

(B)           are incurred as a result of compliance with a mandatory obligation arising under Environmental Law consistent with the use of the affected property for commercial or industrial purposes; and

(C)           are not incurred in connection with or as a result of either (1) a voluntary or other non-mandatory disclosure by any Purchaser Indemnitee, or (2) a proposal to redevelop, expand, or modify, or to conduct construction activities at, the applicable facility.

Section 10.3  Indemnification by Purchaser.  Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify Sellers and their Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to:

(a)           any failure of any representation or warranty made by Purchaser in this Agreement (whether or not contained in Article V) or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect” or “material adverse change” qualification contained in any such representation or warranty) on and as of the date of this Agreement and on and as of Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)           any breach of any covenant or agreement by Purchaser contained in this Agreement; and

(c)           any guarantee, covenant, indemnity, bond or similar assurance provided by Casella or any of its Affiliates (other than the Companies and their Subsidiaries) securing obligations of the Companies or their Subsidiaries, but solely to the extent of the portion of such Loss caused by events following the Closing Date.

For the avoidance of doubt, Purchaser’s obligations to indemnify and hold harmless Seller Indemnitees pursuant to clauses (b) and (c) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Section 10.4  Limitation on Indemnification.

(a)           Subject to Section 10.4(b), (i) neither Sellers nor Purchaser, as the case may be, shall be liable for any claim for indemnification pursuant to Section 10.2(a) or Section 10.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from Sellers or Purchaser, as the case may be equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the “Basket”), in which case Sellers or Purchaser, as the case may be, shall be liable for all indemnifiable Losses incurred by Sellers or Purchaser, respectively, and not just the amount that exceeds the Basket and (ii) neither Sellers nor Purchaser, as the case may be, shall be liable for an aggregate amount of indemnifiable Losses arising from claims for indemnification pursuant to Section 10.2(a) or Section 10.3(a) as the case may be, in excess of Fifteen Million Dollars ($15,000,000).

(b)           Notwithstanding anything herein to the contrary, the limitations set forth in Section 10.4(a) shall not apply to Losses incurred by (i) any Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty in Section 4.2(a) (Authorization), Section 4.3 (Ownership of Equity Interests), Section 4.5 (Capitalization), Section 4.14 (Tax Matters) or Section 4.16 (Broker’s or Finder’s Fee) and (ii) any Seller Indemnitee in connection with or arising from any breach of any representation or warranty of Purchaser in Section 5.2(a) (Authorization) or Section 5.4 (Broker’s or Finder’s Fee).

Section 10.5  Losses Net of Insurance.  The amount of any Loss for which indemnification is provided under Section 10.2 or Section 10.3 shall be net of (i) any specific accruals or reserves on the Financial Statements referenced in Section 4.7(a), (ii) any amount for which a reserve or accrual is included in final Closing Working Capital or which has otherwise been taken into account as an adjustment to the Final Purchase Price pursuant to the definition thereof for purposes of the calculation of the Final Purchase Price, (iii) any amounts recovered by the Indemnified Party (net of any Taxes and costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement) and (iv) any insurance proceeds (net of any Taxes and any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery referred to in clauses (iii) and (iv), a “Collateral Source”).  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 10.2 or Section 10.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article X, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article X had such receipt occurred at the time of such payment.  In the event that Purchaser makes a claim against Sellers for indemnification pursuant to this Article X and the subject matter of such indemnification claim relates to the potential liability of a Collateral Source from which Purchaser may have otherwise asserted a claim for Losses, Purchaser shall, at Sellers’ request and expense following the full satisfaction by Sellers of their obligations under this Article X, subrogate its rights to such claim in favor of Sellers and assign all of its rights in respect of such claim to Sellers.  Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses. Notwithstanding any provision to the contrary, Purchaser, the Sponsors and/or any Lender or arranger under the Debt Commitment Letters or any other source of Debt Financing and their respective Affiliates shall not be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages, including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or any transactions contemplated hereby (including the Financings) or any damages, limited to each Sponsor’s pro rata share with regard to Sponsors obligations, in excess of the Reverse Break-Up Fee.

Section 10.6  Indemnification Procedure.

(a)           Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.4, Section 10.2 or Section 10.3 (an “Indemnified Party”), including, any claim by a Person described in Section 10.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)            state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)           specify (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices, if any, for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

The Indemnified Party making the claim shall state only what is required in subsections (i) - (ii) above and shall not be deemed to admit or deny the validity of the facts or circumstances out of which such claim arose.

(b)           In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute as set forth in Section 11.9.  The Party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other Party.

(c)           Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.6(b), and claims for Losses the validity and amount of which have been the subject of determination pursuant to Section 11.9 as described in Section 10.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 10.7, are hereinafter referred to, collectively, as “Agreed Claims”.  Within five (5) Business Days of the determination of the amount of any Agreed Claims (or at such other time as the Indemnified Party and Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 10.7  Third-Party Claims.

(a)           If a claim by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that, subject to Section 10.7.(b), the fees and expenses of such counsel shall be borne by such Indemnified Party, and (ii) the Indemnifying Party shall be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation to the extent set forth in this Agreement; and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim may reasonably give rise to Losses which are more than 200% of the amount indemnifiable by such Indemnifying Party pursuant to this Article X; (B) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; or (F) if the defendant in such Third Party Claim is Pegasus Capital Advisors, L.P. or its members, managers, officers or directors, such Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure such Indemnified Party’s reputation.

(b)           Notwithstanding anything to the contrary, any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 10.7(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c)           If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)           The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article X and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

(e)           The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim (subject to the terms of a joint defense agreement if deemed advisable by the Indemnifying Party) and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(f)            In the case of a Third Party Claim that is also a Tax Matter, to the extent that anything in this Section 10.7 is contrary to the provisions in Article VIII, Article VIII shall govern.

Section 10.8  Sole Remedy/Waiver.  Except as otherwise provided herein, or in the case of fraud, the Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in Section 8.4 and this Article X shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement.  Notwithstanding the foregoing, nothing in this Section 10.8 or elsewhere in this Agreement shall prevent any Party from receiving the full amount of the Initial Purchase Price or of any Purchase Price Adjustment in accordance with Section 3.2 hereof.

Section 10.9  Sellers’ Waiver.  Notwithstanding anything to the contrary contained herein, Casella hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Companies or any of their respective Subsidiaries in connection with any indemnification obligation or any other Liability to which Casella or any of its Subsidiaries may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

Section 10.10  Certain Environmental Matters.  After the Closing Date, Purchaser, the Companies and their Subsidiaries shall provide Sellers with such assistance and information, including but not limited to environmental investigations, reports, assessments and remedial work plans, all relevant correspondence to or received from any Governmental Entity, and access to each of the facilities identified in Section 10.2(f), that is necessary or appropriate for Sellers to fulfill their obligations under Section 10.2(f).

ARTICLE XI

MISCELLANEOUS

Section 11.1  Fees and Expenses.  Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, that Casella shall pay all such costs and expenses incurred by FCR and not included within the FCR Transaction Expenses.

Section 11.2  Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Closing, the Parties, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other Party or (c) waive compliance with any of the agreements or conditions contained herein by such other Party.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.3  Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopier, facsimile or email transmission and in the case of telecopier, facsimile or email transmission, with copies by overnight courier service to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service on any Business Day:

(a)                                  If to Sellers, to:

Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
Attn:  General Counsel
Tel.:  802-772-2257

with a copy (which shall not constitute notice or service of process) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn:  Jeff Stein, Esq.
Tel.:  (617) 526-6624
Email:  Jeff.Stein@wilmerhale.com

(b)                                 if to Purchaser, to:

c/o Pegasus Capital, LLC
99 River Road
Cos Cob, Connecticut 06807
Attn:  General Counsel
Tel.:  (203) 869-4400
Email:  Jschaefer@pcalp.com;

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention:  Nazim Zilkha
Mark Mandel
Tel.:  (212) 819-8200
Email: nzilkha@whitecase.com

mmandel@whitecase.com

Notices sent by multiple means with a copy to each Investor under the Equity Commitment Letters, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 11.4  Entire Agreement.  This Agreement, together with the Exhibits hereto and the Seller Disclosure Letter, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 11.5  Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns.  Except with respect to Sections 9.2(b), 10.5, 11.9(e), 11.10(c) and 11.10(d), which shall inure to the benefit of each Sponsor and provider of Debt Financing, and Article X, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party; provided, that Purchaser may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned Subsidiary of Purchaser or to any Affiliate of which Purchaser is a direct or indirect wholly owned Subsidiary, (b) in connection with the transfer by Purchaser of all or substantially all of the membership interest, capital stock, other securities and/or assets of the Companies and/or their respective Subsidiaries and (c) as a pledge of collateral for the purpose of securing any financing of the transactions contemplated hereby.  Any attempted assignment in violation of this Section 11.5 will be void.

Section 11.6  Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all of the Parties.

Section 11.7  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

Section 11.8  Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

Section 11.9  Required Dispute Resolution Process.  Any dispute, controversy, claim or disagreement between the Parties arising from, relating to or in connection with this Agreement (each a “Dispute”), shall be resolved in accordance with the terms of this Section 11.9; provided, that to the extent such Dispute is in excess of Five Million Dollars ($5,000,000), upon the request by a Party, such Dispute shall be resolved in accordance with Section 11.10 and this Section 11.9 shall not apply.

(a)           Any Dispute shall be considered in person or by telephone by the designated dispute resolution representatives of each Party (who shall be persons with authority to resolve such Dispute) (each, such Party’s “DR Representative”) within seven (7) Business Days of receipt of a written notice from any Party confirming the existence of a Dispute under this Section 11.9 and specifying the nature of such Dispute.  The DR Representatives shall meet as often as the Parties deem reasonably necessary to gather and furnish to each other all information with respect to the Dispute in issue which is appropriate and germane in connection with its resolution.  The DR Representatives shall discuss the problem and negotiate in good faith in an effort to resolve the Dispute.

(b)           Any Dispute that has not been resolved within thirty (30) days of the first meeting or telephone conference of the DR Representatives shall, upon written notice given by any Party to the other Parties, be submitted to mediation.  The Parties will jointly appoint a mutually acceptable mediator, and if they cannot agree upon such a mediator within fifteen (15) days after the written notice submitting the Dispute to mediation, the American Arbitration Association (“AAA”) shall appoint the mediator.  The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days commencing with the appointment of the mediator and any extension of such period as mutually agreed to by the Parties.  Each Party shall bear its own costs relating to such mediation, and the Parties shall share equally the mediator’s fees and expenses.

(c)           If the Dispute is not resolved within thirty (30) days after the appointment of the mediator (or any extension of such period as mutually agreed to by the Parties), the Dispute shall be submitted to, and finally determined by, binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules.  There shall be a single arbitrator, to be appointed by mutual agreement of the Parties or, if the Parties cannot agree within thirty (30) days after the demand for arbitration, to be appointed by the AAA (the “DR Arbitrator”), and such DR Arbitrator shall be an attorney having experience and familiarity with commercial contract disputes.  The place of arbitration shall be New York, New York, and the arbitration shall be conducted in English (with the use of translators as and when necessary).  Each Party shall bear its own costs relating to such arbitration and all related proceedings.  Judgment upon the award rendered by the DR Arbitrator may be entered in any court having jurisdiction thereof.  This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.  Each Party shall continue to perform their respective obligations under this Agreement and this Agreement shall remain in effect while the Dispute is being resolved.

(d)           Nothing in this Section 11.9 shall prevent any Party from (i) exercising any of such Party’s rights or remedies granted under this Agreement; or (ii) pursuing judicial remedies in aid of arbitration (including applications to compel arbitration) to stay judicial proceedings pending arbitration, or interlocutory, interim or provisional orders of injunction, replevin, attachments or other measures that may be necessary to prevent injury to a Party pending the appointment of the DR Arbitrator or pending the DR Arbitrator’s determination of the merits of the Dispute.  Each Party irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any action permitted under this Section 11.9.

(e)           With respect to action, disputes or claims of less than Five Million Dollars ($5,000,000), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Sponsors or any lender or arranger of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Equity Financing, the Equity Commitment Letters, the Debt Financing,

the Debt Commitment Letters or the performance thereof, in any forum other than the forum specified in Section 11.9(c).

Section 11.10  APPLICABLE COURTS; WAIVER OF JURY TRIAL.

(a)           EXCEPT TO THE EXTENT SECTION 11.9 APPLIES TO A DISPUTE, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT.  EXCEPT TO THE EXTENT SECTION 11.9 APPLIES TO A DISPUTE, EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURT OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM.  CONSISTENT WITH THE FOREGOING, EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION AGAINST PURCHASER’S EQUITY OR DEBT FINANCING SOURCES OR OTHER REPRESENTATIVES THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY EQUITY OR DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

(b)           The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(c)           THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH A DISPUTE AND ANY OTHER ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY BROUGHT AGAINST ANY SPONSOR OR ANY LENDER OR ARRANGER OF THE DEBT FINANCING).

(d)           Other than as contemplated by Section 11.9(e) hereof, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Sponsor, or any lender or arranger of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Equity Financing, the Equity Commitment Letters, the Debt Financing, the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 11.11  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 11.12  Specific Enforcement.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, notwithstanding Section 11.9 above, and subject to Section 9.2, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter. Notwithstanding the foregoing in this Section 11.12 or anything else to the contrary herein, Seller shall not be entitled to an injunction or injunctions to enforce specifically the obligations of Purchaser to consummate the Closing.

Section 11.13  Rules of Construction.  The Parties have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, each Party waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.14  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Sellers, Purchaser and Parent have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CE HOLDING COMPANY, LLC, solely for the purposes of Sections 6.8(c) and 6.20

By:	/s/ Jason Schaefer
Name: Jason Schaefer
Title: Secretary & General Counsel

CE HOLDINGS II, LLC

By:	/s/ Jason Schaefer
Name: Jason Schaefer
Title: Secretary & General Counsel

CASELLA WASTE SYSTEMS, INC.

By:	/s/ John Casella
Name: John Casella
Title: Chairman and Chief Executive Officer

KTI, INC.

By:	/s/ John Casella
Name: John Casella
Title: President

ANNEX A

ADDITIONAL DEFINED TERMS

Defined Term	Section

AAA	Section 11.9(b)
Accounts Payable	Section 4.27(a)
Accounts Receivable	Section 4.27(b)
Agreed Claims	Section 10.6(c)
Agreement	Preamble
Alternate Transaction	Section 6.4(a)
Alternative Debt Commitment Letters	Section 6.21(c)
Alternative Debt Financing	Section 6.21(c)
Alternative Debt Financing Agreement	Section 6.21(c)
Antitrust Filings	Section 6.5(b)
Appraisal	Section 3.4(b)
Appraiser	Section 3.4(b)
Arbitrator	Section 3.2(c)(i)
Authorization Date	Section 6.8(d)(i)
Balance Sheet Date	Section 4.7(a)(i)
Basket	Section 10.4(a)
Business Employees	Section 6.13(a)
Business Opportunity	Section 6.8(d)(i)
Casella	Preamble
Claim Certificate	Section 10.6(a)
Closing	Section 3.3(a)
Closing Balance Sheet	Section 3.2(a)
Closing Date	Section 3.3(a)
Closing Statement	Section 3.2(a)
Collateral Source	Section 10.5
Commitment Letters	Section 5.6(a)
COBRA	Section 6.13(f)
Covered Assets and Persons	Section 6.15(a)
Debt Commitment Letters	Section 5.6(a)
Debt Financing	Section 5.6(a)
Debt Financing Agreements	Section 6.21(a)
Dispute	Section 11.9
Disputed Amounts	Section 3.2(c)
DR Arbitrator	Section 11.9(c)
DR Representative	Section 11.9(a)
Employee Benefit Plans	Section 4.12
End Date	Section 9.1(b)(ii)
Equity Commitment Letters	Section 5.6(a)
Equity Interests	Recitals

1

Defined Term	Section

ERISA	Section 4.12
Estimated 1060 Allocation	Section 3.4(b)
Estimated 1060 Amount	Section 3.4(b)
Estimated Closing Working Capital	Section 3.1(a)
Estimated FCR Capital Expenditures	Section 3.1(a)
Estimated FCR Indebtedness	Section 3.1(a)
Estimated FCR Transaction Expenses	Section 3.1(a)
Evaluation Material	Section 6.8(b)(i)
Expansion	Section 6.8(b)(ii)
Expansion Notice	Section 6.8(b)(ii)
Expense Reimbursement	Section 9.2(c)
Final 1060 Amount	Section 3.4(b)
Financial Statements	Section 4.7(a)
Financing	Section 5.6(a)
Financing Failure	Section 9.1(e)
Indemnified Party	Section 10.6(a)
Indemnifying Party	Section 10.6(a)
Insurance Policies	Section 4.29(a)
Knowledge of Purchaser	Section 1.5
Knowledge of Seller	Section 1.5
KTI	Preamble
Leased Real Property	Section 4.19(b)
Lender(s)	Section 5.6(a)
Material Contract	Section 4.17(a)
Monthly Financial Statements	Section 6.1(b)
Negotiation Period	Section 6.8(d)(iii)
Notice of Objection	Section 3.2(b)
Offer Notice	Section 6.8(d)(i)
Owned Real Property	Section 4.19(a)
Parent	Preamble
Party/Parties	Preamble
PTO	Section 6.13(a)
Purchase Price Adjustment	Section 3.2(d)
Purchaser	Preamble
Purchaser 401 Plan	Section 6.13(g)
PTO	Section 6.13(a)
Purchaser Cafeteria Plan	Section 6.13(g)
Purchaser Capability	Section 6.8(d)(i)
Purchaser Competing Business	Section 6.8(a)(i)
Purchaser Competing Business Notice	Section 6.8(b)(i)
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	Section 10.2
Purchaser’s Proposed Calculations	Section 3.2(a)

2

Defined Term	Section

Real Property	Section 4.19(b)
Real Property Leases	Section 4.19(b)
Registered Intellectual Property	Section 4.15(b)
Retained Employees	Section 6.13(a)
Reverse Break-up Fee	Section 9.2(a)
Satisfaction Notice	Section 9.1(e)
Seller	Preamble
Seller 401(k) Plan	Section 6.13(g)
Seller Competing Business	Section 6.8(c)(i)
Seller Corporate Policies	Section 6.15(a)
Seller Disclosure Letter	Article IV
Seller Indemnitees	Section 10.3
Sponsor(s)	Section 5.6(a)
Sponsor Guaranty	Section 5.7
Tax Matter	Section 8.3(a)
Third Party Claim	Section 10.7(a)
Transfer Taxes	Section 8.1
Transaction Documents	Section 4.2(a)
Transferred Employee(s)	Section 6.13(a)
Transition Services Agreement	Section 3.3(b)(viii)
WARN	Section 4.13(e)

3

EXHIBITS

Exhibit A

EXECUTION COPY

COMMODITIES MARKETING AND BROKERAGE AGREEMENT

This COMMODITIES MARKETING AND BROKERAGE AGREEMENT (this “Agreement”) is made and entered into this 28th day of February, 2011 (the “Effective Date”), by and between (i) Casella Waste Systems, Inc., a Delaware corporation (the “Company”), and (ii) RE Community Holdings II, Inc., a Delaware corporation (f/k/a CE Holdings II, LLC, a Delaware limited liability company) (the “Broker”).  The parties hereto may be referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS:

WHEREAS, the Company and the Broker are parties to a Purchase and Sale Agreement (the “Purchase Agreement”) dated as of January 23, 2011, pursuant to which the Company will transfer to the Broker all rights and title to FCR, LLC and its subsidiaries;

WHEREAS, the Company’s willingness to enter into the Purchase Agreement and to consummate each of the transactions contemplated thereunder is contingent upon, subject to and in reliance on the services provided by the Broker hereunder (the “Services”), including the brokerage services and the risk management services, and the Company would not have entered into the Purchase Agreement but for the commitments, obligations, and other agreements of the Broker as set forth in this Agreement;

WHEREAS, in connection with the operation of the Company’s business at the Company’s and its affiliates’ Charlestown and Auburn, Massachusetts and Ontario, New York facilities (the “Recycling Facilities”), the Company and its affiliates receive certain Recyclable Materials, which they process into salable or reusable commodities for marketing and/or sale (any such commodities as produced in the Recycling Facilities, and only in the Recycling Facilities, including Engineered Feedstock, the “Products”; for the avoidance of doubt, Products do not include any Baled Residue);

WHEREAS, the Company desires that the Broker act as its exclusive broker during the Term with respect to the Marketing and Sales of the Products from the Recycling Facilities;

WHEREAS, the Broker is willing, desirous of and possesses the necessary marketing and sales expertise, experience, relationships, market knowledge and capabilities, to secure the sale or movement of the Products upon beneficial pricing and other contractual terms.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

SECTION 1.                           DEFINITIONS.

When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Recyclable Materials” shall mean recyclable materials for sale or reuse that include glass (flint, green, amber or mixed glass), plastics (including food and beverage containers with the Society of the Plastics Industry symbols #1 through #7), mixed rigid plastics, aseptic containers, aluminum food and beverage containers, aluminum foil, ferrous containers, newspapers, corrugated containers, brown waste and paper (including paper fibers generated from office buildings, printer shops and light manufacturers and mixed office paper, white ledger, colored ledger, ground wood, printers waste and any other paper that the Company processes).

“Baled Residue” shall mean (A) materials that are sent to a landfill for disposal, and (B) materials that are sent to a waste-to-energy facility for combustion, up to the WTE Baled Residue Cap in the case of this clause (B).

“Engineered Feedstock” means fuel feedstock (a) comprising at least one component of municipal solid waste and optionally other components, (b) which is a fossil fuel substitution for combustion, and (c) which is used in a biological, thermal or chemical conversion process to produce electricity, heat, gaseous fuels, liquid fuels, and chemicals.  Engineered Feedstock includes uses of source separated organic portions of municipal solid waste when mixed with municipal solid waste and used as described in subsections (b) and (c) of the preceding sentence, but specifically excludes the use of source separated organics if not mixed with municipal solid waste which are then used in a biological, thermal or chemical conversion process.

“Marketing and Sales” shall mean the services provided by the Broker to identify and solicit users of the Products and the coordination of the sale of these Products.

“WTE Baled Residue Cap” shall mean, for any calendar month, nine percent (9%) of the aggregate volume, in tons, of Products and Baled Residue sent from the Recycling Facilities during such month.

SECTION 2.                           DUTIES OF THE BROKER.

2.1                                 Appointment; Efforts.

(a)                                  The Company hereby appoints the Broker as its exclusive sales broker for the Marketing and Sales of the Products from the Recycling Facilities during the Term, and the Broker hereby accepts such appointment on the terms and conditions set forth in this Agreement.  At the Company’s request from time to time, the Broker shall also act as sales broker pursuant to the terms hereof for the Marketing and Sales of recycled materials produced at the Company’s facilities other than the Recycling Facilities (and upon mutually agreeable pricing terms); provided, that the Company shall have no obligations under this Agreement in respect of any recyclable materials derived from its other currently owned or operated facilities or facilities that the Company may own or operate in the future; provided, further, however, that if the Company voluntarily moves Product currently being processed at any Recycling Facility to a Company facility that is not a Recycling Facility, the moved Product shall remain subject to the Company’s payment obligation to the Broker under Section 3 to the extent the moved Product has not been replaced. The Company shall provide the Broker with weekly reports of its inventory of Products to be offered for sale pursuant to this Agreement.  The Broker shall use its commercially reasonable efforts to promote, solicit orders for and procure orders for the Products FOB applicable Recycling Facility, or FOB buyer’s location in the case of glass materials or shipments to export shipment piers, and shall in all instances act in compliance in all material respects with all applicable Laws. The Broker may engage subcontractors from time to time to perform all or any portion of the Services, subject to the prior written approval of the Company.

(b)                                 Notwithstanding the foregoing Section 2.1(a), the Company shall have the right to market and sell any or all of the Products on its own behalf (i.e., without utilizing any other broker, other than export brokers, to provide the services otherwise being provided by the Broker hereunder), (i) if in good faith it believes that the price it can obtain for Products so marketed and sold by it exceeds the gross price (net of transportation costs but prior to deduction for the payment pursuant to Section 2 below) it expects to have received if such Products had been marketed and sold hereunder by the Broker, or (ii) if in good faith it determines that for overall relationship purposes it is important to supply the Products to one or more customers other than the customer(s) identified by the Broker, unless in any such case such volumes of Product are under a contract as listed on Schedule 1 attached hereto (the “Contracted Volumes”), which Contracted Volumes will not be subject to the Company’s rights under this Section 2.1(b)). Any Product shipped by the Company pursuant to this Section 2.1(b) shall remain subject to the Company’s payment obligation to the Broker under Section 3. The Company will use commercially reasonable efforts to maintain the quality standards and obligations for the Contracted Volumes.

(c)                                  The Broker’s services hereunder shall include informing the Company as to available and applicable risk mitigation strategies (including without limitation agreements such as hedge agreements, floor price contracts and forward price contracts, etc.) relating to the Products.  Such services shall include, at the Company’s request, (i) presenting the Company with the same risk management contract opportunities, such as hedge agreements, floor price contracts and forward price contracts, etc., as are available to the Broker for its (or its affiliates’) own comparable products, each upon such terms and conditions as are mutually agreed and which shall be the rights and obligations of the parties thereto separate from the terms and obligations of this Agreement, including, without limitation, obligations and rights related to the Services and Brokerage Fees; or (ii) identifying for and presenting to the Company hedging arrangements that match the specific parameters requested by the Company (i.e., regardless of whether the Broker has procured comparable contracts for its own products), subject to the establishment by the Company, at its cost, of financial assurances required by the counterparty to any such hedging arrangement; provided, however, that nothing herein shall preclude the Company from procuring and entering into risk management strategies identified and chosen without the assistance of the Broker. Notwithstanding anything to the contrary herein, Broker makes no representations or warranties of any kind regarding the Company’s eligibility for or ability to enter into any such risk mitigation strategy, and shall not be required to assume any obligation or liability in connection with any such arrangements.

2.2                                 Product Sales; Authority.

(a)                                  Except as may otherwise be agreed by the Company and the Broker in writing in the context of any specific sale, all Product shipments shall be executed and managed directly between the Company and the applicable customer, FOB applicable Recycling Facility or delivery locations pursuant to the applicable purchase order (such as glass shipments or shipments to export shipping piers).  All payments or charges for the Products shall be made directly to the Company from, or by the Company to, the customer, except that all hedge agreement payments or charges shall be made directly between the Company and the appropriate counterparty.  The Broker shall promptly transmit to the Company all offers or orders received by it for the Products.  The Broker shall provide all reasonable sales support to the Company’s customers in a manner that is consistent with standard and customary industry practices.

(b)                                 The Broker shall have no authority or power to (a) collect funds or accept payment of any invoices issued by the Company, (b) act for or to conclude contracts on behalf of or in the name of the Company or (c) create any liability of the Company or to otherwise bind the Company in any way or for any purpose.  For the avoidance of doubt, all customers will be invoiced by the Company and all payments or charges will be made directly by the customer to the Company or by the Company to the customer, as applicable, except that all hedge agreement payments or charges shall be made directly between the Company and the appropriate counterparty.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Company and Broker shall use their respective commercially reasonable efforts to cause customers under the contracts listed on Schedule 1 to accept invoices directly from the Company for all deliveries made by the Company with respect to any recyclable materials shipped from a Company owned or operated facility. If and to the extent Broker shall receive any payments that are payable to the Company from customers in respect of such recyclable materials, (i) Broker shall promptly remit all such payments to the Company, and (ii) the Company shall pay to Broker (if not already paid) all Brokerage Fees in respect of such recyclable materials in accordance with Section 3 hereof. The Company’s obligations to supply Contracted Volumes pursuant to any contract listed on Schedule 1 shall terminate upon the expiration of the current term of such contract.  The Company agrees that in connection with such invoicing activities it shall take no action reasonably expected to adversely affect the Broker’s relationship with such customers; provided, that the foregoing shall not affect the Company’s right to enforce its rights and remedies in connection with the deliveries under the listed contracts, including the right to initiate collection actions for payments due; provided, that as a condition to enforcing any such rights, the Company shall provide Broker with at least three (3) business days prior written notice describing the action or actions sought to be taken.

2.3                                 Company Instructions.  The Broker shall at all times comply in all material respects with any standing general instructions or specific instructions which may be given by the Company on a case-by-case basis regarding the information that the Broker may convey to a particular customer with regard to the Products, including, among other things, payment, delivery and other terms and conditions.

2.4                                 Books and Records; Audit Right.

(a)                                  The Broker shall maintain complete and accurate records concerning all reasonable offers, orders and customer information relating to the Products and shall provide to the Company:

(i)                                     on a monthly basis, a forecast of its expected sales (together with information on pricing and allocation) and reports on its strategies and activities related to the Products;

(ii)                                  on a quarterly basis, a review and assessment of customer lists related to the Products; and

(iii)                               a list of mills with open purchase orders for the following month for the Products, specifically identifying commodity and offer price.

(b)                                 The Company shall maintain complete and accurate records concerning all reasonable offers, orders and customer information relating to the Products and shall provide to the Broker on a monthly basis:

(i)                                     a forecast of its expected sales of the Products (together with information on anticipated volumes); and

(ii)                                  a list of the Products inventory and all the Products shipped from the Recycling Facilities for the previous month.

(c)                                  The Broker shall afford the officers, accountants and other authorized representatives of the Company access upon reasonable notice and during normal business hours to such records, management and offices of the Broker as may be directly related to the sale of the Products following the date of this Agreement and the Broker’s performance of its obligations under this Agreement; provided, that such access shall not unreasonably disrupt the operations of the Broker.

(d)                                 The Company shall afford the officers, accountants and other authorized representatives of the Broker access upon reasonable notice and during normal business hours to such records, management and offices of the Company as may be directly related to the sale of the Products following the date of this Agreement and the Company’s performance of its obligations under this Agreement; provided, that such access shall not include any right to review customer specific information related to inbound volumes of Recyclable Materials, or unreasonably disrupt the operations of the Company.

SECTION 3.                           PAYMENT.

Within ten (10) days following the end of each calendar month, the Company shall (a) deliver a statement (the “Shipment Statement”) to the Broker detailing the amounts of all Products shipped during such month from a Recycling Facility or from a warehouse used by the Company to store any Product prior to shipment to a customer and (b) within thirty (30) days of the delivery of the Shipment Statement pay to the Broker an amount in cash equal to [**] Dollars ($[**]) for each ton so shipped (the “Brokerage Fee”), net of any tonnage discrepancies (as calculated based upon the applicable Facility’s tonnage scale or scales, or, where provided in an applicable purchase order, the customer’s scale or scales).

SECTION 4.                           REPRESENTATIONS AND WARRANTIES.

4.1                                 Each Party individually represents and warrants to the other Party that:

(a)                                  such Party is in compliance in all material respects with all applicable laws (including all rules, regulations and orders thereunder and including any environmental laws) pertaining to this Agreement and the transactions contemplated hereby (collectively, “Laws”);

(b)                                 such Party has the legal right, power and authority and has taken all action necessary to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby;

(c)                                  this Agreement constitutes the valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d)                                 the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in a breach of, constitute a default under, or result in the acceleration of any obligation or loss of any benefits under any agreement or other instrument to which such Party is a party or which is otherwise known to such Party;

(e)                                  the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Party will not violate any Laws, any certificate of formation, certificate of incorporation, limited liability company agreement, by-laws or equivalent charter documents, or any order of any court or governmental agency or judgment applicable to such Party; and

(f)                                    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by appropriate action of such Party, and the person who has executed this Agreement on behalf of such Party has been duly authorized to do so.

4.2                                 Covenants.

During the Term, each Party will comply in all material respects with all Laws in its performance of this Agreement.

4.3                                 Disclaimer of Warranty as to the Products.

(a)                                  THE BROKER ACKNOWLEDGES THAT THE COMPANY MAKES NO WARRANTIES TO THE BROKER WITH RESPECT TO THE PRODUCTS AND THE COMPANY HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

(b)                                 The Broker agrees that it shall not make any representations or warranties regarding any Products which have not been previously approved in writing by the Company.

SECTION 5.                           TERM AND TERMINATION; FORCE MAJEURE.

5.1                                 Term.  The Parties agree that the term of this Agreement shall commence on the Effective Date and shall end on the date that is ten (10) years after the Effective Date (such ten-year period, the “Term”), unless earlier terminated in accordance with this Section 5.  This Agreement may be renewed upon mutual agreement between the Parties following the expiration of the Term.

5.2                                 Termination.

(a)                                  This Agreement may be terminated

(i)                                     at any time upon mutual written agreement of the Parties or in accordance with Section 5.3(c); or

(ii)                                  immediately by a Party fifteen (15) days following the delivery of written notice to the other Party in the event that any of the other Party’s representations and warranties contained in this Agreement are shown to be materially untrue or incorrect (an “Inaccuracy”), which Inaccuracy is not cured within such fifteen (15) day period; provided, that such fifteen (15) day cure period may be extended by such non-defaulting Party in its sole discretion; or

(iii)                               immediately by a non-defaulting Party fifteen (15) days following the delivery of a written notice to the other Party in the event of a failure by the other Party to materially perform a material obligation of such other Party under the terms of this Agreement (a “Default”), which Default is not cured within such fifteen (15) day period; provided, that such fifteen (15) day cure period may be extended by such non-defaulting Party in its sole discretion; and

(iv)                              Notwithstanding the foregoing, the Company may terminate this Agreement at any time after the first anniversary of the Effective Date upon the provision of at least thirty (30) days prior written notice to the Broker.  Such termination shall be contingent on the payment by the Company to the Broker of a termination payment (the “Termination Payment”) in an amount equal to Five Million Six Hundred Thousand Dollars ($5,600,000) less the sum of all Prior Year Payments that occurred prior to the year in which the Termination Payment is calculated. As used herein, a “Prior Year Payment” for a given year shall mean the lesser of (i) all amounts paid by the Company to the Broker hereunder on account of such year or (ii) $500,000, with the first Prior Year Payment calculated for the 12 month period prior to the first anniversary of the Effective Date and each subsequent Prior Year Payment calculated for each 12 month period following the first anniversary of the Effective Date until the date this Agreement expires or is terminated.  Notwithstanding anything herein to the contrary, if the Company sells any Recycling Facility, (A) the acquirer must assume in writing all of the obligations of the Company hereunder with respect to such sold Recycling Facility; provided that, to the extent such obligations are not so assumed and paid by such acquirer, the Company shall remain liable for such obligations based on deemed monthly volumes from such sold Recycling Facility equal to the average monthly volume calculated over the twelve full calendar months preceding such sale; or (B) such sale shall be deemed a termination of this Agreement pursuant to this Section 5.2(a)(iv) and the Company shall be required to pay the Termination Payment calculated as of the date of such sale.

The termination of this Agreement pursuant to this Section 5.2 shall not prejudice the rights of any Party accrued hereunder up to and including the date of termination, and shall not affect any rights or obligations hereunder which are specified in this Agreement to survive, or by their nature are to survive, such termination.  Following any such termination, the Broker shall use its commercially reasonable efforts to sell any unsold Products pursuant to the terms hereof which were reported by the Company to the Broker prior to the date of termination as available for sale and for which the Company reaffirms in writing its obligation to pay the Brokerage Fee for any such Products that are sold.  The provisions of Section 6, and the Broker’s indemnification obligations set forth in Section 7.1 shall survive any termination of this Agreement. For the avoidance of doubt, the Broker shall have no obligations or liabilities related to any contracts for Products entered into by the Company and its customers pursuant to this Agreement; such contracts shall not be affected by the termination of this Agreement and shall continue to survive pursuant to the terms thereof.

5.3                                 Force Majeure.

(a)                                  For purposes of this Agreement:  “Force Majeure” shall mean any act, event or condition materially and adversely affecting the ability of a Party to perform or comply with any material obligation, duty or agreement required of such Party under this Agreement, if such act, event, or condition is beyond the reasonable control of the nonperforming Party or its agents relying thereon; is not the result of the willful or negligent action, inaction or fault of the Party relying thereon; and the nonperforming Party has been unable to avoid or overcome the act, event or condition by the exercise of due diligence, including, without limitation:  (i) an act of God, epidemic, landslide, lightning, earthquake, fire, explosion, storm, flood or similar occurrence; (ii) an act of a public enemy, war, blockage, insurrection, riot, general unrest or restraint of government and people, civil disturbance or disobedience, sabotage, act of terrorism or similar occurrence; (iii) a strike, contracted customer mill closure, work slowdown, or similar industrial or labor action; (iv) an order or judgment (including without limitation a temporary restraining order, temporary injunction, preliminary injunction, permanent injunction, or cease and desist order) or other act of any federal, state, county or local court, administrative agency or governmental office or body which prevents the performance of a Party’s obligations as contemplated by this Agreement; or (v) adoption or change (including a change in interpretation, enforcement or permit requirement) of any Law after the Effective Date preventing performance of or compliance with the obligations hereunder.

(b)                                 Neither Party shall be liable to the other for Losses if such Party’s performance is delayed or prevented due to an event of Force Majeure; provided, however, that such Force Majeure shall not excuse either Party from performing its payment obligations under this Agreement except to the extent that the inability to make such payment is itself Force Majeure.  In the event of a Force Majeure, the affected Party shall promptly notify the other Party of the event of Force Majeure and its likely duration.  During the continuation of the Force Majeure event, the nonperforming Party shall (i) exercise commercially reasonable efforts to mitigate or limit Losses to the performing Party; (ii) exercise commercially reasonable due diligence to overcome the Force Majeure event; (iii) to the extent it is able, continue to perform its obligations under this Agreement; and (iv) cause the suspension of performance to be of no greater scope and no longer duration than the Force Majeure event requires.

(c)                                  In the event of a delay in either Party’s performance of its obligation hereunder for more than sixty (60) days due to a Force Majeure, the other Party may, at any time thereafter, terminate this Agreement.

SECTION 6.                           CONFIDENTIALITY.

6.1                                 Generally.  This Section 6 shall survive the expiration or termination of this Agreement or the Services for a period of two (2) years following any such expiration or termination, and shall apply to the Parties and to all agents, directors, managers, employees, subcontractors, officers, attorneys, consultants, advisors or other persons acting on behalf of the Parties (together, the “Representatives”).  The terms and provisions of this Agreement, all communications between the Parties, in whole or in part, and all information developed by or received by either Party in connection with the Parties’ performances under this Agreement and the Services (including communications heretofore) (the “Confidential Information”) are confidential and shall be treated as confidential by the Parties.

6.2                                 Receipt of Information.  Each Party agrees that any “Confidential Information” (as defined below) received from the other Party or generated in whole or in part thereon, with regard to the Services after the Effective Date, shall be and remain the property of the disclosing Party, and that the receiving Party and its Representatives shall not have any right or license thereto, and the receiving Party and its Representatives shall not disclose the Confidential Information or use it for any purpose other than in furtherance of the purposes of this Agreement.  For purposes of this Agreement, “Confidential Information” shall include all records in any form, in whole or in part, including without limitation reports, statements, examinations, memoranda, opinions, folders, files, books, manuals, pamphlets, forms, papers, designs, drawings, maps, photos, letters, notes, journals, notebooks, microfilms, computer tapes, portable drives or discs or any other electronic storage media, e-mail, or electronic files.  Without limiting the foregoing, all data relating to the Recycling Facilities and the Products, including the quantity, mix, pricing and purchaser thereof, shall be and remain the property of the Company.  “Confidential Information” shall not include information which: (i) was rightfully in the possession of, or demonstrably known by, the receiving Party prior to its receipt from the disclosing Party; (ii) is in the public domain at the time of disclosure, not as a result of any inaction or action of the receiving Party; (iii) is approved for release by the disclosing Party in writing prior to the disclosure; or (iv) is independently developed by the receiving Party without reliance on or use of any Confidential Information.

6.3                                 Required Disclosure.  If the receiving Party or any of its Representatives are requested or required to disclose (after the receiving Party has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the disclosing Party about the receiving Party’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the receiving Party shall, or shall cause such Representative to, provide the disclosing Party with prompt written notice of such request so that the disclosing Party, at its sole cost and discretion, may seek an appropriate protective order or other appropriate remedy.  At any time that such protective order or remedy has not been obtained, the receiving Party or such Representative may disclose only that portion of the Confidential Information which such Party or Representative is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the receiving Party shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

6.4                                 Breach.  Each Party (as a receiving Party) acknowledges that a breach of the requirements of this Section 6 may cause a disclosing Party immediate and irreparable harm and that the damages that such disclosing Party will suffer may be difficult or impossible to measure.  Therefore, upon any actual or impending action or circumstance which, in the disclosing Party’s sole discretion, may cause a violation of this Section 6, the disclosing Party will be entitled to issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such action, and, except as otherwise may be required by Law, the receiving Party shall use its commercially reasonable efforts to inform any receiving third party of the confidential nature of the Confidential Information and request that the receiving third party not disclose such Confidential Information.  This remedy will be in addition to, and not in limitation of, any other remedy which may otherwise be available to the disclosing Party under this Agreement, at Law, or in equity.

6.5                                 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide such Party with a copy of the proposed disclosure prior to making such disclosure).

SECTION 7.                           INDEMNIFICATION.

7.1                                 Indemnification by the Broker.  The Broker shall, to the fullest extent allowed by Law, indemnify, defend and hold harmless the Company, its direct and indirect equityholders, its affiliates and their respective Representatives (each, a “Company Indemnified Party”) from and against any and all claims, actions, suits, judgments, proceedings, liabilities, obligations, losses, damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees), penalties (civil, criminal or administrative), court costs and other out-of-pocket expenses (collectively, “Losses”) incurred or suffered by any Company Indemnified Party to the extent that such Losses arise by reason of, or result from (in each case, to the extent not waived by the Company Indemnified Party):

(a)                                  a material breach or material inaccuracy of any representation or warranty of the Broker contained in this Agreement;

(b)                                 a material breach by the Broker of any of its covenants or agreements contained in this Agreement, including without limitation Section 4.3(b) above;  or

(c)                                  the fraud, gross negligence or willful misconduct of the Broker in its operations under this Agreement, including but without limitation such conduct of any independent representatives or subcontractors of the Broker.

7.2                                 Indemnification by the Company.  The Company shall, to the fullest extent allowed by Law, indemnify, defend and hold harmless the Broker, its direct and indirect equityholders, its affiliates and their respective Representatives (each, a “Broker Indemnified Party”) from and against any and all Losses incurred or suffered by any Broker Indemnified Party to the extent that such Losses arise by reason of, or result from (in each case, to the extent not waived by the Broker Indemnified Party):

(a)                                  a material breach or material inaccuracy of any representation or warranty of the Company contained in this Agreement;

(b)                                 a material breach by the Company of any of its covenants or agreements contained in this Agreement;

(c)                                  the fraud, gross negligence or willful misconduct of the Company in its operations under this Agreement, including but without limitation such conduct of any independent representatives or subcontractors of the Company;

(d)                                 any claim by a customer based on the quality of the Products or any  other failure of the Company to perform its obligations to such customer, including without limitation, any representation, warranty, covenant or agreement made by the Company in any contract or purchase order entered into by the Company with any customer related to the Products or any representation or warranty made by the Broker to a customer which was authorized by the Company pursuant to and in accordance with Section 4.3(b); provided, however, that such indemnification shall not extend to any claim for which the Broker is required to indemnify the Company under this Agreement; or

(e)                                  any actions taken or not taken by the Broker under this Agreement at the Company’s specific direction, except to the extent such action is one for which the Broker is required to indemnify the Company under this Agreement.

SECTION 8.                           LIMITATION OF LIABILITY.

The Parties shall not be liable for any Losses in respect of any special, indirect, incidental, exemplary, punitive or consequential damages suffered, asserted or alleged by either Party or any third party arising from or relating to this Agreement or the Services, regardless of whether such damages are claimed under contract, warranty, indemnity, tort or any other theory at Law or in equity, except to the extent that such damages are actually paid by a Party to a third party.

SECTION 9.                           MISCELLANEOUS.

9.1                                 Independent Contractor.  The Parties expressly acknowledge and agree that the Broker is an independent contractor for purposes of this Agreement and is solely responsible for all of its Representatives.  Except as specifically provided for in this Agreement, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.  The Broker shall not represent itself to have any authority to act on behalf of the Company.  Furthermore, this Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.  Notwithstanding anything to the contrary herein, the parties hereto shall be subject to the non-competition provisions of the Purchase Agreement.

9.2                             Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission and in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M.  and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)                                  If to the Company:

Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, VT 05701
Attn:  General Counsel
Tel.:  802-772-2257

With a copy, which shall not constitute notice, to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn:  Jeff Stein, Esq.
Tel.:  617-526-6624

(b)                                 If to the Broker:

c/o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attn:  General Counsel
Tel.:  (212) 710 2529

EMail:  jschaefer@pcalp.com;

With a copy, which shall not constitute notice, to:

White and Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attn:                    Nazim Zilkha, Esq.
                                                Mark Mandel, Esq.

Tel.:                         212-819-8200

Fax:                           212-354-8113

Email:                 nzilkha@whitecase.com

mmandel@whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

9.3                                 Entire Agreement.  This Agreement, together with all Schedules hereto and the Purchase Agreement, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

9.4                                 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties.  No other Person not party to this Agreement shall be entitled to the benefits of this Agreement other than as set forth in Section 7 hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party; provided, that either Party may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned subsidiary of such Party or to any affiliate of which such Party is a direct or indirect wholly owned subsidiary, (b) in connection with the transfer by such Party of all or substantially all of its assets, (c) any successor in connection with an acquisition of such Party (including by merger or operation of law) and (d) for the purpose of securing any financing of the transactions contemplated hereby.  Any attempted assignment in violation of this Section 9.4 will be void.

9.5                                 Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all of the Parties.

9.6                                 Severability.  If any term provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

9.7                                 No Deemed Waiver.  No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.8                                 Counterparts.  This Agreement, and any amendment or modification hereto, may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

9.9                                 Governing Law.  This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving regard to the conflict of laws rules thereof.

9.10                           Further Assurances.  At any time and from time to time each Party, at the reasonable request of the other Party, shall execute and deliver such further instruments and take such further actions as may be necessary or appropriate in order to effectuate the intent of this Agreement and provide such other Party in all respects with the intended benefits of this Agreement.

9.11                           Rules of Construction.  The Parties have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, each Party waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.12                           Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13                           Insurance.  At all times during the Term, the Broker shall maintain, and shall require its subcontractors to maintain, workers’ compensation insurance and commercial general liability insurance in each case in coverages and amounts consistent with coverages and amounts historically maintained by the Company.  Upon request, the Broker shall provide the Company with evidence reasonably satisfactory to the Company that the Broker and its subcontractors are so insured.  Each Party expressly agrees that no claim against the workers’ compensation insurance of the other Party shall be made for injuries sustained during, arising from or in relation to the performance of the Services.

9.14                           Dispute Resolution.

(a)          Any dispute, controversy, claim or disagreement between the Parties arising from, relating to or in connection with this Agreement (each a “Dispute”), shall be resolved in accordance with the terms of this Section 9.14; provided, that to the extent such Dispute is in excess of Five Million Dollars ($5,000,000), upon the request by a Party, such Dispute shall be resolved in accordance with Section 9.15 and this Section 9.14 shall not apply.

(b)         Any Dispute shall be considered in person or by telephone by the designated dispute resolution representatives of each Party (who shall be persons with authority to resolve such Dispute) (each, such Party’s “DR Representative”) within seven (7) Business Days of receipt of a written notice from any Party confirming the existence of a Dispute under this Section 9.14 and specifying the nature of such Dispute.  The DR Representatives shall meet as often as the Parties deem reasonably necessary to gather and furnish to each other all information with respect to the Dispute in issue which is appropriate and germane in connection with its resolution.  The DR Representatives shall discuss the problem and negotiate in good faith in an effort to resolve the Dispute.

(c)                                                                Any Dispute that has not been resolved within thirty (30) days of the first meeting or telephone conference of the DR Representatives shall, upon written notice given by any Party to the other Parties, be submitted to mediation.  The Parties will jointly appoint a mutually acceptable mediator, and if they cannot agree upon such a mediator within fifteen (15) days after the written notice submitting the Dispute to mediation, the American Arbitration Association (“AAA”) shall appoint the mediator.  The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days commencing with the appointment of the mediator and any extension of such period as mutually agreed to by the Parties.  Each Party shall bear its own costs relating to such mediation, and the Parties shall share equally the mediator’s fees and expenses.

(d)                                                               If the Dispute is not resolved within thirty (30) days after the appointment of the mediator (or any extension of such period as mutually agreed to by the Parties), the Dispute shall be submitted to, and finally determined by, binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules.  There shall be a single arbitrator, to be appointed by mutual agreement of the Parties or, if the Parties cannot agree within thirty (30) days after the demand for arbitration, to be appointed by the AAA (the “DR Arbitrator”), and such DR Arbitrator shall be an attorney having experience and familiarity with commercial contract disputes.  The place of arbitration shall be New York, New York, and the arbitration shall be conducted in English (with the use of translators as and when necessary).  Each Party shall bear its own costs relating to such arbitration and all related proceedings.  Judgment upon the award rendered by the DR Arbitrator may be entered in any court having jurisdiction thereof.  This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.  Each Party shall continue to perform their respective obligations under this Agreement and this Agreement shall remain in effect while the Dispute is being resolved.

(e)                                                                Nothing in this Section 9.14 shall prevent any Party from (i) exercising any of such Party’s rights or remedies granted under this Agreement; or (ii) pursuing judicial remedies in aid of arbitration (including applications to compel arbitration) to stay judicial proceedings pending arbitration, or interlocutory, interim or provisional orders of injunction, replevin, attachments or other measures that may be necessary to prevent injury to a Party pending the appointment of the DR Arbitrator or pending the DR Arbitrator’s determination of the merits of the Dispute.  Each Party irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any action permitted under this Section 9.14.

9.15         APPLICABLE COURTS; WAIVER OF JURY TRIAL.

(a)                                                                EXCEPT TO THE EXTENT SECTION 9.14 APPLIES TO A DISPUTE, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT

TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT.  EXCEPT TO THE EXTENT SECTION 9.14 APPLIES TO A DISPUTE, EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURT OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM.

(b)                                                               The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(c)                                                                THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH A DISPUTE AND ANY OTHER ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first written above.

THE COMPANY:

CASELLA WASTE SYSTEMS, INC.

By:	/s/ John W. Casella
Name:	John W. Casella
Its:	Chairman & CEO

Signature Page to Commodities Marketing Agreement

THE BROKER:

RE COMMUNITY HOLDINGS II, INC.

By:	/s/ illegible
Name:	illegible
Its:

Signature Page to Commodities Marketing Agreement

SCHEDULE 1

Contracted Volumes

Contract	Facility	Tons/Loads
Recycle Paper Supply Agreement, dated as of February 24, 2009, by and between Katahdin Paper Company LLC and FCR	• Charlestown • Auburn	• 850 tons/month from each facility Buyer and Seller confirm that no volumes are currently shipped under this agreement but it remains an active contract.
Purchase Agreement, dated as of August 1, 2006, by and between Rand-Whitney Containerboard Limited Partnership and FCR	• Charlestown • Auburn	• 12 loads of OCC/week from Charlestown • 7 loads of OCC/week from Auburn
Secondary Fiber Purchase Agreement, dated as of September 1, 2009, by and between Newark Recycled Fibers, Northeaster Region and FCR	• Charlestown • Auburn	• Remaining tons/month from Charlestown and Hartford to meet shortfall from Auburn • 2500 tons/month from Auburn. It is the intent to have all Auburn tons applied first to this contract
Purchase Agreement, dated as of June 1, 2009, by and between Smurfit-Stone Container Enterprises, Inc. and FCR	• Charlestown	• 250 tons of OCC/month
Mixed Glass Supply Agreement, dated as of February 21, 2008, by and between Container Recycling Alliance, LLC and FCR	• Charlestown • Auburn	• All volumes from each facility
Supply Agreement, dated as of April 30, 2001, by and between Parmass Holdings, Inc. and FCR	• Charlestown • Auburn • Ontario	• Up to 100% of HDPE material from each facility to meet contract minimum commitment. Buyer and Seller intend to maintain historical monthly volumes.
Recovered Paper Supply Agreement, dated as of June 7, 2006, by and between Bowater Incorporated and FCR, in respect of the Charlestown, MA facility	• Charlestown	• 500 tons of ONP/month
Recovered Paper Supply Agreement, dated as of June 19, 2006, by and between Bowater Incorporated and FCR	• Ontario	• 500 tons of ONP/month from Ontario
Curbside Pet Plastic Supply Agreement, dated as of January 10, 2008, by and between Aladdin Manufacturing Corporation (Mohawk Industries) and FCR	• Charlestown • Auburn • Ontario	• Up to 100% of PET material from each facility to meet contract minimum commitment. Buyer and Seller intend to maintain historical monthly volumes.
Recycled Materials Supply Agreement, dated as of September 1, 2010, by and between Plastrec, Inc. and FCR	• Charlestown • Auburn • Ontario	• Up to 100% of PET material from each facility to meet contract minimum commitment. Buyer and Seller intend to maintain historical monthly volumes.

Exhibit B

EXECUTION COPY

LICENSE AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective this 1st day of March, 2011 (the “Effective Date”), by and between Casella Waste Systems, Inc., a Delaware corporation with an office at 25 Greens Hill Lane, Rutland, Vermont 05701 (“Casella”), and RE Community Holdings II, Inc., a Delaware corporation (f/k/a CE Holdings II, LLC, a Delaware limited liability corporation) with an address at c/o Pegasus Capital Advisors, LP, 99 River Road, Cos Cob, Connecticut, 06807 (“RE”).  Casella and RE are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, RE is a corporation;

WHEREAS, Casella and RE are parties to a Purchase and Sale Agreement, dated January 23, 2011 (“Purchase Agreement”), pursuant to which Casella has transferred to RE its rights in and to certain assets, including certain Intellectual Property;

WHEREAS, Casella, directly or through its Subsidiaries, operates various waste and refuse management, collection, disposal and recycling businesses in the United States and will continue to be engaged in such businesses and related businesses after the Closing Date (the “Casella Business”), and it is not the intention of RE that Casella should be limited by this Agreement from conducting any such businesses, which may be conducted by Casella subject to the terms of this Agreement and the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is required by the terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.           Definitions.

1.1           All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.2           “Change of Control” means, with respect to any Person, the occurrence of any of the following:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (a such term is used in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of securities representing 50% or more of the voting power of all capital stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person (“Voting Stock”);

(b)           the sale, lease, license, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(c)           such Person consolidates with, or merges with or into, any person or entity, or any person or entity consolidates with, or merges with or into, such Person, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of such Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of such Person outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee person or entity or the parent of such surviving or transferee person or entity representing a majority of the voting power of all Voting Stock of such surviving or transferee person or entity or the parent of such surviving or transferee person or entity immediately after giving effect to such issuance; or

(d)           the adoption by the stockholders of such Person of a plan or proposal for the liquidation or dissolution of such Person.

1.3           “Engineered Feedstock” means fuel feedstock (a) comprising at least one component of municipal solid waste and optionally other components, (b) which is a fossil fuel substitution for combustion, and (c) which is used in a biological, thermal or chemical conversion process to produce electricity, heat, gaseous fuels, liquid fuels, and chemicals.  Engineered Feedstock includes uses of source separated organic portions of municipal solid waste when mixed with municipal solid waste and used as described in subsections (b) and (c) of the preceding sentence, but specifically excludes the use of source separated organics if not mixed with municipal solid waste which are then used in a biological, thermal or chemical conversion process.

1.4           “Engineered Feedstock IP” means U.S. Patent Applications Nos. 12/492,093, 12/492,096, 12/644,974, 12/491,650 and 12/949,982 (the “Pending Applications”), any United States patent issuing directly from any of the Pending Applications, as well as any United States patent application that claims priority to any Pending Application, including any related continuation, divisional, reissue, or continuation-in-part, or foreign counterpart of the foregoing, which is owned by RE.  Engineered Feedstock IP does not include any Intellectual Property purchased or otherwise obtained by RE (other than from its employees or consultants retained by RE to develop Engineered Feedstock IP) independent of the transactions contemplated by the Purchase Agreement or this Agreement.

1.5           “Franchise Territory” shall mean the [**], and the following counties in the [**].

2

1.6           “Intellectual Property” shall mean any of the following in any jurisdiction throughout the world:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals and reissues for any of the foregoing; (b) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and all moral rights or similar rights of authors; (c) mask works and registrations and applications for registration thereof; (d) computer software, including all source code, object code, data, databases and related documentation; (e) Trade Secrets; (f) any other intellectual property or industrial property recognized by applicable Law; and (g) copies and tangible embodiments thereof (in whatever form or medium).  Intellectual Property does not include any Intellectual Property purchased or otherwise secured by either Party (other than from employees or consultants retained by the Party to develop such Intellectual Property) independent of this Agreement.

1.7           “Licensed Patents” means all United States patents and patent applications listed on Schedule A attached hereto (the “Scheduled Patent Assets”), any United States patent issuing directly from any of the applications included within the Scheduled Patent Assets, as well as any United States patent application that claims priority to any of the Scheduled Patent Assets, including any related continuation, divisional, reissue, or continuation-in-part, or foreign counterpart of the foregoing, which is owned by RE.  The Licensed Patents include the Engineered Feedstock IP and all patent applications and patents owned by RE that claim any Collaboration IP.  The Licensed Patents do not include any Intellectual Property purchased or otherwise obtained by RE (other than from its employees or consultants retained by RE to develop Engineered Feedstock IP or Collaboration IP) independent of the transactions contemplated by the Purchase Agreement or this Agreement.

1.8           “License Rights” means the rights licensed under Section 2 of this Agreement.

1.9           “Non-Patent Collaboration IP” means Collaboration IP that is not within the scope of a claim of an issued Licensed Patent.

1.10         “Subsidiaries” of a Person means any entities which are wholly owned by that Person, whether directly or indirectly.

1.11         “R&D Field” means the technology field concerning the production, processing, and use of Engineered Feedstock to produce electricity, heat, gaseous fuels, liquid fuels, and chemicals.  This term includes multi-material processing only when the multi-material processing is used to produce Engineered Feedstock as described in the preceding sentence.

1.12         “50/50 Partnership” means, with respect to RE and Casella, a partnership relationship, whether conducted through a general or limited partnership, a limited liability company or other Person, between RE and Casella or their respective Subsidiaries in which each party’s contractual rights and obligations are substantially similar in all respects to those of the other party relating to (i) rights, preferences and privileges with respect to equity ownership, including, but not limited to, voting and/or veto rights, governance, payment of dividends and other distributions, equity transfers or other dispositions, preemptive rights and rights and

3

obligations with respect to the provision of additional capital, and (ii) such other matters as shall be mutually agreed by RE and Casella.

SECTION 2.           Grant of License to Casella (“License”).

2.1           Grant of License Inside Franchise Territory.  Subject to the terms of this Agreement and the Purchase Agreement, RE hereby grants to Casella and its Subsidiaries a royalty-free, paid-up, perpetual license inside the Franchise Territory to make, have made, import, copy, use, modify, enhance, prepare derivative works of, offer for sale, sell and otherwise provide or distribute products and services covered by the Licensed Patents, or incorporating or based on (i) any non-patented information (which includes “know how” for each use of the term in this Agreement) which is transferred to RE or its Affiliates pursuant to the Purchase Agreement (including any non-patented information that is owned by FCR or its Subsidiaries) and in the possession of employees of Casella or its Subsidiaries immediately following the Closing (other than the Business Employees (as defined in the Purchase Agreement) and employees of FCR and its Subsidiaries) or (ii) Non-Patent Collaboration IP.  The license set forth in this Section 2.1 shall be exclusive with respect to the Licensed Patents and non-exclusive with respect to the non-patented information and Non-Patent Collaboration IP.

(a)           Transfer of License Rights with Transfer of Ownership of Casella Facility.  Subject to the restrictions in the Purchase Agreement and the other provisions of this Agreement, the License Rights granted by Section 2.1 of this Agreement are sublicensable to any future owner of a Casella facility (whether as a result of an asset transfer, stock transfer, merger or otherwise) which may, as permitted herein, use the License Rights solely for the purpose of operating such facility and the License Rights are transferrable with the ownership of such facility so that the facility maintains sufficient License Rights to continue operations subsequent to the transfer of ownership; provided such transferred License Rights shall not in any event exceed the scope of such License Rights at such facility as of the date of the transference of the ownership of such facility and may not be independently sublicensed to third parties who do not own or operate such facility.  The License Rights shall also extend to any upgrades and/or replacements of such facility. The transfer of ownership of a Casella facility and the transfer of the related License Rights as permitted above and described in this section shall not require RE’s approval.  For the avoidance of doubt, Collaboration IP developed after the transference of the Casella facility at issue is not and shall not be sublicensed to the third party acquirer of such Casella facility under this provision.

2.2           Engineered Feedstock Opportunity.  Notwithstanding Section 2.1 hereof, if Casella elects to utilize the Engineered Feedstock IP or the Collaboration IP within the Franchise Territory in connection with the operation of a renewable energy, refuse to energy gasification or similar project using Engineered Feedstock that converts waste to energy (an “Engineered Feedstock Opportunity”), RE shall have an option (the “Option”) to participate in such opportunity through a 50/50 Partnership, pursuant to the terms and procedures set forth in this Section 2.2, and on such other terms as Casella and RE agree.

(i)            Notice and Option Period.  Upon its election to pursue an Engineered Feedstock Opportunity, Casella shall provide written notice to RE in accordance

4

with Section 12 hereof, describing the proposed Engineered Feedstock Opportunity in all material respects as well as the terms of a proposed 50/50 Partnership with RE (the “Casella Term Sheet”).  RE’s actual receipt of the Casella Term Sheet will commence an option period which will remain open for a period of sixty (60) days (the “Option Period”), during which RE may provide written notice to Casella of its election to proceed (the “Election to Proceed”) with the negotiation of a 50/50 Partnership for such Engineered Feedstock Opportunity. In the event that RE does not deliver notice of its Election to Proceed prior to the end of the Option Period, the Option shall expire and, subject to the other terms of this Agreement, RE shall have no further rights with respect to the Engineered Feedstock Opportunity. RE understands and acknowledges that Casella’s delivery of the Casella Term Sheet may be in the context of a project which is the subject of a request for proposals and nothing in this paragraph shall limit the right of Casella to respond to and otherwise make progress under such request for proposal pending the expiration or exercise of RE’s participation rights hereunder.  Casella may not enter into any agreement concerning such Engineered Feedstock Opportunity with any third party that would violate this Agreement.

(ii)           Effect of Failure to Exercise the Option.  RE’s failure to deliver notice of its Election to Proceed prior to expiration of the Option Period will have no effect on the grant of the License to Casella or Casella’s rights hereunder, including Casella’s right to subsequently pursue such Engineered Feedstock Opportunity subject to the other terms of this Agreement, including the restrictions set forth in Section 2.4; provided, however, that Casella may not pursue such Engineered Feedstock Opportunity as specified in the Casella Term Sheet with another Person on terms that are materially more favorable to such Person, than those proposed to RE in the Casella Term Sheet.  Casella’s right to pursue such Engineered Feedstock Opportunity with such other Person shall include the right to sublicense to its joint venture with such Person the License Rights granted to it under this Agreement, subject to the execution by any such joint venture and other Person of a reasonable confidentiality agreement and agreement to terms, including restrictions, consistent with those set forth in this Agreement.  Upon request, Casella and its joint venture shall provide RE with the documentation necessary to confirm Casella’s compliance with such obligations, subject to RE’s execution and delivery of a confidentiality agreement reasonably acceptable to both Parties.

(iii)          Negotiation Period.  Casella’s receipt of notice of an Election to Proceed from RE will commence a negotiation period (the “Negotiation Period”) which will remain open for a period of ninety (90) days during which the parties shall in good faith negotiate the terms of a partnership or comparable legal relationship to form the 50/50 Partnership with respect to the Engineered Feedstock Opportunity (the “Definitive Partnership Agreement”).  In the event that RE and Casella do not enter into a Definitive Partnership Agreement prior to the end of the Negotiation Period, the Option shall expire and, subject to the other terms of this Agreement, RE shall have no further rights with respect to the Engineered Feedstock Opportunity.

(iv)          Effect of Failure to Execute a Definitive Partnership Agreement.  RE’s failure to execute a Definitive Partnership Agreement prior to the expiration of the Negotiation Period will have no effect on the grant of the License to Casella or Casella’s rights hereunder, including Casella’s right to subsequently pursue such Engineered Feedstock

5

Opportunity subject to the other terms of this Agreement, including the restrictions set forth in Section 2.4; provided, however, that Casella may not pursue such Engineered Feedstock Opportunity as specified in the Casella Term Sheet with another Person on terms that are materially more favorable to such Person, than those proposed to RE in the Casella Term Sheet  Casella’s right to pursue such Engineered Feedstock Opportunity with such other Person shall include the right to sublicense to its joint venture with such Person the License Rights granted to it under this Agreement, subject to the execution by any such joint venture and other Person of a reasonable confidentiality agreement and agreement to terms, including restrictions, consistent with those set forth in this Agreement.  Upon request, Casella and its joint venture shall provide RE with the documentation necessary to confirm Casella’s compliance with such obligations, subject to RE’s execution and delivery of a confidentiality agreement reasonably acceptable to both Parties.

(v)           Expenses.  Each Party shall be responsible for one-half of all expenses related to the Engineered Feedstock Opportunity that are incurred prior to the execution of the Definitive Partnership Agreement, other than expenses incurred by the Parties on their own behalf related to the negotiation, drafting, and execution of the Definitive Partnership Agreement and any related documentation (“Feedstock Opportunity Expenses”).

(vi)          Co-Branding Rights.  In the event that RE elects to pursue a 50/50 Partnership pursuant hereto with respect to an Engineered Feedstock Opportunity, the Parties shall agree on co-branding rights with respect to the use of the Engineered Feedstock IP and Collaboration IP in connection with such Engineered Feedstock Opportunity, prior to the use of any Engineered Feedstock IP or Collaboration IP in connection with such Engineered Feedstock Opportunity. The Parties’ negotiation of the co-branding rights shall be conducted in good faith and such agreement on the co-branding rights shall not be unreasonably delayed or withheld so as to delay activity in the Engineered Feedstock Opportunity.  All use of RE’s brands on any product or service, including in connection with an Engineered Feedstock Opportunity in which RE and Casella have a 50/50 Partnership, shall be subject to the prior written approval of RE, which may be withheld or granted in RE’s sole discretion.  Similarly, all public disclosures, including press releases, concerning an Engineered Feedstock Opportunity involving RE shall be subject to the prior written approval of both Parties, which may be withheld or granted in such Party’s sole discretion, except to the extent such disclosure is required by Law.  If RE elects not to exercise the Option and join in a particular Engineered Feedstock Opportunity, Casella may utilize any branding it wishes to use in connection with such Engineered Feedstock Opportunity except for branding, trademarks and service marks owned by RE or its Affiliates.

(vii)         Confidentiality.  RE agrees that all written information designated as confidential by Casella and provided to RE pursuant to this Section 2.2, to the extent not already publicly available or already known to RE without any obligation of confidentiality, shall be held in confidence and not used by it for any purpose other than for the purpose of evaluating and exercising the Option and negotiating a Definitive Partnership Agreement.  The obligations of this Section 2.2(a)(vii) shall expire upon the execution of the Definitive Partnership Agreement.

6

(viii)        License Restriction.  If RE does not exercise the Option and Casella otherwise pursues the identified Engineered Feedstock Opportunity, any feedstock produced by Casella using the Licensed Patents or Collaboration IP may not be sold, offered for sale, or distributed to any third party outside the Franchise Territory or to a third party in the Franchise Territory for such third party’s use outside the Franchise Territory.  Casella shall include (and ensure that documentation is executed containing) a contractual restriction consistent with the foregoing restriction and naming RE as an express third party beneficiary in its agreement with such third parties.

2.3           Grant of License Outside Franchise Territory.  Subject to the terms of this Agreement and the Purchase Agreement, RE hereby grants to Casella and its Subsidiaries a non-exclusive, royalty-free, paid-up, perpetual license outside the Franchise Territory to make, have made, import, copy, use, modify, enhance, prepare derivative works of, offer for sale, sell and otherwise provide or distribute products and services covered by the Licensed Patents, or incorporating or based on  (i) any non-patented information which is transferred to RE or its Affiliates pursuant to the Purchase Agreement (including any non-patented information that is owned by FCR or its Subsidiaries) and in the possession of employees of Casella or its Subsidiaries immediately following the Closing (other than the Business Employees (as defined in the Purchase Agreement) and employees of FCR and its Subsidiaries) or (ii) Non-Patent Collaboration IP, provided, however, that the license granted in this Section 2.3 is limited to, and is intended to be no broader than, use within the scope of the activities permitted under Section 6.8 of the Purchase Agreement.  If, for any reason, the restrictions on activities under the Purchase Agreement shall discontinue, this license grant shall remain no broader than those activities permitted under Section 6.8 of the Purchase Agreement as if those restrictions remained in effect.

(a)           Engineered Feedstock IP.  Casella’s license to use Engineered Feedstock IP or Collaboration IP outside the Franchise Territory requires RE’s prior written consent, which may be withheld or granted in RE’s sole discretion.

(b)           Territorial Scope of Licensed Patents.  The Parties acknowledge and agree that the territorial scope of the Licensed Patents is limited by the nature of what a patent is and therefore the License Rights granted with respect to patents and provided for in this Section 2.3 are necessarily limited to the scope of those territorial limitations.

(c)           Transfer of License Rights with Transfer of Ownership of Casella Facility.  Subject to the restrictions in the Purchase Agreement and the other provisions of this Agreement, the License Rights granted by Section 2.3 of this Agreement are sublicensable to any future owner of a Casella facility  (whether as a result of an asset transfer, stock transfer, merger or otherwise) which may, as permitted herein, use the License Rights solely for the purpose of operating such facility and the License Rights are transferrable with the ownership of such facility so that the facility maintains sufficient License Rights to continue operations subsequent to the transfer of ownership; provided such transferred License Rights shall not in any event exceed the scope of such License Rights at such facility as of the date of the transference of the ownership of such facility and may not be independently sublicensed to third parties who do not own or operate such facility.  The License Rights shall also extend to any upgrades and/or

7

replacements of such facility. The transfer of ownership of a Casella facility and the transfer of the related License Rights as permitted above and described in this section shall not require RE’s approval.  For the avoidance of doubt, Collaboration IP developed after the transference of the Casella facility at issue is not and shall not be sublicensed to the third party acquirer of such Casella facility under this provision.

2.4           License Transfer Restriction.  Subject to Sections 2.1(a), 2.3(c), 10, and 17 the License Rights, including the rights to the Licensed Patents and Collaboration IP, may not be sublicensed or assigned without the prior written consent of RE, which may be withheld or granted in RE’s sole discretion.

2.5           Confidentiality.  Casella agrees that all non-patented information licensed to Casella and certain other Persons pursuant to Sections 2.1 and 2.3 of this Agreement, to the extent not already publicly available, shall be held in confidence, not disclosed to third parties, and not used by them for any purpose other than for the purpose of internally operating their respective businesses in the ordinary course and otherwise in accordance with this Agreement and the Purchase Agreement.

SECTION 3.           Collaboration Between The Parties

3.1           Collaboration Meetings.  From time to time, the Parties shall cause certain of their employees knowledgeable in the inventions claimed by the Licensed Patents and developing Intellectual Property in the R&D Field to meet for purposes of developing and sharing information as to the Licensed Patents and Intellectual Property in the R&D Field including new patent applications filed, patents or applications or material know-how acquired or created by either Party, and information (e.g., test data) related to the Licensed Patents and Intellectual Property in the R&D Field (each a “Collaboration Meeting”).  Each Party may pick its own personnel in its sole discretion for participation in the Collaboration Meetings. During each such Collaboration Meeting, the Parties may also collaborate on developing new Intellectual Property in the R&D Field.  The results of the Collaboration Meetings should, insofar as possible, be reduced to writing and shared with the meeting participants.

3.2           Collaboration IP.  All Intellectual Property disclosed or developed by the Parties at such Collaboration Meetings with respect to the R&D Field (collectively “Collaboration IP”) shall be the sole property of RE.  To the extent that such Collaboration IP is not otherwise owned by RE by operation of law or otherwise, Casella, on its own behalf and on behalf of its employees, hereby assigns its entire right, title and interest in and to the Collaboration IP to RE, without requiring any further compensation.  Prior to permitting any of their employees to attend a Collaboration Meeting, each Party shall cause such employees to have executed written agreements securing their respective ownership from the employee of all Intellectual Property to be shared or learned by the employee at the Collaboration Meetings.  Casella shall, and shall use reasonable efforts to cause its employees to, execute all documents reasonably requested by RE to confirm RE’s ownership of the Collaboration IP and to enable RE to prosecute any applications for patents or registrations filed in connection with the Collaboration IP.

8

3.3           Additional Licensed Patents.  RE may from time to time elect to file patent applications or obtain patents covering the Collaboration IP.  To the extent that RE does so, the prosecution and maintenance of such patents and patent applications shall be handled by RE at RE’s sole expense.  All patent applications filed and patents obtained by RE that claim the Collaboration IP shall be deemed “Licensed Patents” hereunder and licensed to Casella as provided in Section 2; provided that because the Collaboration IP relates to Engineered Feedstock, it shall be deemed Engineered Feedstock IP and treated accordingly once such Collaboration IP becomes the subject of a patent application or issued patent.

3.4           Confidentiality.

(a)           Subject to 3.4(b) below, all discussions and disclosures made by a Party to the other Party at a Collaboration Meeting shall be kept confidential by the receiving Party; provided that the foregoing restriction shall not prevent any Party from disclosing its own information and Intellectual Property to a third party or disclosing Collaboration IP as otherwise expressly permitted under this Agreement

(b)           In connection with any anticipated use by Casella or an authorized  joint venture pursuant to Section 2.2 of this Agreement of any Collaboration IP in a manner which may adversely affect the patentability of such Collaboration IP, Casella will cooperate on a commercially reasonable basis with RE in order to enable RE to prepare and file patent applications from such Collaboration IP; provided, however, that RE understands and acknowledges that Casella’s anticipated use of such Collaboration IP may be in the context of a project which is the subject of a request for proposals in which case RE shall cooperate with Casella in the development of a response to such proposal which shall be subject to appropriate confidentiality provisions or other limitations on disclosure.  Any disclosure of non-public Collaboration IP to a third party by Casella may only be made to a third party provided that an appropriate confidentiality agreement with provisions no less stringent than those set forth in this Section 3.4 is entered into with such third party naming RE as an express third party beneficiary.

3.5           Termination of Collaboration Meetings.  Upon the execution of a definitive agreement for a Change of Control of either Casella or RE or an assignment of this Agreement to the extent permitted by Section 17.1 below, either Party may by written notice to the other terminate the provisions of Section 3.1 above, provided however, that such termination shall not affect the provisions of Sections 3.2 through 3.4 with respect to any Collaboration IP previously developed.  If, for whatever reason, such definitive agreement is terminated prior to the occurrence of a Change of Control of either Party, the provisions of Sections 3.1 shall be reinstated.  The Party which is the subject of the Change of Control shall provide notice to the other Party pursuant to Section 12 of this Agreement prior to the occurrence of any Change of Control.

SECTION 4.           RE’s Maintenance of Licensed Patents and Patent Litigation

4.1           Maintenance of Licensed Patents.  During the Term of this Agreement, RE shall maintain the Licensed Patents as it deems appropriate in its sole discretion.

9

(a)           In the event that RE decides not to maintain or prosecute any individual patent or application included within the Licensed Patents, RE shall inform Casella in a timely manner of the intent to discontinue maintenance or prosecution of the individual patent or application.

(b)           Upon notice to Casella as referenced in Section 4.1(a) above, Casella shall have the option but not the obligation to assume responsibility for the maintenance or prosecution of the individual patent or application.  In such an event, Casella shall notify RE in writing of its intention to assume responsibility for such maintenance or prosecution and shall provide to RE all required documents to be filed, not less than thirty (30) days before each applicable maintenance or prosecution due date or deadline, until such patent or application is assigned according to Section 4.1(c) below, after which time RE will no longer have any responsibility for, or obligations related to, the maintenance or prosecution of such assigned patent or application.

(c)           If Casella assumes responsibility for the maintenance or prosecution of an individual patent or application included within the Licensed Patents as provided for in Section 4.1(b) above, then RE shall thereupon assign the patent or application to Casella for the agreed upon price of $1.00.

4.2           Patent Litigation.

(a)           RE shall have the right, but not the obligation, to commence any action at law or in equity at its own expense against any third party for infringement of one or more of the Licensed Patents.  With respect to any legal actions instituted, (i) RE may join Casella in such action and include it as a named party in the action if Casella is a necessary party under applicable Law; (ii) Casella may, at its option and expense, participate in such action (e.g., as a party in the action or otherwise); (iii) Casella shall assist RE in the prosecution of such litigation to the extent reasonably requested and RE shall reimburse Casella for its reasonable out of pocket costs and expenses incurred in connection with such assistance unless Casella voluntarily joins in such action in which case Casella shall bear all of its costs and expenses; and (iv) except as provided in the following sentence RE shall retain any recovery in such action.  If Casella joins in such action and has paid for all of its own costs and expenses, including legal fees, RE and Casella shall share in proportion to the damages for the acts of infringement outside and inside the Franchise Territory, respectively, in such action after each Parties’ expenses and legal fees have been deducted from the recovery.

(b)           If, however, RE elects not to institute such an action against a third party with respect to infringement within the Franchise Territory, it shall promptly notify Casella in writing and Casella shall have the right, but not the obligation, to institute action at its own expense against such third party.  With respect to any such legal actions instituted by Casella, (i) Casella may join RE in such action and include it as a named party in the action if RE is a necessary party under applicable Law; (ii) RE may, at its option and expense, participate in such action (e.g., as a party in the action or otherwise); (iii) RE shall assist Casella in the prosecution of such litigation to the extent reasonably requested and Casella shall reimburse RE for its reasonable costs and expenses incurred in connection with such assistance unless RE voluntarily

10

joins in such action in which case RE shall bear all of its costs and expenses; and (iv) Casella shall retain any recovery in such action related to infringement in the Franchise Territory, with any recovery relating the territories outside the Franchise Territory being provided to and retained by RE should it join in the action and pay its own legal fees and costs.

4.3           Authorization.  RE hereby represents and warrants to Casella that RE is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the full legal right, power and authority to enter into and perform this Agreement.  For the avoidance of doubt, this representation and warranty does not extend to, or constitute any representation or warranty with respect to, any Intellectual Property or related rights acquired by RE from Casella or its Affiliates pursuant to the Purchase Agreement.

SECTION 5.           Casella’s Obligations.

5.1           Grant-back License.  To the extent that Casella, any of its Subsidiaries, or any of its authorized sublicensees creates, invents, or obtains pursuant to Section 4.1(b) of this Agreement, or otherwise creates or invents any Intellectual Property rights using the Licensed Patents (collectively, the “Improvement IP”), Casella, for itself and on behalf of its Subsidiaries and authorized sublicensees grants to RE and its Subsidiaries a non-exclusive, perpetual, royalty-free, paid-up world-wide license to make, have made, import, copy, use, modify, enhance, prepare derivative works of, offer for sale, sell and otherwise distribute products and services covered by the Improvement IP (“Grant-back License”).  Casella shall notify RE in writing upon  the filing of an application to register or obtain a patent covering such Improvement IP and subsequently upon the issuance of the related registration or patent.  RE’s rights and obligations with respect to this Grant-back License shall be subject to terms and restrictions to RE that are reciprocally similar to those applied to Casella under Sections 2.1(a), 2.3(c), 2.4, 4, 5.2, and 9.2 of this Agreement.

5.2           Casella’s Representations, Warranties and Covenants.  Casella represents, warrants and covenants that it, its Subsidiaries and any of its authorized sublicensees shall:

(a)           comply in all material respects with federal, state, and local laws, rules, and regulations in the performance of this Agreement and its use of the License Rights, including any applicable patent marking requirements;

(b)           not take any action that injures or impairs or is reasonably likely to injure or impair the Licensed Patents, Collaboration IP, or RE’s rights therein;

(c)           not take any action in violation of or inconsistent with the limitations and restrictions placed on the License Rights;

(d)           not challenge (by way of asserting a claim or otherwise) the validity or enforceability of any of the Licensed Patents or provide any information or support to any Person for the purpose of such Person using such information or support to make any challenge (by way of asserting a claim or otherwise) against any of the Licensed Patents;

11

(e)           file, or support any Person in filing, for inter-parte or ex-parte re-examination, nullity or opposition proceeding or otherwise oppose or challenge, or support any Person in opposing or challenging, the granting or enforceability of any of the Licensed Patents; and

(f)            not attempt to register (or apply to register) any Collaboration IP or obtain any patents (or apply to obtain any patents) that claim subject matter of the R&D Field in any jurisdiction.

5.3           Sublicense Conditions.  Any sublicense of License Rights pursuant to Sections 2.1(a) and 2.3(c), shall be made in writing.  In such written agreements, Casella shall identify, and the sublicensee shall acknowledge and accept, this Agreement and the scope of each of the obligations and restrictions hereunder.  Further, RE shall be identified as a third party beneficiary in each such agreement.  Provided that Casella and its Subsidiaries comply with the foregoing in granting sublicenses, Casella and its Subsidiaries shall not be deemed in breach of this Section 5 as a result of the conduct of the sublicensee.  In such case, RE shall be responsible for addressing the activities of such sublicensee who is in violation of this Section 5.

5.4           Authorization.  Casella hereby represents and warrants to RE that Casella is a corporation duly organized and validly existing under the laws of the State of Delaware with the full legal right, power and authority to enter into and perform this Agreement.

SECTION 6.           Disclaimer

6.1           Each Party makes no representations or warranties of any kind with respect to the License Rights, Licensed Patents or Collaboration IP.  The rights and licenses granted herein for the License Rights, Licensed Patents and the Collaboration IP are provided on an “as is” basis.  Each Party disclaims all warranties, express or implied, with regard to the License Rights, Licensed Patents and Collaboration IP, including the implied warranties of merchantability and fitness for a particular purpose and any warranties of non-infringement or any warranties arising from course of dealing or usage in trade.

SECTION 7.           Term of Agreement & Termination.

7.1           Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue in perpetuity; provided, however that except as otherwise expressly provided, the term of the license for any Licensed Patent shall be limited to the life of such Licensed Patent and for any patent application shall be twenty years from the earliest claimed filing date.  For any patent application included within the Licensed Patents that is granted as a patent during the Term, the License of that Licensed Patent shall be limited to the life of the Licensed Patent.

7.2           No Termination Rights.   The Parties have agreed that this Agreement may not be terminated as a remedy for any action constituting or perceived to constitute a violation of this Agreement.  Subject to the foregoing sentence, each Party shall have all other remedies available at law and in equity in the event of a breach of this Agreement by the other Party.  Further, in the event that Casella breaches this Agreement, RE shall have the right to direct

12

Casella to discontinue activity constituting such breach and Casella agrees to promptly discontinue such activity that constitutes a breach of this Agreement until the issue is addressed pursuant to Section 9.1 of this Agreement.

SECTION 8.           Limitation of Liability.

8.1           Neither Party shall be liable to the other Party, its sublicensees or customers, or any other third parties for any consequential, punitive, multiple, special or other indirect damages whatsoever, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, infringement of Intellectual Property, failure of essential purpose or otherwise, and even if advised of the possibility of such damages; except to the extent that such damages are actually paid by a Party to a third party.

8.2           The terms and provisions of this Section 8 shall survive the expiration or any termination of this Agreement.

SECTION 9.           Governing Law and Dispute Resolution.

9.1           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.  CONSISTENT WITH THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION AGAINST RE’S FINANCING SOURCES OR OTHER REPRESENTATIVES THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK.

9.2           Casella acknowledges and agrees that its breach (or any breach by its sublicensees, if any are authorized hereunder) of this Agreement or the use of the Licensed Patents or Collaboration IP in violation of this Agreement shall cause irreparable harm to RE and that in any resulting proceedings, RE shall be entitled to injunctive relief without being required to post a bond or provide an undertaking.

13

9.3           The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

SECTION 10.         Casella Change of Control.

10.1         In the event of a Change of Control of Casella, the License Rights identified in Section 2 and the rights and obligations set forth in Section 4.1 shall terminate immediately, except as noted below:

(a)           The License Rights as they existed as of the date of the Change of Control shall continue unaffected with respect to existing facilities of Casella and its Subsidiaries (and joint ventures in which Casella or Casella’s Subsidiaries are parties as permitted in this Agreement and the Purchase Agreement and facilities sublicensed pursuant to Sections 2.1(a) or 2.3(c)), including any upgrades and replacements (including facilities of Casella’s Subsidiaries and of joint ventures in which Casella or Casella’s Subsidiaries are parties as permitted in this Agreement and the Purchase Agreement and facilities sublicensed pursuant to Sections 2.1(a) or 2.3(c)), and for any new facility of Casella or its Subsidiaries (and joint ventures in which Casella or Casella’s Subsidiaries are parties as permitted in this Agreement and the Purchase Agreement) for which permits have been applied for by or on behalf of Casella or its Subsidiaries or any authorized joint venture prior to the Change of Control of Casella.  These limited continued License Rights for such facilities may not be independently sublicensed to third parties who do not own or operate such facility and may not be used at any facility or location other than the specific facility authorized prior to the Casella Change of Control.  For the avoidance of doubt, if the licensed facility is inoperable as a result of no fault of the sublicensee/licensee, an upgrade and/or replacement facility can include site changes for the facility to another nearby location, provided such location is within ten (10) miles of the original location of the facility licensed hereunder.

10.2         For the avoidance of doubt, in the event of a Change of Control of Casella, the License Rights shall not extend to any uses of, operations or facilities owned or operated by, the acquirer of Casella or any of such acquirer’s Subsidiaries other than as provided in the preceding paragraph.

SECTION 11.         Independent Contractors; No Third Party Rights.

11.1         Each Party is acting as an independent contractor in entering into and performing its obligations under this Agreement.  This Agreement is not intended to, and shall not be deemed to, create a joint venture, partnership, agency or employer-employee relationship between the Parties.  Nothing in this Agreement shall be construed to confer any benefit on, or create any obligation, duty or liability to, or create any standard of care with respect to, any person, firm or entity not a Party to this Agreement.

14

SECTION 12.         Notices.

12.1         Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission and in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail to the respective Parties at their respective addresses set forth in the preamble to this Agreement (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M.  and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day.  Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

SECTION 13.         Entire Agreement.

13.1         This Agreement, together with the Schedule hereto and the Purchase Agreement, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

SECTION 14.         Survival of Provisions.

14.1         Notwithstanding the expiration of this Agreement, the provisions of Sections 8 and 9 hereof shall survive and remain in full force and effect in accordance with their respective terms.

SECTION 15.         Fees and Expenses.

15.1         Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

SECTION 16.         Extension; Waiver.

16.1         No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

SECTION 17.         Binding Effect; Benefit; Assignment.

17.1         This Agreement shall inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.  Other than in connection with a Change of Control of Casella, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Casella without the prior written consent of RE, which may be withheld or granted in RE’s sole discretion.  Any attempted assignment in violation of this

15

Section 17 will be void.  Subject to the other terms of this Agreement, RE may assign this Agreement or any of its rights, interests or obligations hereunder in its sole discretion.

17.2         Subject to and without limiting the effect of the other provisions of this Agreement, including Sections 2.1(a), 2.2, 2.3, 2.4, 3.5, 5, 10 and 17, each Party may pledge its rights hereunder as collateral for the purpose of securing financing for such Party.

SECTION 18.         Amendment and Modification.

18.1         This Agreement may not be amended except by a written instrument executed by all of the Parties.

SECTION 19.         Counterparts.

19.1         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

SECTION 20.         Severability.

20.1         If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

SECTION 21.         Waiver of Jury Trial.

21.1         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 22.         Rules of Construction.

22.1         The Parties have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, each Party waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

16

SECTION 23.         Headings.

23.1         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank]

17

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the Effective Date.

CASELLA WASTE SYSTEMS, INC.

By:	/s/ John W. Casella
	Name:	John W. Casella
	Title:	Chairman & CEO

RE COMMUNITY HOLDINGS II , LLC

By:	/s/ Illegible
	Name:	Illegible
Title:

18

SCHEDULE A
IP ASSET LIST

United States Application No.	United States Patent #	Title

10/991854		METHODS FOR PRODUCING RECYCLED PULP FROM WASTE PAPER

10/987317	7,302,407 B2	METHOD, SYSTEM AND COMPUTER READABLE MEDIUM FOR BROKERING THE PURCHASE AND SALE OF GLASS CULLET

11/942636		SYSTEM, METHOD AND MEDIUM FOR PROVIDING MIXED COLOR CULLET BROKERING SERVICES

11/270654		SYSTEM FOR AND METHOD OF MIXED-COLOR CULLET CHARACTERIZATION AND CERTIFICATION, AND PROVIDING CONTAMINANT-FREE, UNIFORMLY COLORED MIXED-COLOR CULLET

11/883758		SYSTEMS AND METHODS FOR SORTING RECYCLABLES AT A MATERIAL RECOVERY FACILITY

10/989425		SYSTEMS AND METHODS FOR GLASS RECYCLING AT A BENEFICIATOR

11/518985		SYSTEM AND METHODS FOR GLASS RECYCLING AT A BENEFICIATOR

10/989604	7,264,124 B2	SYSTEMS AND METHODS FOR SORTING RECYCLABLES AT A MATERIAL RECOVERY FACILITY

11/487372	7,611,018 B2	SYSTEMS AND METHODS FOR SORTING RECYCLABLES AT A MATERIAL RECOVERY FACILITY

11/349120		SYSTEMS AND METHODS FOR MANAGING INVENTORY OF AGGREGATED POST-CONSUMER GOODS

11/106634	7,341,156 B2	SYSTEMS AND METHODS FOR SORTING, COLLECTING DATA PERTAINING TO AND CERTIFYING RECYCLABLES AT A MATERIAL RECOVERY FACILITY

11/135291	7,757,863 B2	SYSTEMS AND METHODS FOR GLASS RECYCLING AT A BENEFICIATOR AND/OR A MATERIAL RECOVERY FACILITY

11/269221	7,696,874 B2	METHODS AND SYSTEMS FOR MONITORING GROUPS OF ITEMS, ELEMENTS AND/OR PRODUCTS USING RADIO FREQUENCY IDENTIFICATION

19

United States Application No.	United States Patent #	Title

11/515789	7,561,045 B2	SYSTEMS AND METHODS FOR INDICATING A QUALITY OF GROUPED ITEMS

12/483144		SYSTEMS AND METHODS FOR INDICATING A QUALITY OF GROUPED ITEMS

11/515806	7,728,730 B2	SYSTEMS AND METHODS FOR MEASURING THE PURITY OF BALES OF RECYCLABLE MATERIALS

11/802497		SYSTEMS AND METHODS FOR OPTIMIZING A SINGLE-STREAM MATERIALS RECOVERY FACILITY

12/492093		ENGINEERED FUEL FEED STOCK USEFUL FOR DISPLACEMENT OF COAL IN COAL FIRING PLANTS

12/492096		ENGINEERED FUEL FEED STOCK

12/644974		ENGINEERED FUEL FEED STOCK

12/491650		SYSTEM AND METHOD FOR INTEGRATED WASTE STORAGE

12/565962		SYSTEM AND METHOD FOR TAGGING PRODUCTS FOR USE IN IDENTIFICATION OF THE COMPONENTS THEREIN

12/561091		REC CREDIT DISTRIBUTION SYSTEM AND METHOD

11/387076		SYSTEM AND METHODS FOR A RECYCLING PROGRAM

11/387077		SYSTEM AND METHOD FOR IDENTIFYING AND PROCESSING RECYCLABLES

12/949982		SORBENT CONTAINING ENGINEERED FUEL FEED STOCK

20